QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on November 21, 2003

Registration No. 333-109115

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A
PRE-EFFECTIVE AMENDMENT NO. 2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VendingData Corporation
(Name of small business issuer in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	3099 (Primary Standard Industrial Classification Code Number)	91-1696010 (I.R.S. Employer Identification No.)

6830 Spencer Street, Las Vegas, Nevada 89119, 702-733-7195
(Address and telephone number of principal executive offices)

Stacie L. Brown, Corporate Counsel
6830 Spencer Street, Las Vegas, Nevada 89119, 702-733-7195
(Name, address and telephone number of agent for service)

Copy to:

Michael J. Bonner
Robert C. Kim
Jeremy B. Hilsabeck
Kummer Kaempfer Bonner & Renshaw
3800 Howard Hughes Parkway, 7th Floor
Las Vegas, NV 89109
702-792-7000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus (Subject to Completion)                                         DATED November 21, 2003

UP TO 5,000,000 SHARES OF COMMON STOCK

        We are offering, on a "best efforts" basis, a minimum of 3,000,000 shares and a maximum of 5,000,000 shares of our common stock at an estimated offering price of $5.00 per share. Unless at least 3,000,000 shares of our common stock are sold within 90 days following the date of this prospectus, the offering will terminate and no shares will be sold. If the 3,000,000 share minimum is sold within this time period, the offering may continue until 5,000,000 shares are sold or                        , 2004, whichever is later.

        All subscription funds will be held in an escrow account by Wells Fargo Bank Minnesota, N.A., the escrow agent, pending sale of the minimum number of shares and no funds shall be released to us until the minimum number of shares are sold. If the minimum number of shares are not sold within 90 days of the date of this prospectus, all subscription funds will be promptly returned to investors without interest or deduction of fees. We will deliver stock certificates attributable to the shares purchased as soon as practicable, but in no event more than 10 days after the initial close or any subsequent close of the offering.

        We will enter into a placement agent agreement with Philadelphia Brokerage Corporation, a registered broker-dealer. Pursuant to this agreement, Philadelphia Brokerage Corporation will act as our exclusive agent or finder in connection with this offering. The material terms of the placement agent agreement, including the compensation payable to Philadelphia Brokerage Corporation in conjunction with this offering, are described in this prospectus under the caption "Plan of Distribution." Philadelphia Brokerage Corporation is not obligated to sell any minimum number of shares of our common stock or purchase any shares at any time. While Philadelphia Brokerage Corporation will agree to use its best efforts to sell on our behalf all of the common stock offered, we cannot predict how much stock in excess of the required minimum, if any, will actually be sold in the offering. Broker fees and commissions, in addition to the expenses of this offering, will be deducted directly from the proceeds of the offering.

	Public Offering Proceeds	Discounts and Commissions	Proceeds to VendingData, before expenses

Total Minimum (3,000,000 shares)	$15,000,000(1)	$1,050,000	$13,950,000

Total Maximum (5,000,000 shares)	$25,000,000(1)	$1,750,000	$23,250,000

(1)
Based on an assumed offering price of $5.00 per share.

        Until September 10, 2003, there has been no public market for our common stock. On September 10, 2003, the quotation of our common stock commenced on the OTC Bulletin Board under the symbol "VNDC." The closing bid for our common stock on the OTC Bulletin Board was $4.75 on November 20, 2003. There can be no assurance that a public market for our common stock will develop or be maintained.

        Investing in our common stock involves significant risks. Please see the section entitled "Risk Factors" beginning on page 5 for additional information.

        Neither the Securities and Exchange Commission, any state securities commission, the Nevada Gaming Commission, the Nevada State Gaming Control Board nor any other gaming authority has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Philadelphia Brokerage Corporation

            , 2003

[INSIDE FRONT COVER]

VENDINGDATA™ CORPORATION

SecureDrop

Gaming Products That…

- Increase Security
- Improve Accounting Accuracy
- Reduce Labor

i

SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the section entitled "Risk Factors" and our financial statements before making an investment decision. The terms "we," "our," "us" and "VendingData" as used in this prospectus, refer to VendingData Corporation. All share information in this prospectus has been adjusted to reflect a one-for-five reverse stock split of our common stock effected on January 3, 2003. Unless otherwise noted, all information contained in this prospectus uses calculations assuming that the public offering price for shares offered by VendingData will be $5.00 per share.

ABOUT US

        We develop, manufacture, sell and lease products for the gaming industry that are intended to increase our customers' security, productivity and profitability. Our products are categorized as either casino revenue control system products or table game support products.

  Casino Revenue Control System Products—SecureDrop® System

        Our electronically identified casino revenue control and data collection system for gaming machines and table games is known as the SecureDrop® System and is comprised of the following products:

  •
  The SecureDrop® Soft Count Module, a bill (paper currency) canister identification system that enables gaming operators to electronically track, secure and identify all bill canisters on the casino floor and in the count room.

  •
  The SecureDrop® Hard Count Module, a coin (hard currency) bucket identification system that enables gaming operators to electronically track, secure and identify all slot machine coin buckets on the casino floor and in the count room.

  •
  The SecureDrop® TableCount™ Module, a bill (paper currency) drop box identification system that enables gaming operators to electronically track, secure and identify all drop boxes on the casino floor and in the count room.

        From January through August 2003, we completed the installation of 8,025 units of the SecureDrop® Soft Count Module at six casino properties, Caesars Palace in Las Vegas, Nevada, the Flamingo in Las Vegas, Bally's Hotel and Casino in Las Vegas, O'Shea's in Las Vegas, Paris Hotel and Casino in Las Vegas, and Caesars Tahoe in Lake Tahoe, Nevada, all of which are owned by Park Place Entertainment Corporation. In September 2003, a prototype of the SecureDrop® TableCount™ Module was introduced at the Global Gaming Expo in Las Vegas. We anticipate that this product will be ready to be sold and installed by the end of 2003.

  Table Game Support Products

        Our table game support products are:

  •
  The Deck Checker™, a card security device that scans decks of playing cards to ensure an accurate count and verifies that all of the cards are present.

  •
  The Random Ejection Shuffler™, a shuffling device that is capable of shuffling between one and eight decks of cards.

  •
  The Continuous Random Ejection Shuffler, a shuffling device that continuously shuffles and recycles the same group of between one and eight decks of cards.

        We are developing new versions of the Random Ejection Shuffler™ and the Continuous Random Ejection Shuffler. We are also developing the PokerOne™ Shuffler, which is a shuffling device that is designed for use with single deck poker variation games. A completed prototype is expected to undergo testing by the first quarter of 2004 in Asia, with production anticipated to begin in the second half of 2004. Initially we expect to offer the PokerOne™ Shuffler only for sale in Asia and other locations outside North America.

Business Strategy

        As part of our transition from a development stage company to an operating company in 2000, we will be focusing on the continued expansion and deployment of our existing SecureDrop® System, the further development and deployment of our Deck Checker™ and the completion of the PokerOne™ Shuffler. Further, in our attempt to control costs and increase gross margins on our products, we have begun the relocation of our component manufacturing, sub-assembly, storage and Asian sales operations facility for all our products to Xiaolan Town in Zhongshan City, China. We estimate that the transition should be complete by the end of 2003.

        VendingData Corporation was originally incorporated in the State of Washington on September 21, 1995, and reincorporated through a merger in Nevada on March 4, 1999. In March 2000, we amended our articles of incorporation to change our corporate name from "Casinovations Incorporated" to "CVI Technology, Inc." In June 2000, we again amended our articles of incorporation to change our name from "CVI Technology, Inc." to "VendingData Corporation." From April 1998 to January 1999, we conducted an initial public offering of our common stock.

        We maintain our principal offices at 6830 Spencer Street, Las Vegas, Nevada 89119. Our telephone number and facsimile number are (702) 733-7195 and (702) 733-7197, respectively.

RECENT DEVELOPMENTS

        In October 2003 and November 2003, we received two bridge loans of $1,000,000 each, maturing on January 2, 2004 and January 12, 2004, respectively. Each bridge loan promissory note requires the payment of an interest fee in the amount of $50,000 on the maturity date. The holder of the promissory note may elect to waive payment of the interest fee in exchange for shares of our common stock at a rate of $2.25 per share. For each 30-day period that the promissory notes remain outstanding after the respective maturity dates, the holder of the promissory note is entitled to a warrant to purchase 25,000 shares of common stock with an exercise price of $2.25 per share. We propose to repay these loans from the proceeds of this offering.

        On November 19, 2003, we received irrevocable elections from holders of convertible notes and debentures, including holders controlled by James E. Crabbe, our chairman of the board, Ronald O. Keil, a director, and Bob L. Smith, a director, to convert convertible notes and debentures in the aggregate principal amount of approximately $5,200,000 and accrued and unpaid interest of approximately $600,000 into shares of our common stock if the minimum number of shares is sold in this offering. These holders of our outstanding convertible debt have agreed to direct us to cause their respective notes and debentures to be converted within 10 days of the sale of the minimum number of shares in this offering. Upon the conversion of this outstanding debt, our common stock outstanding will increase by 3,257,439 shares.

        Pursuant to the terms of a $1,000,000 loan from Triage Capital Management LP due on November 20, 2003, we will issue an additional five-year warrant to purchase 50,000 shares of our common stock at a price of $2.25 per share, resulting in the extension of the note term to December 20, 2003. Pursuant to the terms of a $3,000,000 loan from Mellon HBV SPV, LLC LP due on November 22, 2003, we will issue an additional five-year warrant to purchase 150,000 shares of our common stock at a price of $2.25 per share, resulting in the extension of the note term to December 22, 2003.

THE OFFERING

Offering price per share:	$5.00 (assumed price for purposes of this prospectus)
Common stock offered:	At least 3,000,000 shares if the minimum number of shares is sold and up to 5,000,000 shares if the maximum number of shares is sold.
Common stock to be outstanding after the offering:	13,958,253 shares if the minimum number of shares is sold and 15,958,253 shares if the maximum number of shares is sold.
Escrow:
All subscription funds will be held in an escrow account by Wells Fargo Bank Minnesota, N.A., the escrow agent, pending sale of the minimum number of shares, and no funds shall be released to us until the minimum number of shares is sold. If the minimum number of shares is not sold within 90 days of the date of this prospectus, all subscription funds will be promptly returned to investors without interest or deduction of fees.
Estimated net proceeds to VendingData Corporation:	Approximately $13,550,000 if the minimum number of shares is sold and $22,850,000 if the maximum number of shares is sold.
Proposed use of proceeds:
We intend to use the net proceeds from this offering to retire our bridge financing, retire a portion of convertible debt, increase product inventory and for general corporate purposes, and if opportunities arise, we will pursue adding other innovative products to our product line. For additional information, see "Use of Proceeds" on page 17 of this prospectus.
Risk factors:	An investment in our common stock involves substantial risk. For additional information, see "Risk Factors" beginning on page 5 of this prospectus.
OTC stock symbol:	VNDC

        The number of shares of common stock to be outstanding after the offering is based on the number of shares outstanding as of October 31, 2003, of 7,700,814, and reflects the irrevocable elections to convert approximately $5,800,000 of principal and interest of our convertible debt into 3,257,439 shares of our common stock. This number does not include 4,333,980 shares of common stock issuable upon exercise of outstanding stock options and warrants as of October 31, 2003, 3,655,060 shares of common stock issuable upon conversion of convertible notes as of October 31, 2003, or warrants to purchase 200,000 shares of common stock issuable to bridge lenders as of November 22, 2003. The shares issuable upon the conversion of convertible notes as of October 31, 2003 do not include a note convertible into 177,777 shares of common stock that is authorized for issuance upon the surrender of two currently outstanding promissory notes in the aggregate amount of $400,000.

SUMMARY HISTORICAL FINANCIAL DATA
(in thousands, except per share data)

        The following tables summarize our financial information for our fiscal years ended December 31, 1998, 1999, 2000, 2001 and 2002 and the nine months ended September 30, 2002 and 2003. Our summary financial information as of and for the nine months ended September 30, 2002 and 2003 is unaudited. However, in management's opinion, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for these periods have been included. The results of operations for the nine months ended September 30, 2003 may not be indicative of the results of operations for the full year. The summary financial information set forth below should be read in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,					Nine Months Ended September 30,
	1998	1999	2000	2001	2002	2002	2003
						(Unaudited)	(Unaudited)
	(in thousands, except per share amounts)
Sales	$30	$768	$4,433	$2,251	$3,480	$2,880	$6,825
Cost of sales	134	2,973	4,996	2,956	2,541	2,384	3,630
Other costs and expenses	2,885	5,159	4,878	5,132	5,265	3,392	5,013
Loss from operations	(2,990)	(7,365)	(5,441)	(5,838)	(4,326)	(2,896)	(1,818)
Interest expense	383	769	1,214	1,728	1,866	1,306	2,123
Net loss	(3,373)	(8,133)	(6,657)	(7,566)	(6,192)	(4,202)	(3,941)
Basic loss per share(1)	(2.64)	(4.90)	(3.10)	(1.72)	(0.81)	(0.55)	(0.51)
Weighted average shares outstanding	1,279	1,619	2,165	4,400	7,626	7,626	7,676
			September 30, 2003
Balance Sheet Data:	December 31, 2002	September 30, 2003(2)	As Adjusted(3)(4) Minimum	As Adjusted(3)(4) Maximum
		(Unaudited)	(Unaudited)	(Unaudited)
	(In thousands)
Cash	$1,778	$314	$4,864	$11,664
Working capital (deficit)	(1,717)	(4,758)	396	7,196
Total assets	8,067	14,339	18,889	25,689
Long-term and short-term debt	15,542	23,488	9,288	6,788
Total stockholders' equity (deficiency)	(10,043)	(13,409)	5,945	15,245

(1)
See Note 1 to our financial statements for an explanation of the determination of the number of shares used in computing per share data.

(2)
Subsequent to September 30, 2003, we obtained two additional bridge loans, each in the original principal amount of $1,000,000 maturing on January 2, 2004 and January 12, 2004, respectively. These bridge loans are not presented in the balance sheet data above. We propose to repay these bridge loans from the proceeds of this offering.

(3)
Adjusted to give effect to the minimum or maximum offering, as the case may be, of shares and the application of the net proceeds therefrom (assuming an offering price of $5.00 per share).

(4)
Adjusted to give effect to the irrevocable election to convert convertible debt in the aggregate principal amount of approximately $5,200,000 and accrued and unpaid interest of approximately $600,000 into 3,257,439 shares of our common stock, if the minimum number of shares is sold in this offering.

RISK FACTORS

        Before you invest in our common stock, you should carefully consider all of the material risks of our business, including those described below, in addition to the other information contained in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those contained in the forward-looking statements. Factors that may cause such differences include, but are not limited to, those discussed below as well as those discussed elsewhere in this prospectus.

RISKS RELATED TO VENDINGDATA

        Given our recurring losses and accumulated deficits, we may be unable to continue as a going concern.

        Our footnotes to financial statements express substantial doubt as to our ability to continue as a going concern given our recurring losses and accumulated deficits. Based on presently known commitments and plans, we believe that if we sell the minimum number of shares offered in this offering at the proposed offering price per share, we will be able to fund our operations and required expenditures through the third quarter of 2004 from cash on hand, cash flow from operations and cash from debt or equity financings or from lease financing sources. The completion of the sale of the minimum number of shares at the proposed offering price per share will allow us to pay off all bridge financing, to convert approximately $5,800,000 of our convertible debt and accrued interest and repay a portion of our convertible debt, whereas, if the sale of the maximum number of shares in this offering will allow us to retire $7,500,000 of our convertible 10% senior notes and still have adequate funds available with which to fund additional product inventory, and use for general corporate purposes. If we do not complete this offering, however, to fund the repayment of the $4,000,000 in short-term loans due in December 2003 and the $2,000,000 in short term loans due in January 2004, we will need to seek cash from private or public placements of debt or equity, institutional or other lending sources, to sell certain assets or to change operating plans to accommodate our liquidity issues. We may not be able to obtain other liquidity sources as may be necessary to fund our operations in the future.

        We have a history of significant operating losses and anticipate continued operating losses, and we may be unable to achieve profitability.

        We have a history of significant operating losses and anticipate continued operating losses for the foreseeable future. For the years ended December 31, 2002 and 2001 and the nine months ended September 30, 2003, we have incurred net losses of $6,192,786, $7,566,090 and $3,940,968, respectively, and our operations have used $5,206,489, $5,712,867 and $8,897,624 of cash, respectively. As of December 31, 2002 and 2001 and September 30, 2003, we had accumulated deficits of $36,770,258, $30,557,860 and $40,711,226, respectively. If we are unable to generate a positive cash flow in 2004, assuming the minimum number of shares is sold at the proposed offering price per share, we will be required to locate additional sources of capital. If our revenues do not increase very substantially, or if our spending levels exceed our expectations, we will not become profitable. Revenues may not grow in the future, and we may not generate sufficient revenues for profitability. If we become profitable, we may not be able to sustain profitable operations.

        Even if our operations do not become profitable, we will continue to be obligated to pay our management substantial salaries and benefits.

        We currently compensate our executive officers and significant employees with substantial salaries and other benefits and, in the future, may pay increased salaries and benefits. In 2002, we paid an aggregate amount equal to approximately $1,300,000 to our executive officers and significant employees. In June and July 2003, we extended our employment agreements for an additional five years with Mr. Blad and an additional three years with seven other key employees. Even though the footnotes to our financial statements express substantial doubt as to our ability to continue as a going concern, we intend to continue to pay substantial salaries and benefits to Mr. Blad and certain of our other executive officers and employees. The payment of such compensation and benefits may be a burden on us and may be a factor in limiting or preventing our profitability. Upon the expiration of those employment agreements, we may elect to continue compensating management with similar or higher salaries and other benefits. For more information, see "Management—Executive Compensation."

        The demand for our products may be insufficient to generate enough revenues to sustain our operations.

        If we fail to generate sufficient demand for our products, we may be unable to sustain operations or generate a return to investors. Until January 2000, we were in the development stage and derived minimal revenues from our products. Currently we are an operating company that continues to develop new products. Since January 2000, our activities have been limited to analyzing and consulting with persons in the gaming industry, developing and manufacturing new products, establishing distribution networks for our products, marketing our products to the gaming industry, and commencing product sales. During such time we have derived only limited revenues, which have been insufficient to sustain our operations. We may not generate sufficient revenue to sustain our operations. No independent organization has conducted market research providing management with independent assurance from which to estimate potential demand for our products. The overall market may not be receptive to our products, and we may not successfully compete in the target market for our products.

        The market has not yet demonstrated significant acceptance of our SecureDrop® System or the Deck Checker™, and these products may never receive market acceptance.

        We have not yet demonstrated significant market acceptance of our SecureDrop® System or the Deck Checker™ and may be unable to do so. We have only sold our SecureDrop® Hard Count Module to a small number of casinos. The SecureDrop® System Soft Count Module has been slow to sell outside of Nevada due to the lengthy regulatory approval process in various jurisdictions. Even though we have sold units of the SecureDrop® System to various customers in prior periods, newer versions of SecureDrop® products were in beta tests through most of 2002. We believe that certain barriers and problems occurred that caused us to have problems breaking into the market, including a longer than expected sales cycle, product flaws that we subsequently corrected, and the resistance of gaming company customers to the implementation of unproven technologies. We have only placed 60 Deck Checker™ units (including 16 rentals) as of October 31, 2003. The commercial success of our SecureDrop® System and Deck Checker™ will depend upon the degree of market acceptance of these products in the gaming community and will depend on a number of factors, including:

  •
  demonstration of effectiveness and reliability;

  •
  the prevalence and severity of any quality problems or defects in the early stage of introduction that were not anticipated in the design of those products;

  •
  effectiveness of our marketing and distribution capabilities;

  •
  ability to promptly service and repair the products; and

  •
  receipt of approval by respective gaming jurisdictions.

        If we fail to expand our sales and leases for our SecureDrop® System and our Deck Checker™, we may be unable to generate sufficient revenues to continue to operate our business.

        Our revenues and receivables are concentrated among a few major customers, which means that our financial condition could deteriorate if any meaningful reduction in the level of sales to any of these customers occurs.

        We are substantially dependent upon sales to a few major customers. In fiscal year 2003, we anticipate that Park Place Entertainment Corporation, our largest customer, will account for more than

10% of our revenues. During the nine months ended September 30, 2003, approximately 24.7% of trade receivables and 21.9% of total sales were concentrated in the Nevada gaming industry among five customers under the common ownership of Park Place Entertainment Corporation. Any adverse changes in the financial condition of our major customers, any loss of our major customers, or any meaningful reduction in the level of sales to any of these customers could have a materially adverse impact upon us.

        The acceptance and expansion of coinless gaming may adversely affect the demand for our SecureDrop® Hard Count Module.

        Certain gaming operators have tested and employed as part of their current operations certain gaming devices that have totally eliminated the use of coins or tokens, or use a combination of coins and "cashless" vouchers. The acceptance and expansion of totally coinless gaming devices may reduce the demand for the SecureDrop® Hard Count Module, which is based on coin usage, and may adversely affect our operations in the future. For example, International Game Technology has introduced the EZ-Pay™ system, which attempts to reduce operating costs and machine downtime by providing gaming operators with machines that drop coins for smaller payouts and print tickets for larger, predetermined payouts. As a result of the issuance of tickets, players are not required to wait for attendants in order to be paid larger payouts and may use their tickets at other machines equipped with the EZ-Pay™ system or similar systems. Due to positive customer response, the number of slot operations with online systems that use coinless gaming systems continues to grow. However, while SecureDrop® Hard Count Module sales may be adversely impacted, we believe demand for our Secure Drop® Soft Count Module has been enhanced.

        We place our leased shufflers in casinos under short-term lease arrangements, which makes these products susceptible to replacement due to pressure from competitors, changes in economic conditions, obsolescence and declining popularity.

        All of our leased shufflers are placed with customers under short-term lease arrangements, which, unlike long-term leases or permanent sales of our products, can easily be terminated by a dissatisfied customer. The manner in which such short-term leases are structured puts our shufflers at greater risk of replacement due to pressure from competitors, changes in economic conditions, obsolescence and declining popularity. Casino operators may terminate the use of our products, and we may not be able to maintain and expand the number of installed shufflers through enhancement of existing shufflers, introduction of new shufflers, customer service or otherwise.

        Our ability to compete may be damaged and our revenues may be reduced if we are unable to protect our intellectual property rights adequately.

        Our success depends upon maintaining the confidentiality and proprietary nature of our intellectual property rights. Our ability to compete may be damaged and our revenues may be reduced if we are unable to protect our intellectual property rights adequately. To protect these rights, we rely principally on a combination of:

  •
  contractual arrangements providing for non-disclosure and prohibitions on use;

  •
  patents and pending patent applications;

  •
  trade secret, copyright and trademark laws; and

  •
  certain built-in technical product features.

        Patent, trade secret, copyright and trademark laws provide limited protection. The protections provided by laws governing intellectual property rights do not prevent our competitors from developing, independently, products similar or superior to our products and technologies. In addition, effective protection of copyrights, trade secrets, trademarks, and other proprietary rights may be unavailable or limited in certain foreign countries. We may be unaware of certain non-publicly available patent applications, which, if issued as patents, could relate to our services and products as currently designed or as we may modify them in the future. Legal or regulatory proceedings to enforce our patents, trademarks or copyrights could be costly, time consuming, and could divert the attention of management and technical personnel.

        Adverse results in current litigation could result in substantial monetary damages and impacts on the manufacture and sale of certain of our shuffler products.

        Shuffle Master, Inc., our principal competitor in the shuffler market, has sued us for patent infringement and alleges that our shufflers violate two of its patents concerning registering use of a playing card shuffler apparatus and the displaying of the use on a display. Shuffle Master seeks treble damages, which, if awarded, could result in us owing them substantial sums of money, which if large enough would have a material adverse effect on our liquidity and our ability to conduct operations. Although we believe our position to be meritorious, litigation of this nature is a drain on our cash resources and our management's time. Inasmuch as Shuffle Master has asserted patent infringement claims and we have reasonable defenses, we cannot determine whether we will prevail in this litigation, nor whether damages, if awarded, would significantly impact our ability to continue to manufacture and sell particular products within the United States and its territories. If we do not prevail, we will be unable to sell our shuffler products unless we change certain components used in the shufflers or obtain a license from Shuffle Master to use the playing card shuffler apparatus and the display. Similarly, we cannot determine whether Shuffle Master will assert other litigation claims based upon other patents it may currently or in the future own, nor can we determine the likely outcome of any such litigation or whether any such substantial litigation would have a material adverse effect on our business as presently conducted or as anticipated. For more information, see "Business—Legal Proceedings."

        We believe that it is likely that our PokerOne™ Shuffler will be the subject of future patent litigation if the product is sold and installed in the United States and, if commenced, could subject us to continuing litigation costs and risks.

        Other than the allegations made by Shuffle Master, Inc. discussed above, we are not aware of any claims or basis for our current products infringing on the proprietary rights of third parties. To the extent that we introduce new products that incorporate the same or similar technology, it is likely that Shuffle Master, Inc. will bring one or more claims against us seeking damages, injunctive or other equitable relief, or both. Moreover, we believe that it is reasonably likely that if we introduce the PokerOne™ Shuffler in the United States, Shuffle Master will bring one or more claims against us seeking various remedies at equity or law. We cannot predict the outcome of any future litigation that may occur.

        If our future products incorporate technology that infringes the proprietary rights of third parties and we do not secure licenses from them, we could be liable for substantial damages that would cause a material reduction in revenues and impair our prospects for achieving growth and profitability.

        In furtherance of the development of our services or products, we may need to acquire licenses for intellectual property to avoid infringement of third party rights or claims of infringement. These licenses may not be available on commercially reasonable terms, if at all. Claims for infringement, if made, could damage our business prospects, our results of operations and financial condition, whether or not the claims have merit, by:

  •
  consuming substantial time and financial resources required to defend against them;

  •
  diverting the attention of management from growing our business and managing operations;

  •
  resulting in costly litigation; and

  •
  disrupting product sales and shipments.

        If any third party prevails in an action against us for infringement of its proprietary rights, we could be required to pay damages and either enter into costly licensing arrangements or redesign our products so as to exclude the infringing technology. As a result, we would incur substantial costs and delays in product development, sales and shipments, our revenues may decline substantially and we may not be able to achieve the growth required for us to achieve profitability.

        Our failure to compete successfully against innovative competitors or new entrants could adversely impact our ability to sell our products and generate revenues.

        Our market is characterized by changing technology, periodic product obsolescence and continuous protection of proprietary technology. Our success will depend upon our ability to sell our current products, and to develop successor systems. We will need to introduce new products and features in a timely manner to meet evolving customer requirements. We may not succeed in these efforts. Even if we succeed, products or technologies developed by others may render our products or technologies noncompetitive or obsolete, which would impair our ability to sell our products and reduce our revenue.

        Our inability to complete the development of our specialty game shuffler could adversely impact potential revenue growth.

        We may not be able to complete development of the PokerOne™ Shuffler. We are continuing to fine tune this product, and we plan to start the testing phase in Asia by the first quarter of 2004. We have expended significant time and resources into the development of this product, and our failure to bring about a viable product may limit our long-term revenue growth in our shuffler product line.

        Scrutiny and attempts by third parties to compromise our products' security, if successful, could injure product demand and force us to take back impacted products.

        In the event that our products become susceptible to attacks by third parties that result in a decrease or compromise of the security of our customers' operations, we will most likely be required to take back our products from existing customers and will lose sales and rentals from prospective customers. Although we have tested our products for security and our products have been tested by certain gaming regulators as part of the approval process, our products may be susceptible to schemes by third parties to defraud the properties where our products are used. Vulnerabilities in the security of our products will almost certainly reduce demand for these products. Our shufflers may become vulnerable to card counters or expert players, and the use of our shufflers may result in financial losses for our customers. The occurrence of any of these events would likely have a material adverse effect on our sales revenues.

        Any conditions that adversely affect the gaming industry could also have a material adverse effect on demand for our products.

        The success of our business depends solely on the gaming industry where revenues are sensitive to general economic conditions and generally rise or fall rapidly in relation to the condition of the overall economy. Although we cannot accurately estimate the economic impact of the recent terrorist attacks or current international conflicts at this time, the gaming industry has been negatively affected by the reduction in air travel and tourism, and we expect that any significant decline in the economic health or growth of the gaming industry will reduce demand for our products.

        We are unable to predict the future impact that extraordinary events, such as terrorism, the uncertainty of war and worldwide health concerns, may have on our business and operations.

        Extraordinary events, such as terrorist attacks, acts of war or worldwide health concerns, may cause damage or disruption to our operations, which, in turn, could significantly impact our revenues, costs and expenses, and financial condition. The terrorist attacks that took place in the United States on September 11, 2001 were unprecedented events that have created many economic and political uncertainties, especially to the gaming industry, some of which have materially adversely affected our business, results of operations, and financial condition and may do so again in the future. In particular, the gaming industry has been affected by the downturn in the tourist industry as a result of the September 11, 2001 attacks. Because our business is directly tied to the gaming industry, the long-term effects from the September 11, 2001 attacks are unknown. The potential for future terrorist attacks, the national and international responses to terrorist attacks, other acts of war or hostility and concerns about the spread of certain diseases, including severe acute respiratory syndrome, or SARS, have created many economic and political uncertainties, which could materially adversely affect our business, results of operations and financial condition in ways that we currently cannot predict.

        Supply interruption from our manufacturing facility in China could cause us to fail to supply customer orders on a timely basis.

        We have centralized most phases of the manufacturing process for our products at our own facility in Xiaolan Town in Zhongshan City, China. Although we intend to maintain a five- to six-month inventory of parts at our principal offices in Las Vegas, Nevada, we will be adversely impacted if there is an interruption in our ability to receive components or inventory from, or a material increase in labor costs in, China. Factors that may cause a supply interruption include political unrest, closure of ports, worldwide health concerns, including SARS, and other events beyond our control. In the event that our manufacturing operations in Xiaolan Town are interrupted, our ability to fill orders, ship such orders and realize the revenues therefrom could be adversely affected.

        Our efforts to expand into international markets pose special risks that could adversely affect all of our business.

        As a result of the opening of our manufacturing facility in China, we are currently operating in international markets and we propose to further expand our international sales and operations. Engaging in business outside of the United States will subject us to the customary risks of doing business in foreign countries. These risks include fluctuations in foreign currency exchange rates and controls, competitive disadvantages to established foreign businesses with significant current market share and business/customer relationships, nationalization and other economic, tax and regulatory policies of local governments and the possibility of trade embargoes, political instability or war or other hostility, as well as the laws and policies of the United Sates affecting foreign trade and investment. Any one or more of these factors could materially adversely affect our ability to conduct business outside the United States and therefore our business as whole.

        Our reliance on distributors in international markets and our limited sales experience in foreign countries could cause us to lose sales and collections on such sales.

        In general, substantially all sales of our products outside the United States are achieved through distributor relationships. We believe the distributors that we have engaged are experienced and reputable, however, if we are unable to manage these relationships, our ability to generate revenue and profits in the non-U.S. market may be adversely affected. To the extent that we engage in direct sales outside the United States, we have limited sales experience and history in foreign markets.

        Due to our management's controlling interest in our common stock, our management has the power to control all matters submitted to our stockholders, which renders non-management stockholders' efforts to effect substantial changes in our company more difficult.

        Prior to this offering, our executive officers and members of our board beneficially own 8,859,634 shares of common stock, or approximately 79.5% of the outstanding shares of our common stock, assuming exercise or conversion of all options, warrants and convertible debentures held by our executive officers and members of our board that are exercisable within 60 days of October 31, 2003.

Immediately following this offering, our executive officers and members of our board will beneficially own approximately 62.7% of the outstanding shares, assuming the minimum offering is sold, or approximately 54.9% of the outstanding shares, assuming the maximum offering is sold. These figures include the shares that Mr. Crabbe, Mr. Keil and Mr. Smith beneficially own in connection with the irrevocable election to convert debt in the aggregate principal amount and accrued and unpaid interest of approximately $4,640,000 into 2,651,037 shares of our common stock assuming the minimum number of shares is sold in this offering. Accordingly, these stockholders have the power to control all matters requiring approval by our stockholders, including the election of directors and approval of mergers and other significant corporate transactions. This concentration of ownership also has the effect of delaying, preventing or expediting, as the case may be, a change in control of our company.

        The loss of our executive officers, significant employees or certain members of our management could adversely impact our operations.

        Our success is substantially dependent upon the efforts and skills of Steven J. Blad, our chief executive officer and president, and John R. Spina, our chief financial officer and treasurer. We have entered into employment agreements with Messrs. Blad and Spina and nine other executive officers and significant employees. However, if we were to lose the services rendered by any of our executive officers or significant employees, key management, product development and sales functions could be adversely affected. In addition, we compete with other potential employers for employees, and we may not succeed in hiring and retaining the executives and other employees that we need. An inability to hire and retain quality employees could have a material adverse effect on our business, financial condition and results of operations.

RISKS RELATED TO OUR INDUSTRY

        We face intense competition from companies with longer operating histories, greater resources and more established brand names that could use such advantages to lower our market share and reduce our revenues.

        There is significant competition in the shuffler market, where we compete with established companies and other entities, most of which possess substantially greater resources than we do. Almost all of the companies with which we compete in the shuffler market are substantially larger, have more substantial histories, backgrounds, experience and records of successful operations, greater financial, technical, marketing and other resources, more employees and more extensive facilities than we now have, or will have in the foreseeable future. It is also likely that other competitors will emerge in the near future. Other companies may develop products competitive to our SecureDrop® System. We may not be able to compete successfully with other established gaming product manufacturers. Our inability to compete successfully will likely result in loss of market share and lower revenues, or increases in operating costs, such as marketing costs.

        We face extensive regulation from gaming and other government authorities.

        The gaming industry is a highly regulated industry and is subject to numerous statutes, rules and regulations administered by the gaming commissions or similar regulatory authorities of each jurisdiction. Generally, companies that seek to introduce gaming products or concepts into such jurisdictions may be required to submit applications relating to their activities or products (including detailed background information concerning controlling persons within their organization), which are then reviewed for approval. In this regard, we may incur significant expenses in seeking to obtain licenses for our gaming products and concepts, and our products may not be approved in all jurisdictions. The failure to obtain such approval in any jurisdiction in which we may seek to introduce our products or concepts could have a material adverse effect on our business. In addition, any change to the applicable statutes, rules and regulations that restricts or prevents our ability to operate could have an adverse effect on us. A summary of regulatory issues is set forth below under "Business—Regulation and Licensing."

        Any person who is the beneficial owner of our common stock or with whom we have a material relationship that fails or refuses to apply for a finding of suitability, or that is found unsuitable for licensing, would be required to dispose of all of our stock.

        Certain gaming regulatory agencies to which we are subject may investigate any beneficial holder of our voting securities (regardless of the numbers of shares owned), and any individual who has a material relationship or involvement with us, in order to determine whether such individual is suitable or should be licensed as a business associate of ours. In addition, the gaming authorities of various jurisdictions may require our officers, directors and certain key employees to be licensed or found suitable by these gaming authorities, which would require these officers, directors and key employees to submit detailed background information. Any person who fails or refuses to apply for a finding of suitability or a license after being ordered to do so by gaming regulatory agencies may be found unsuitable and we could be subject to adverse regulatory action. In the event that the gaming authorities were to find an officer, director, key employee, stockholder, or any other individual that has a material relationship with us, unsuitable for licensing or unsuitable to continue having a relationship with us, we would have to sever all relationships with that individual, and that individual would be required to dispose of all of our stock. This could result in the loss of key persons critical to our success or in significant selling pressure on our stock if such persons are required to dispose of shares of our common stock in an amount that exceeds typical trading volumes in our shares.

        Our focus on products for the gaming industry subjects us to greater risk than we would have if we marketed our products to multiple industries.

        We design and manufacture products and concepts solely for the gaming industry and depend almost exclusively on our ability to generate revenues from the rental or sale of our products to customers in the gaming industry. The economic health of the gaming industry, and, therefore, our revenues, are affected by a number of factors beyond our control, including:

  •
  general economic conditions, such as recession, inflation, business cycle fluctuations and interest rates;

  •
  levels of disposable income of gaming property patrons;

  •
  acts of terrorism and anti-terrorism efforts;

  •
  increased transportation costs resulting in decreased travel by gaming patrons;

  •
  changes or proposed changes in tax laws;

  •
  legal and regulatory issues affecting the development, operation and licensing of our gaming customers; and

  •
  competitive conditions in the gaming industry.

        These factors may adversely impact the demand for our products and materially affect the revenues that we realize on the sale or placement of our products.

RISKS RELATED TO OUR COMMON STOCK

        There has only recently been a public market for our common stock, so our stockholders may be unable to dispose of their investment, or may lose the total value of their investment.

        There had been no trading market for our common stock until September 10, 2003. An active trading and/or a liquid market may not ever develop or, if developed, it may not be maintained. In addition, in the event that we are unable to continue as a going concern and our company is dissolved or otherwise terminated, you could lose your investment in our common stock. Investment in our common stock is at risk of complete loss if our operations are unsuccessful.

        Our common stock is deemed to be "penny stock," which may make it more difficult for investors to resell their shares due to suitability requirements.

        Historically, our common stock has been deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Although the closing bid for our common stock on the OTC Bulletin Board on November 20, 2003 was $4.75, our common stock has traded above $5.00 per share during the past week. Penny stock may be more difficult for investors to resell. Penny stocks are stocks:

  •
  with a price of less than $5.00 per share;

  •
  that are not traded on a "recognized" national exchange;

  •
  whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq-listed stock must still have a price of not less than $5.00 per share); or

  •
  from issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

        Federal rules and regulations generally impose additional sale practice and disclosure requirements on broker/dealers who sell or recommend our shares to certain investors. These requirements may reduce the potential market for our common stock by reducing the number of potential investors, and any or all of these factors may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them and could cause our stock price to decline. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor and receive the investor's written consent to the transaction. In addition, many institutional investors have restrictions regarding investments in penny stocks, which further limits the liquidity of the market for our shares.

        Investors seeking guaranteed dividend paying investments should not invest in our common stock.

        At the present time we are not permitted to pay a dividend under applicable law if doing so could render us insolvent. Since our total liabilities currently exceed total assets, we presently could be considered insolvent. Our operations may not become profitable. If we become profitable, we intend to use any earnings that may be generated to finance the growth of our business. Any payment of future dividends will be at the discretion of our board of directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends, and other considerations that our board of directors deems relevant. Accordingly, stockholders may have to sell some or all of their common stock in order to generate cash flow from their investment. Stockholders may not realize a gain on their investment, and they may lose all or a significant amount of their investment when they sell their common stock.

        If we are unable to generate sufficient revenue to provide the cash required to fund our operations in the future, we may be required to issue additional equity or convertible debt securities to provide our operations with additional working capital, which, in turn, will have the effect of diluting the relative ownership of our existing stockholders.

        We currently anticipate the need to supplement the cash deficit arising from our operations with the proceeds of this offering of our common stock and cash from private or public placements of debt or equity, institutional or other lending sources, if necessary. We have also utilized convertible debt securities and warrants to raise capital in the past. The issuance of additional equity or convertible debt securities will have the effect of reducing the percentage ownership of our current stockholders. In addition, these equity or convertible debt securities may have additional rights, preferences or privileges to those of our common stock, such as registration rights and preferences in liquidation. In the event we are required to raise additional funds to support our operations, additional funds may not be available on terms favorable to our company, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to fund our operations or otherwise continue as a going concern.

        Shares eligible for sale in the near future may cause the market price for our common stock to decline.

        We have 2,095,200 shares of common stock that are either freely tradable pursuant to Rule 144(k) of the Securities Act of 1933 or have previously been registered by us through a registration statement filed with the Commission. In addition, we have granted registration rights to holders of certain convertible indebtedness and warrants with respect to an aggregate of an additional 5,860,060 shares of common stock as of October 31, 2003. Holders of approximately 4,104,220 shares of our common stock underlying that debt and those warrants have agreed to waive such registration rights together with our stated intention to register up to 5,860,060 shares, upon the future conversion of debt or exchange of warrants, on their behalf within 90 days following the completion of this offering. The future sale of a substantial number of shares of our common stock in market transactions following this offering, or the perception that these sales could occur, may depress the market price for our common stock. These sales could also impair our ability to raise additional capital through the sale of our equity securities in the future.

        Our board of directors may issue blank check preferred stock, which may affect the voting rights of our holders and could deter or delay an attempt to obtain control of us.

        Our board of directors is authorized, without stockholder approval, to issue preferred stock in series and to fix and state the voting rights and powers, designation, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Preferred stock may rank prior to our common stock with respect to dividends rights, liquidation preferences, or both, and may have full or limited voting rights. Accordingly, issuance of shares of preferred stock could adversely affect the voting power of holders of our common stock and could have the effect of deterring or delaying an attempt to obtain control of us.

RISKS RELATED TO THIS OFFERING

        The market price of our common stock after this offering could be lower than our offering price.

        Until September 10, 2003, our common stock had not been traded on an exchange or had not been quoted on a quotation medium, and, therefore, there had been no public market for our common stock. On September 10, 2003, the quotation of our common stock on the Over-the-Counter Bulletin Board, or the OTC Bulletin Board, began. The public offering price of our common stock was determined by negotiations with representatives of our placement agent. The public offering price may not be indicative of the market price at which our common stock may trade after this public offering.

An active market for our common stock may not develop or be sustained after this offering, as a result of which you may not be able to sell your shares of common stock at prices satisfactory to you, at or above this offering price, or at all.

        As a result of our pro forma net tangible book deficit as of September 30, 2003 of $0.87 per share, as adjusted, and conversion of approximately $5,800,000 of our convertible debt, investors in this offering will experience immediate and substantial dilution of up to $4.13 per share, or 82.6%, if the maximum number of shares are sold at $5.00 per share.

        The public offering price is expected to be substantially higher than our net tangible book deficit as of September 30, 2003, and accordingly, you will experience immediate and substantial dilution of the assumed offering price of $5.00 per share of approximately $4.13 in net tangible book value per share, or 82.6%, if the maximum number of shares are sold, and $4.67 in net tangible book value per share, or 93.4%, if the minimum number of shares are sold. In contrast, stockholders as of September 30, 2003 paid an average price of $3.49 per share. Investors will incur additional dilution upon the exercise of outstanding stock options and warrants. The number of shares that our directors, executive officers, promoters and affiliated persons have rights to acquire pursuant to options, warrants and convertible debentures outstanding totals 3,644,400 shares, with a range of exercise or conversion prices, as the case may be, between $1.75 and $13.00 and an average of $2.15 per share as of October 31, 2003. For information, see the section entitled "Dilution."

        Due to the outstanding options and warrants to purchase 4,333,980 shares of common stock that are exercisable at prices varying from $50.00 to $1.75 per share, and indebtedness convertible into 3,655,060 shares of common stock as of October 31, 2003, investors in this offering will experience additional dilution to the extent these options, warrants and conversion rights are exercised.

        As of September 30, and October 31, 2003, we had outstanding options and warrants to purchase 4,237,790 shares and 4,333,980 shares, respectively, of common stock with a weighted average exercise price of $3.38 and $3.30 per share, respectively. As of September 30, and October 31, 2003, we had indebtedness convertible into 3,632,839 shares and 3,655,060 shares, respectively, of common stock with a weighted average price of $2.24 and $2.24 per share, respectively. To the extent that all or a portion of our outstanding options and warrants are exercised or all or a portion of our indebtedness is converted, the investors in this offering will experience additional dilution with respect to the stock purchase price and the number of shares of common stock outstanding. The shares issuable upon the conversion of convertible notes as of October 31, 2003 do not include a note convertible into 177,777 shares of common stock that is authorized for issuance upon the surrender of two currently outstanding promissory notes aggregating $400,000. We have received irrevocable elections to convert convertible debt in the aggregate principal amount and accrued and unpaid interest of approximately $5,800,000 into 3,257,439 shares of our common stock, if the minimum number of shares is sold in this offering.

        Certain persons with demand and piggy-back registration rights have not yet waived such registration rights with respect to this offering and may seek to bring legal actions against us.

        Certain of the holders of our convertible debt and warrants hold demand registration rights and piggy-back registration rights. Specifically, we have issued demand registration rights with respect to the following: the shares underlying the 9.5% convertible notes due 2004, the shares underlying the 9.5% convertible notes due 2002 and the warrants issued in connection with the notes due 2002, and the shares underlying the 9.5% convertible notes due 2003 and the warrants issued in connection with the notes due 2003. We have issued piggy-back registration rights with respect to the following: warrants issued in connection with a loan in 2001, warrants issued in conjunction with the extension of a loan in 2002, warrants issued in conjunction with the purchase of certain technology in 2001, warrants issued pursuant to a consulting agreement in 2002, warrants issued in conjunction with our private placement of 10% senior notes due December 15, 2005, warrants issued in conjunction with the placement of our 10% senior notes in 2003, warrants issued in June and July 2003 in connection with bridge loan financings, and warrants issued in conjunction with the placement of the bridge loan financings. We have received waivers from the holders of 1,055,733 shares underlying the future conversion of the notes or exercise of warrants, or 41.8% of the piggy-back registration rights, and the holders of 3,108,487 shares underlying the future conversion of the notes or exercise of warrants, or 99.8% of the demand registration rights. The instruments granting such registration rights do not provide an express remedy in the event of the failure to comply with such registration rights. We intend to file a registration statement covering the securities with registration rights within 90 days after the completion of this offering. We do not know if a court would grant any remedy to such persons in the event such holder commences legal action arising out of their non-consent to this offering. We cannot quantify the risk of damages or other legal remedies if a court were to grant relief. However, if the holders of such registration rights were to obtain judicial relief in the form of injunctive relief or substantial monetary damages, the impact on us could be material.

        Philadelphia Brokerage Corporation has not made a firm commitment to purchase our common stock, and we may not sell the minimum number of shares.

        Our common stock is being offered on a "best efforts" basis whereby Philadelphia Brokerage Corporation, as placement agent, has no obligation, either express or implied, to purchase any shares of our common stock offered by this prospectus. Consequently, the minimum number of shares required may not be sold. If the minimum number of shares required is not sold, potential investors who have deposited funds with the escrow agent will receive a full refund of such funds without deduction for commissions or expenses. No interest will be paid on the funds deposited with the escrow agent.

        Although we have designated the proposed uses for the proceeds of this offering, our management will have the ability to amend the application of such proceeds in their discretion.

        Although we have identified the proposed uses for the proceeds of this offering, our management will have discretion in amending the uses the proceeds of this offering. Although we believe the projected use of proceeds to be reasonable, we have not engaged any outside independent appraisals to confirm whether the projected use is reasonable. Accordingly, investors of our common stock will be relying upon the judgment of our management and will have limited recourse in the event its investors do not agree with their investment decisions.

USE OF PROCEEDS

        We estimate that the net proceeds resulting from the sale of our common stock will be approximately $22,850,000 if the maximum number of shares of common stock is sold and $13,550,000 if the minimum number of shares of common stock is sold, based on an assumed public offering price of $5.00 per share and after deducting the commissions and fees to the placement agent and estimated offering expenses of $400,000. We intend to use the net proceeds we receive from the sale of our common stock to retire our bridge financing, retire a portion of our convertible debt, fund an increase in our product inventory, and for general corporate purposes, and if opportunities arise, we will pursue adding other innovative products to our product line. None of the proceeds of this offering will be used to repay indebtedness owed to our affiliates.

        The following table represents our present intentions for the use of the proceeds of this offering based on our currently contemplated operations, business plan and prevailing economic and industry conditions. Changes in the use of proceeds of this offering may be made in response to changes in our financial condition, business plans or growth strategy and changes in general industry conditions.

Proposed Use	Maximum Offering	Percent	Minimum Offering	Percent
Retirement of loan from Mellon Bank HBV SPV, LLC	$3,000,000	13.1%	$3,000,000	22.1%
Retirement of loan from Triage Capital Management LP	1,000,000	4.4%	1,000,000	7.4%
Retirement of loan from Triage Offshore Fund, Ltd.	1,000,000	4.4%	1,000,000	7.4%
Retirement of loan from LC Capital Master Fund, Ltd.	1,000,000	4.4%	1,000,000	7.4%
Retirement of a portion of 10% convertible senior notes	7,500,000	32.8%	5,000,000	36.9%
Funding to increase product inventory	1,000,000	4.4%	500,000	3.7%
General corporate purposes(1)	8,350,000	36.5%	2,050,000	15.1%

Total	$22,850,000	100.0%	$13,550,000	100.0%

(1)
Includes payroll, consulting fees, advertising, travel and entertainment, trade show expenses, rent, professional fees and supplies.

        With respect to the loan from Mellon Bank HBV SPV, LLC, an affiliate of Mellon Bank, we obtained the $3,000,000 loan in July 2003. The loan had an interest rate of 10% interest rate per annum with the principal and all accrued interest due on November 22, 2003. Since the loan will remain outstanding after November 22, 2003, we will issue warrants to purchase 50,000 shares of our common stock with an exercise price of $2.25 per share for each $1,000,000 in principal outstanding resulting in the extension of the note term to December 22, 2003. Mellon Bank HBV SPV, LLC has the ability to convert up to 15% of the then outstanding principal amount into shares of our common stock at a rate of $2.25 per share. In the event that Mellon Bank HBV, LLC chooses to convert up to 15% of the then outstanding principal amount of indebtedness into shares of our common stock, we will use the $450,000 that would have been used for retirement of bridge financing to retire a larger portion of our convertible debt. The proceeds from the loan were used for working capital purposes.

        As for the loan from Triage Capital Management LP, we obtained the $1,000,000 loan in June 2003. The loan had an interest rate of 10% per annum and was originally due on September 16, 2003. Through the issuance of five-year warrants to purchase 50,000 shares of our common stock at a price of $2.25 per share, the due date of the loan was extended to November 20, 2003. Since the loan remained outstanding after November 20, 2003, we will issue warrants to purchase 50,000 shares of our common stock with an exercise price of $2.25 per share resulting in the extension of the note term to December 20, 2003. Triage Capital Management LP has the ability to convert up to 15% of the then outstanding principal amount into shares of our common stock at a rate of $2.25 per share. In the event that Triage Capital Management LP chooses to convert up to 15% of the then outstanding principal amount of indebtedness into shares of our common stock, we will use the $150,000 that would have been used for retirement of bridge financing to retire a larger portion of our convertible debt. The proceeds from the loan were used for inventory, establishing the facilities in China, the purchase of Deck Checker™ intellectual property and components and general corporate purposes.

        In exchange for a bridge loan from Triage Offshore Fund, Ltd. in the aggregate principal amount of $1,000,000, we issued a promissory note in the principal amount of $1,000,000 on October 21, 2003. The promissory note matures on January 2, 2004 and requires the payment of an interest fee in the amount of $50,000 on the maturity date. Triage Offshore Fund, Ltd. may elect to waive payment of the interest fee in exchange for shares of our common stock at a rate of $2.25 per share. For each 30-day period that the promissory note remains outstanding after January 2, 2004, Triage Offshore Fund, Ltd. is entitled to a warrant to purchase 25,000 shares of common stock with an exercise price of $2.25 per share. The proceeds from the loan were used for inventory, establishing the facilities in China, the purchase of Deck Checker™ intellectual property and components and general corporate purposes.

        In exchange for a bridge loan from LC Capital Master Fund, Ltd. in the aggregate principal amount of $1,000,000, we issued a promissory note in the principal amount of $1,000,000 on November 5, 2003. The promissory note matures on January 12, 2004 and requires the payment of an interest fee in the amount of $50,000 on the maturity date. LC Capital Master Fund, Ltd. may elect to waive payment of the interest fee in exchange for shares of our common stock at a rate of $2.25 per share. For each 30-day period that the promissory note remains outstanding after January 12, 2004, LC Capital Master Fund, Ltd. is entitled to a warrant to purchase 25,000 shares of common stock with an exercise price of $2.25 per share. The proceeds from the loan were used for inventory, establishing the facilities in China, the purchase of Deck Checker™ intellectual property and components and general corporate purposes.

        The 10% convertible senior notes to be repaid from the net proceeds of this offering were originally issued from December 2002 to May 2003. From our private placement of 10% convertible senior notes, we received gross proceeds of $7,500,000 and issued warrants to purchase 900,000 shares of our common stock. The 10% senior notes require the payment of accrued interest semi-annually in arrears with the principal due on December 15, 2005, and, at any time after December 15, 2004, and until June 15, 2005, holders of these notes may convert up to 15% of their then outstanding principal into shares of our common stock at a rate of $2.25 per share. The proceeds from the 10% convertible senior notes were used for working capital purposes. The proceeds from the 10% convertible senior notes were used for inventory, establishing the facilities in China, the purchase of Deck Checker™ intellectual property and components and general corporate purposes.

DETERMINATION OF OFFERING PRICE

        The public offering price for our common stock is not based on market or book value. Until September 10, 2003, our outstanding common stock had not been quoted on a quotation medium, and, therefore, there had been no public market for our common stock. On September 10, 2003, the quotation of our common stock on the OTC Bulletin Board began. As a result, the public offering price of our common stock will be determined by us in consultation with Philadelphia Brokerage Corporation, our placement agent.

        The assumed offering price of $5.00 per share in this prospectus is based on our analysis, together with Philadelphia Brokerage Corporation, of a price which is likely to be acceptable to purchasers of shares in this offering. We believe that the current market price reflects certain factors such as a limited trading history, limited liquidity in the market for our common stock, and the results of our operations in periods prior to the current fiscal year. We believe that we will be able to sell in the offering at least the number of shares comprising the minimum offering at the assumed offering price, based on our analysis of the market prices of the stock of other representative companies in the gaming industry, the improvement in our capital structure and balance sheet that would result from the completion of the offering, and the relative improvements in operating results in the first three quarters of this fiscal year.

        The public offering price may not be indicative of the market price at which our common stock may trade after this public offering. Investors may not be able to resell their shares at or above the public offering price due to a number of factors, including those described elsewhere in this prospectus under the heading "Risk Factors."

DILUTION

        Net tangible book value (deficit) as of September 30, 2003, was approximately $(14,726,913), or $(1.91) per share of common stock. Net tangible book value (deficit) per share is determined by dividing the amount of our tangible assets less total liabilities by the number of shares of common stock outstanding at that date. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma as adjusted net tangible book value (deficit) per share of common stock immediately after the completion of this offering.

        After giving effect to the issuance and sale of the minimum and the maximum number of shares of common stock offered by us in this offering at the public offering price of $5.00 per share, after the conversion of approximately $5,800,000 of our convertible debt and accrued interest, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the estimated net proceeds from this offering, our pro forma as adjusted net tangible book value (deficit) as of September 30, 2003 would have been approximately $4,626,983 and $13,926,983, respectively, or $0.33 per share and $0.87 per share, respectively.

        If the maximum number of shares are sold, this represents an immediate increase in pro forma net tangible book value to our existing stockholders of $1.69 per share and an immediate dilution to purchasers in this offering of $4.13 per share, or 82.6% of the public offering price of $5.00 per share. If the minimum number of shares are sold, this represents an immediate increase in pro forma net tangible book value to our existing stockholders of $1.15 per share and an immediate dilution to purchasers in this offering of $4.67 per share, or 93.4% of the public offering price of $5.00 per share.

        The following table illustrates the dilution on a per share basis:

	Minimum Offering		Maximum Offering
Assumed public offering price per share		$5.00		$5.00
Net tangible book deficit per share at September 30, 2003	$(0.81)		$(0.81)
Increase in pro forma net tangible book value per share attributable to this offering	1.15		1.69

As adjusted pro forma net tangible book value per share after this offering		0.33		0.87

Dilution per share to new investors		$4.67		$4.13

Percentage dilution per share to new investors		93.4%		82.6%

        The following table summarizes, on a pro forma basis as of September 30, 2003, the differences between the number of shares of common stock purchased from us, the aggregate effective cash consideration paid to us and the average price per share paid by existing stockholders and new investors purchasing the minimum number of shares of common stock offered by us in this offering.

        The calculation below is based on an assumed public offering price of $5.00 per share, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	%	Amount	%
Existing stockholders	7,700,814	72.0%	$26,896,356	64.2%	$3.49
New investors	3,000,000	28.0%	15,000,000	35.8%	$5.00
Total	10,700,814	100.0%	$41,896,356	100.0%

        This discussion and table assumes no exercise of any stock options and warrants outstanding and no conversion of indebtedness as of September 30, 2003. As of September 30, 2003, there were options and warrants outstanding to purchase a total of 4,237,790 shares of common stock with a weighted average exercise price of $3.38 per share. In addition, as of September 30, 2003, there was indebtedness convertible into 3,632,839 shares of common stock with a weighted average exercise price of $2.24 per share. To the extent that any of these options and warrants are exercised or any indebtedness converted, there will be further dilution to new investors. The number of shares that our directors, executive officers, promoters and affiliated persons have rights to acquire pursuant to options, warrants and convertible debentures outstanding totals 3,644,400 shares, with a range of exercise or conversion prices, as the case may be, between $1.75 and $13.00 and an average of $2.15 per share as of October 31, 2003. The number of shares issuable to our directors, executive officers, promoters and affiliated persons as of September 30, 2003 does not include a note convertible into 177,777 shares of common stock that is authorized for issuance upon the surrender of two currently outstanding promissory notes aggregating $400,000 held by a charitable foundation for which our chairman of the board is one of three trustees.

        On November 19, 2003, James E. Crabbe, our chairman of the board, Ronald O. Keil, a director, Bob L. Smith, a director, and another stockholder notified us that they each have irrevocably elected to convert convertible notes and debentures in the aggregate principal amount and accrued and unpaid interest of approximately $5,800,000 beneficially owned by them into shares of our common stock if the minimum number of shares is sold in this offering. Upon the conversion of the outstanding debt held by these four holders, our convertible debt will decrease by approximately $5,800,000, and our common stock outstanding will increase by 3,257,439 shares.

CAPITALIZATION

        The following table sets forth our capitalization as of September 30, 2003, and as adjusted to give effect to reflect the issuance and sale by us of 3,000,000 shares of common stock if the minimum number of shares is sold at an assumed offering price of $5.00 per share and the estimated net proceeds of $13,550,000 is received therefrom and if the maximum number of shares is sold at an assumed offering price of $5.00 per share and the estimated net proceeds of $22,850,000 is received therefrom:

	September 30, 2003
	Actual (Unaudited)	As Adjusted for Minimum Offering (Unaudited)	As Adjusted for Maximum Offering (Unaudited)
Short-term debt	$4,920,743	$920,743	$920,743
Current portion of long-term debt(1)	3,169,015	3,169,015	3,169,015
Long-term debt (less current portion)(2)	15,397,772	5,197,772	2,697,772

	23,487,530	9,287,530	6,787,530
Stockholder's equity deficiency:
Preferred Stock, $0.01 par value, 10,000,000 shares authorized, none issued and outstanding	—	—	—
Common Stock, $.001 par value, 25,000,000 shares authorized; 7,700,814 shares issued and outstanding	7,701	7,701	7,701
3,257,439 to be issued and outstanding for the conversion of 9.5% convertible notes, as adjusted(2)	—	3,257	3,257
10,700,814 to be issued and outstanding for the minimum offering, as adjusted(3)	—	3,000	—
12,700,814 to be issued and outstanding for the maximum offering, as adjusted(3)	—	—	5,000
Additional paid-in capital	27,294,325	48,091,964	58,089,964
Deficit	(40,711,226)	(42,161,226)	(42,861,226)

Total stockholder's equity (deficiency)	(13,409,200)	5,944,696	15,244,696

Total capitalization	$10,078,330	$15,232,226	$22,032,226

(1)
Subsequent to September 30, 2003, we obtained two additional bridge loans, each in the original principal amount of $1,000,000, maturing on January 2, 2004 and January 12, 2004, respectively. These bridge loans are also to be paid from the proceeds of this offering.

(2)
On November 19, 2003, James E. Crabbe, our chairman of the board, Ronald O. Keil, a director, Bob L. Smith, a director, and another stockholder notified us that they each have irrevocably elected to convert convertible notes and debentures in the aggregate principal amount and accrued and unpaid interest of approximately $5,800,000 beneficially owned by them into shares of our common stock if the minimum number of shares is sold in this offering. Upon the conversion of the outstanding debt held by these four holders, our convertible debt will decrease by approximately $5,800,000, and our common stock outstanding will increase by 3,257,439 shares.

(3)
Does not include shares issuable pursuant to outstanding warrants, options or convertible debt.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

        Our strategy is to develop cost-effective niche products for the global gaming industry. We focus on products that increase the security, productivity and profitability of casino operations. Our strategy involves marketing certain of our products for sale or lease, depending on the product, the geographic location of the customer and other factors. We rely on our internal sales staff and distributor relationships for the sale and rental of our products. Although we anticipate significant sales development and revenue growth, there is no assurance that we will generate sufficient revenue, cash flow or profit to sustain our operations.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles requires our management to make estimates and assumptions that affect reported amounts and disclosures, some of which may require revision in future periods. Actual results could differ from these estimates. The following is a summary of what our management believes are the critical accounting policies related to our operations. The application of these policies, in some cases, requires our management to make subjective judgments and estimates regarding the effect of matters that are inherently uncertain. See Note 1, "Description of Business and Significant Accounting Policies," to the notes to financial statements included in this prospectus for a more detailed discussion of our accounting policies.

  Allowance for Doubtful Accounts.

        In connection with the preparation of our financial statements, management reviews and evaluates the collectibility of our trade receivables and adjusts our allowance for estimated uncollectible accounts as deemed necessary in the circumstances. These estimates have the potential for critically affecting the determination of results of operations for any given period. Factors considered by management in making such estimates and adjustments include any concentrations among customers, changes in our relationships therewith, payment history and the apparent financial condition thereof.

  Revenue Recognition.

        We recognize revenue from the sale of our products upon installation and functional testing at customer locations because that is when the customer's obligation becomes fixed and certain pursuant to our standard contracts for the sale of units of the SecureDrop® System, shufflers and Deck Checkers™. Sales are recognized immediately when shufflers that are rented are converted to purchases depending on the creditworthiness and payment history of the casino company since payment terms are from 20 to 35 months. The useful life of our shufflers and Deck Checkers™ is five years with proper maintenance; the life can be extended with the replacement of component parts. If the customer does not possess the required creditworthiness or an established payment history with us, we would then book the revenue as an installment sale and recognize it over time as payments are received. Revenue from shuffler rentals is recorded at the first of each month in accordance with rental contract terms. All rental contracts are cancelable upon 30-day written notice by the customer. Maintenance expense for rental units is recorded in the period it is incurred. Although sales are not generally made with a right to return, upon occasion, usually associated with the performance warranty, sales returns and allowances are recorded after returned goods are received and inspected. We provide currently for estimated warranty repair costs associated with sales contracts. Although there are no extended warranties offered for our products, we do provide for maintenance contracts that are billed and recognized on a monthly basis.

  Intangible Assets.

        FAS 142 requires that tangible assets with definite lives be amortized over their estimated useful lives and reviewed for impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. We have acquired patent rights for various products since 2001 and acquired the patent rights for the Deck Checker™ for $1,004,900 in the third quarter of 2003. We have estimated an economic useful life of ten years for the Deck Checker™ patents. We currently amortize our intangible assets on a straight-line basis over the estimated useful lives of 10 years.

  Warranties.

        In November 2002, the Financial Accounting Standards Board issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. Among other things, Interpretation No. 45 supplements the requirements of Statement of Financial Accounting Standards No. 5, Accounting for Contingencies, relating disclosure with respect to product warranties. As part of the normal sale of our products, we have provided our customers with product warranties.

  Stock-Based Compensation.

        We currently have two stock option plans. No stock-based employee compensation expense for stock options was reflected in net income for years prior to 2003, as all stock options granted under those plans had an exercise price equal to the fair market value of the underlying common stock on the date of grant. The impact of the adoption of the fair value method of accounting for stock-based compensation was an increase to stock-based compensation expense of approximately $98,370 for the nine-month period ended September 30, 2003. This stock compensation expense was recorded in selling, general and administrative expenses.

FINANCIAL CONDITION

        During the nine months ended September 30, 2003, total assets increased by $6,272,676 from $8,066,746, at December 31, 2002 to $14,339,422 at September 30, 2003. Accounts receivable (trade) increased from $106,791 to $3,138,172 between December 31, 2002 and September 30, 2003. The primary reasons for the increase in trade receivables were the installation of the SecureDrop® System at Paris Las Vegas and Bally's Las Vegas, the conversion of shuffler rentals to purchases and the sale of Deck Checkers™ on terms. Inventories have increased during the current period by $1,897,576 from $1,850,051 at December 31, 2002 to $3,747,627 at September 30, 2003. The increase is primarily due to the purchase of 200 Deck Checkers™ and related components and SecureDrop® components. In addition, as we move more manufacturing to China, the level of inventories at our Las Vegas facility will increase in order to maintain a five- to six-month inventory on hand to guard against unexpected transport interruptions.

        Total liabilities have increased from $18,109,398 at December 31, 2002 to $27,748,622 at September 30, 2003. Accounts payable increased from $1,084,637 at December 31, 2002 to $2,079,829 at September 30, 2003 primarily due to costs associated with this offering, the purchase of the intellectual property for the Deck Checker™ and the components for one hundred Deck Checker™ units. Convertible debt increased primarily due to private placements of an additional $4,000,000 in short-term convertible notes during the quarter ended September 30, 2003. Short-term debt increased from $904,743 at December 31, 2002 to $920,743 at September 30, 2003 due to a short-term loan.

        On November 19, 2003, James E. Crabbe, our chairman of the board, Ronald O. Keil, a director, Bob L. Smith, a director, and another stockholder notified us that they each have irrevocably elected to convert convertible notes and debentures in the aggregate principal amount and accrued and unpaid interest of approximately $5,800,000 beneficially owned by them into shares of our common stock if the minimum number of shares is sold in this offering. These four holders of our outstanding convertible debt have agreed to direct us to cause their respective notes and debentures to be converted within 10 days of the sale of the minimum number of shares in this offering. Upon the conversion of the outstanding debt held by these four holders, our convertible debt will decrease by approximately $5,800,000, and our common stock outstanding will increase by 3,257,439 shares.

RESULTS OF OPERATIONS

  Nine Months Ended September 30, 2003 and 2002

  Revenue

        For the nine months ended September 30, 2003, we generated total revenues of $6,824,807, compared to $2,880,310 for the nine months ended September 30, 2002, an increase of $3,944,497, or 136.9%. Our revenues for the nine months ended September 30, 2003 consisted of SecureDrop® sales of $2,124,519, shuffler sales of $2,570,602, shuffler rentals of $849,811, Deck Checker™ sales of $1,240,390 and miscellaneous other income of $39,485. The increase in revenue was primarily due to increases in SecureDrop® sales, shuffler sales, Deck Checker™ sales and Deck Checker™ leases, offset, in part, by a decrease in shuffler rentals.

        Revenues—SecureDrop® Sales.    For the nine months ended September 30, 2003, we generated revenue from the sale of our SecureDrop® products of $2,124,519, compared to $1,667,314 for the nine months ended September 30, 2002, an increase of $457,205, or 27.4%. The increase in revenue was due primarily to the SecureDrop® installations at Paris Las Vegas and Bally's Las Vegas and the sales of the SecureDrop® Soft Count Module during the nine months ended September 30, 2003. The SecureDrop® Soft Count Module was not available for sale until the fourth quarter of 2002.

        Revenues—Shuffler Sales.    For the nine months ended September 30, 2003, we generated revenue from the sale of our shufflers of $2,570,602, compared to $113,450 for nine months ended September 30, 2002, an increase of $2,457,152. We made a strategic decision to offer our customers the choice to either continue renting or instead to purchase our shufflers for the same monthly payments. This decision was based on competitive forces in the marketplace and the anticipated introduction of our next generation shufflers in 2004. By offering some of our customers the ability to trade up to the new shufflers when approved by the relevant regulatory bodies, we will be able to obtain binding purchase commitments for our shufflers and ensure that our products are not readily replaced with those of our competitors. We believe that the trend for shuffler revenues will be towards shuffler sales due to the current availability of lower interest rates for sales with terms.

        Revenue—Shuffler Rentals.    For the nine months ended September 30, 2003, we generated revenue from the rental of our shufflers of $849,811, compared to $1,073,478 for the nine months ended September 30, 2002, a decrease of $223,667, or 20.8%. The decrease in shuffler rentals reflected the increasing preference to purchase shufflers rather than lease shufflers.

        Revenue—Deck Checker™ Sales and Rentals.    For the nine months ended September 30, 2003, we generated revenue from the sale and the rental of our Deck Checker™ of $1,151,349 and $89,041, respectively. As the Deck Checker™ is a new product this year, there was no revenue related to it for the nine months ended September 30, 2002.

        Revenue—Other Income.    For the nine months ended September 30, 2003, we generated other income of $39,485 compared to $26,068 for the nine months ended September 30, 2002, an increase of $13,417 or 51.5%.

  Cost of Sales

        For the nine months ended September 30, 2003, our cost of sales was $3,629,520, compared to $2,384,200 for the nine months ended September 30, 2002, an increase of $1,245,320, or 52.2%. Our cost of sales for the nine months ended September 30, 2003 included cost of SecureDrop® sales of $1,019,290, cost of shuffler sales of $359,504, cost of Deck Checker™ sales of $344,700, shuffler rental depreciation of $426,269, shuffler service costs of $671,311, manufacturing costs of $568,074, warranty costs of $92,004 and other expenses of $148,368. The gross margin on revenue for the nine months ended September 30, 2003 was $3,195,287, or 46.8%, compared to the gross margin on revenue for the nine months ended September 30, 2002 of $496,110, or 17.2%. The improvement in gross margin from 17.2% to 46.8% from the nine months ended September 30, 2002 to the nine months ended September 30, 2003 reflects the continuing goal to lower the cost per unit sold through the transfer of manufacturing operations to China and the benefits of economies of scale achieved through increased production.

        The following discussion of cost of sales by principal product does not include certain costs that are not allocated to individual products.

        Cost of Sales—SecureDrop® Sales.    Our cost of SecureDrop® sales was $1,019,290 for the nine months ended September 30, 2003 compared to $1,043,430 for the nine months ended September 30, 2002, representing a minimal decrease of $24,140, or 2.3%. Although our revenue from SecureDrop® sales increased from the nine months ended September 30, 2003 compared to the nine months ended September 30, 2002, our costs of sales remained relatively constant due to increased efficiencies in manufacturing and assembly of our products. The gross margin on revenue from SecureDrop® sales was $1,105,229, or 52.0%, for the nine months ended September 30, 2003 compared to a gross margin of $623,884, or 37.4%, for the nine months ended September 30, 2002. The improvement in gross margin and gross margin percentage on our SecureDrop® sales resulted primarily from the lower manufacturing costs in China and the lower per unit labor costs related to increased unit production.

        Cost of Sales—Shuffler Sales.    Our cost of shuffler sales revenue was $359,504 for the nine months ended September 30, 2003 compared to $51,200 for the nine months ended September 30, 2002. The increase in cost of shuffler sales revenue resulted primarily from the increased sales of our shufflers through conversions during the nine months ended September 30, 2003. The gross margin on revenue from shuffler sales was $2,211,098, or 86.0%, for the nine months ended September 30, 2003, compared to a gross margin of $62,250, or 54.9%, for the nine months ended September 30, 2002. The improvement in gross margin on shuffler sales resulted from the sale of rental units that had been substantially depreciated.

        Cost of Sales—Deck Checker™.    For the nine months ended September 30, 2003, our cost of sales from the sales and rental of our Deck Checker™ was $344,700, resulting in a gross margin on revenue from Deck Checker™ sales of $806,649 or 70.0%. There were no comparable numbers for the nine months ended September 30, 2002 as this product was not available for sale last year.

  Selling, General and Administrative Expense

        For the nine months ended September 30, 2003, our selling, general and administrative expenses were $4,303,496, compared to $2,314,672 for the nine months ended September 30, 2002, an increase of $1,988,824, or 85.9%. Our selling, general and administrative expenses for the nine months ended September 30, 2003 consisted of the following: selling, salaries and related costs of $1,567,439; consulting services of $218,230; advertising and marketing costs of $49,805; travel and entertainment costs of $510,990; gaming industry trade show costs of $94,385; rent of $265,522; repairs and maintenance expenses of $56,335; legal and regulatory expenses of $717,666; supplies of $119,972;

insurance expenses of $26,268; depreciation and amortization of $301,684; and other expenses of $375,200.

        The increase in selling, general and administrative expenses related primarily to a $676,186 increase in selling, salaries and related costs, a $249,331 increase in travel and entertainment costs, a $717,586 increase in legal and regulatory expenses and a $347,117 increase in other expenses. Many of the increases related to the costs associated with establishing the office, assembly area and warehouse facility in China, the legal fees incurred with respect to the Shuffle Master litigation and the continuing regulatory expenses.

  Research and Development Expense

        For the nine months ended September 30, 2003, research and development expenses were $709,770, compared to $1,077,838 for the nine months ended September 30, 2002, a decrease of $368,068, or 34.1%. The decrease in research and development expenses was primarily due to the consolidation of our Boise, Idaho research facility into the Las Vegas office.

  Interest Expense

        For the nine months ended September 30, 2003, we incurred interest expense of $2,122,989, compared to $1,305,922 for the nine months ended September 30, 2002, an increase of $817,067, or 62.6%. The increase in interest expense was primarily attributable to increased borrowings necessary to sustain our operations.

  Net Loss

        For the nine months ended September 30, 2003, we had a net loss of $3,940,968, compared to a net loss of $4,202,322 for the nine months ended September 30, 2002, a decrease of $261,354, or 6.2%. Basic loss per share was $0.51 for the nine months ended September 30, 2003, compared to $0.55 for the nine months ended September 30, 2002. The decrease in net loss and the decrease in basic loss per share resulted from the $3,944,497 increase in revenue, offset, by the $2,866,076 increase in operating expenses and the $817,067 increase in interest expense.

  Years Ended December 31, 2002 and 2001

  Revenue

        For the year ended December 31, 2002, we generated total revenues of $3,480,299, compared to $2,250,777 for the year ended December 31, 2001, an increase of $1,229,522, or 54.6%. Our revenues for the year ended December 31, 2002, consisted of SecureDrop® sales of $1,704,769, shuffler rentals of $1,406,351, shuffler sales of $113,450 and miscellaneous other income of $255,729. The increase in revenue was primarily due to an increase in SecureDrop® sales of $751,743, an increase in shuffler sales of $20,120, an increase in shuffler rentals of $224,452 and an increase in other income of $233,207.

        Revenues—SecureDrop® Sales.    For the year ended December 31, 2002, we generated revenue related to the sale of our SecureDrop® products of $1,704,769, compared to $953,026 for the year ended December 31, 2001, an increase of $751,743, or 78.9%. This increase in revenue was due, in part, to the introduction and sale of the SecureDrop® Soft Count Module during the fourth quarter of 2002.

        Revenues—Shuffler Sales.    For the year ended December 31, 2002, we generated revenue related to the sale of our shufflers of $113,450, compared to $93,330 for the year ended December 31, 2001, an increase of $20,120, or 21.6%. Our ability to sell our shufflers in additional gaming jurisdictions through approvals or approval waivers has created additional markets and sales for our shufflers.

        Revenue—Shuffler Rentals.    For the year ended December 31, 2002, we generated revenue related to the rental of our shufflers of $1,406,351, compared to $1,181,899 for the year ended December 31, 2001, an increase of $224,452, or 19.0%. This increase is attributable to a decrease of free trials, an increase in rental fee charges for our shufflers and the receipt of approvals or approval waivers from additional gaming jurisdictions.

        Revenue—Other Income.    For the year ended December 31, 2002, we generated other income of $255,729, compared to $22,522 for the year ended December 31, 2001, an increase of $232,757. The increase in revenue during the year ended December 31, 2002 reflected old customer deposits of $144,851 recognized as revenue, freight revenue of $59,773 and miscellaneous revenue of $50,655.

  Cost of Sales

        For the year ended December 31, 2002, our cost of sales was $2,541,130, compared to $2,956,425 for the year ended December 31, 2001, a decrease of $415,295, or 14.1%. Our cost of sales for the year ended December 31, 2002, included cost of SecureDrop® sales of $1,127,160, cost of shuffler sales of $51,292, shuffler rental depreciation of $562,275, shuffler service costs of $435,215, manufacturing costs of $351,535 and other expenses of $13,653. As we transition from a development stage company to an operating company that continues to develop new products, we are attempting to reduce our cost of sales as a percentage of revenues through more efficient purchasing and manufacturing. The outsourcing of components from China will continue the trend of reducing cost of sales through the second and third quarters of 2003. The gross margin on revenue for the year ended December 31, 2002, was $939,169, or 27.0%, compared to the gross margin deficit on revenue for the year ended December 31, 2001, of $705,648, or 31.3%. The increase in gross margin of $1,644,817 from the year ended December 31, 2001, to the year ended December 31, 2002, reflected increased revenue and increased proficiencies in the production and installation of our products.

        The following discussion of cost of sales by principal product does not include certain costs that are not allocated to individual products.

        Cost of Sales—SecureDrop® Sales.    Our cost of SecureDrop® sales revenue was $1,127,160 for the year ended December 31, 2002 compared to $739,553 for the year ended December 31, 2001, representing an increase of $387,607, or 52.4%. The increase in the cost of SecureDrop® sales revenue was due to the increased placement of SecureDrop® units during the year ended December 31, 2002. The gross margin percentage on revenue from SecureDrop® sales revenue was 33.9% in the year ended December 31, 2002 compared to 22.4% for the year ended December 31, 2001. The increase in gross margin percentage on SecureDrop® sales revenue resulted primarily from increased efficiencies in the production and the installation of our SecureDrop® units.

        Cost of Sales—Shuffler Sales.    Our cost of shuffler sales revenue was $51,292 for the year ended December 31, 2002 compared to $46,806 for the year ended December 31, 2001, representing an increase of $4,486, or 9.6%. The increase in the cost of shuffler sales revenue was due to the increased placement of shuffler units during the year ended December 31, 2002. The gross margin percentage on revenue from shuffler sales revenue was 54.8% in the year ended December 31, 2002 compared to 49.8% for the year ended December 31, 2001. Increased manufacturing efficiencies have contributed to the improved gross margin.

  Selling, General and Administrative Expense

        For the year ended December 31, 2002, our general and administrative expenses were $4,455,241, compared to $3,768,560 for the year ended December 31, 2001, an increase of $686,681, or 18.2%. The increase related primarily to a $213,061 increase in salaries and related costs, a $115,272 increase in rent due to expanded, and increased number of, facilities and a $247,012 increase in legal and regulatory expenses.

  Research and Development Expense

        For the year ended December 31, 2002, research and development expenses were $810,327, compared to $1,364,264 for the year ended December 31, 2001, a decrease of $553,937, or 40.6%. The decrease in research and development expenses was primarily due to the substantial completion of our research and development for the SecureDrop® System and our transition from a development stage company to an operating company that continues to develop new products.

  Interest Expense

        For the year ended December 31, 2002, we incurred interest expense of $1,866,387, compared to $1,727,618 for the year ended December 31, 2001, an increase of $138,769, or 8.0%. This increase was primarily attributable to the additional debt service as a result of an increase in our outstanding indebtedness during the year ended December 31, 2002.

  Net Loss

        For the year ended December 31, 2002, we had a net loss of $6,192,786 compared to a net loss of $7,566,090 for the year ended December 31, 2001, a decrease of $1,373,304, or 18.1%. The decrease in net loss was primarily due to a $1,229,522 increase in revenue and a decrease of $415,295 in costs of sales, offset, in part, by a $686,681 increase in general and administrative expenses. Basic loss per share was $0.81 for the year ended December 31, 2002, compared $1.72 for the year ended December 31, 2001.

LIQUIDITY AND CAPITAL RESOURCES

  Overview

        Because of our efforts to transition from a development stage company to an operating company, we have generated substantial cash flow deficits from operations, including cash used in operating activities of $8,897,624, $5,206,498 and $5,712,867 in the nine months ended September 30, 2003 and the years ended December 31, 2002 and 2001, respectively. In addition, to fund our development and operating activities, we have been provided cash by financing activities of $8,520,035, $6,683,001, $6,430,282 during the nine months ended September 30, 2003 and the years ended December 31, 2002 and 2001, respectively.

        Consequently, we have been substantially dependent on cash from financing activities to fund our development and operating activities. We will continue to require cash from financing activities for our current operating needs until our operations generate sufficient cash flow to provide for such cash requirements.

  Sources of Capital

        Until normalized sales levels are achieved such that our revenue is sufficient to sustain our operations, we will be relying upon private and institutional sources of debt and equity, and we may seek public, private and institutional sources of capital for working capital purposes. During the nine months ended September 30, 2003 and the year ended December 31, 2002, our sources of capital included equipment financing from a third party, short-term notes from stockholders, convertible debentures and other private sources of capital.

        With respect to our equipment financing where we have sold and leased back most of our furniture, equipment, tooling and shufflers held for rent, we have received proceeds of $2,241,926 and repaid $1,986,421 for the year ended December 31, 2002 and have received proceeds of $989,820 and repaid $2,110,205 for the nine months ended September 30, 2003. As of September 30, 2003, we had outstanding equipment financing of $4,663,715. These equipment leases have terms of 36 to 39 months and were not recorded as sales because each of the leases included a mandatory buy back provision.

        With respect to our short-term debt, we have received proceeds of $3,917,948 and repaid $650,000 for the year ended December 31, 2002 and have received proceeds of $400,000 and repaid $384,000 for the nine months ended September 30, 2003. As of September 30, 2003, we had outstanding short-term loans in the aggregate amount of $920,743. Historically, we have been substantially dependant on short-term loans from our principal stockholder and other directors. Despite such reliance, neither our principal stockholder nor our directors are obligated to provide additional financing to us, and our principal stockholder and directors are free to decline to fund additional financings to us at any time. In such event and in the absence of third party financing sources, we may have substantial difficulties in raising additional financings.

        With respect to our convertible debentures, we received proceeds of $3,249,999 and $9,050,000 during the year ended December 31, 2002 and the nine months ended September 30, 2003, respectively, and have outstanding convertible debentures in the aggregate amount of $17,903,072 as of September 30, 2003. The recent issuance of convertible debentures include the following:

  •
  From December 2002 to May 2003, we conducted a private placement of 10% senior notes in the aggregate principal amount of $7,500,000 and warrants to purchase 900,000 shares of common stock. The warrants were issued at a rate of warrants to purchase 6,000 shares per $50,000 of 10% senior notes sold. The 10% senior notes require the payment of accrued interest semi-annually in arrears with the principal due on December 15, 2005 and, at any time after December 15, 2004, and until June 15, 2005, holders of these notes may convert up to 15% of their then outstanding principal into shares of our common stock at a rate of $2.25 per share.

  •
  In June 2003, we secured a 90-day convertible loan from Triage Capital Management LP in the principal amount of $1,000,000 at a 10% interest rate, the principal and all accrued interest of which were due on September 16, 2003. We also issued warrants to Triage Capital Management LP to purchase 50,000 shares of our common stock at a price of $2.25 per share and agreed to issue additional five-year warrants to purchase 25,000 shares of our common stock at $2.25 per share for each 30-day period that the note remains outstanding past September 16, 2003. The term of the note was extended until November 20, 2003 in exchange for our issuance of additional five-year warrants to Triage Capital Management LP to purchase 50,000 shares of our common stock at a price of $2.25 per share. Under the new terms, Triage Capital Management LP may convert up to 15% of its then outstanding principal amount into shares of our common stock at a rate of $2.25 per share and will be issued additional five-year warrants to purchase 50,000 shares of our common stock at a price of $2.25 per share for each 30-day period that the note remains outstanding past November 20, 2003. Since the loan remained outstanding at November 20, 2003, we will issue a five-year warrant to purchase 50,000 shares of our common stock at $2.25 per share, and the note will be extended to December 20, 2003.

  •
  In July 2003, we borrowed $3,000,000 from Mellon HBV SPV, LLC, an affiliate of Mellon Bank, at a 10% interest rate, the principal and all accrued interest of which are due on November 22, 2003. At any time until the due date, the holder may convert up to 15% of its then outstanding principal amount into shares of our common stock at a rate of $2.25 per share. In connection with this transaction, we also issued warrants to purchase 225,000 shares of our common stock at $2.25 per share and agreed to issue additional warrants to purchase 50,000 shares of our common stock with an exercise price of $2.25 per share for each $1,000,000 in principal that remains outstanding after November 22, 2003. Since the loan will remain outstanding at

    November 22, 2003, we will issue a five-year warrant to purchase 150,000 shares of our common stock at $2.25 per share, and the note will be extended to December 22, 2003.

  •
  On October 9, 2003 and October 21, 2003, we received bridge financing from Triage Offshore Fund, Ltd. in the aggregate principal amount of $1,000,000. On October 21, 2003, we issued a promissory note in the principal amount of $1,000,000. The promissory note matures on January 2, 2004 and requires the payment of an interest fee in the amount of $50,000 on the maturity date. Triage Offshore Fund, Ltd. may elect to waive payment of the interest fee in exchange for shares of our common stock at a rate of $2.25 per share. For each 30-day period that the promissory note remains outstanding after January 2, 2004, Triage Offshore Fund, Ltd. is entitled to a warrant to purchase 25,000 shares of common stock with an exercise price of $2.25 per share. The proceeds from the bridge financing have been used for working capital purposes.

  •
  On November 5, 2003, we received bridge financing from LC Capital Master Fund, Ltd. in the aggregate principal amount of $1,000,000. The promissory note matures on January 12, 2004 and requires the payment of an interest fee in the amount of $50,000 on the maturity date. LC Capital Master Fund, Ltd. may elect to waive payment of the interest fee in exchange for shares of our common stock at a rate of $2.25 per share. For each 30-day period that the promissory note remains outstanding after January 12, 2004, LC Capital Master Fund, Ltd. is entitled to a warrant to purchase 25,000 shares of common stock with an exercise price of $2.25 per share. The proceeds from the bridge financing have been used for working capital purposes.

        Due to our significant cash and working capital requirements, our management is currently evaluating other sources of financing. This offering is our primary proposed financing source. We may also seek additional public or private sources of debt or equity financing, institutional or bank financing, lease financing, or other sources of financing. Should such financing sources not be available, we would be required to take other steps, including the sale of certain assets or the deferral or change of operating plans.

  Outlook

        Based on presently known commitments and plans, we believe that we will be able to fund our operations and required expenditures for the next twelve months from cash on hand, including funds remaining from recent short-term loans, cash flow from operations, cash from our private placement of convertible 10% senior notes, cash from the net proceeds of this offering and cash from debt or equity financings or from lease financing sources. The sale of the minimum number of shares at the proposed offering price in this offering will allow us to satisfy our obligations under our short-term bridge financings to repay a portion of our convertible debt and to convert approximately $5,800,000 of convertible indebtedness plus accrued interest. However, if we sell the maximum number of shares at the proposed offering price in this offering, we will be able to retire $7,500,000 of our 10% convertible notes and still have adequate funds available with which to fund inventory and use for general corporate purposes. In the event that we need additional capital and should we not complete this offering, we will need to seek cash from private or public placements of debt or equity, institutional or other lending sources, to sell certain assets or to change operating plans to accommodate our liquidity issues. If we do not complete this offering, we may also need to seek cash to fund the repayment of the $1,000,000 and $3,000,000 short-term loans due in December 2003 and the repayment of the $2,000,000 short-term loans due in January 2004. The notes to our financial statements express uncertainty as to our ability to continue as a going concern. No assurances can be given that we will successfully obtain liquidity sources necessary to fund our operations in the upcoming year. If adequate funds are not available or are not available on acceptable terms, we may, in fact, be unable to fund operations or otherwise continue as a going concern.

  Contractual Cash Obligations.

        Our contractual cash obligations under our debt agreements, capital leases and operating leases as of September 30, 2003 and for the next five years are as follows:

		Payments Due by Period
Contractual Obligations	Total	1 Year	2-3 Years	4-5 Years	After 5 Years
Debt Agreements	$23,499,730	$8,357,060	$10,721,813	$4,420,857	$—
Capital Leases	5,490,214	2,833,543	2,656,671	—	—
Operating Leases	1,505,745	517,481	988,264	—	—

Total	$30,495,689	$11,708,084	$14,366,748	$4,420,857	$—

        The above table does not include two bridge loans of $1,000,000 each obtained in October and November 2003, respectively, maturing January 2, 2004 and January 12, 2004, respectively. We expect to repay both of these loans out of the proceeds of this offering.

        We have entered into certain sale-leaseback transactions primarily for assets rented to, or intended to be rented to, customers, under operating leases. Since the leases contained effective mandatory buyback provisions resulting in our retaining rights to use these assets in our business for their remaining useful lives, no gain or loss was recognized on the sale-leaseback transactions pursuant to paragraph 17 of the Statement of Financial Accounting Standards ("SFAS") No. 28 Accounting for Sales with Leasebacks. The amortization of the assets recorded as capital leases is included with depreciation. The effective annual interest rates implicit in the capital leases range from 25% to 28%. The terms of the leases range from 36 months to 39 months. Our future obligations under these capital lease transactions, including buyback requirements, are $797,812 in the three months ending December 31, 2003, and $2,684,267, $1,820,758 and $187,377 in the years 2004, 2005 and 2006, respectively.

        We entered into a letter agreement in November 2003 with Industrial Research Limited of New Zealand for assistance in the development, manufacture and assembly of the Deck Checker™. The letter agreement requires us to pay a $250 per unit royalty with a guaranteed minimum of $426,000 by June 30, 2004, and, thereafter, $250 per unit with no minimum. These royalty obligations are not included in the above table.

        On November 19, 2003, James E. Crabbe, our chairman of the board, Ronald O. Keil, a director, Bob L. Smith, a director, and another stockholder notified us that they each have irrevocably elected to convert convertible notes and debentures in the aggregate principal amount and accrued and unpaid interest of approximately $5,800,000 beneficially owned by them into shares of our common stock if the minimum number of shares is sold in this offering. These four holders of our outstanding convertible debt have agreed to direct us to cause their respective notes and debentures to be converted within 10 days of the sale of the minimum number of shares in this offering. Upon the conversion of the outstanding debt held by these four holders, our convertible debt will decrease by approximately $5,800,000, and our common stock outstanding will increase by 3,257,439 shares.

BUSINESS

        We develop, manufacture, sell and lease products for the gaming industry that are intended to increase our customers' security, productivity and profitability. Since inception, we have invested approximately $40 million to set up the company and develop our products. Our products are categorized as casino revenue control system products or table game support products and are as follows:

  Casino Revenue Control System Products—SecureDrop® System

        Our casino revenue control system products enable gaming operators to more efficiently and securely track paper currency and coins from the time they are deposited in slot machines or handed to dealers at table games on the casino floor through the time the paper currency and coins are delivered to the "count room," the location where all gaming proceeds from table games, slot machines and various other games are collected and counted by the casino operator. The products that comprise our casino revenue control system, which we refer to as the SecureDrop® System, are:

  •
  The SecureDrop® Soft Count Module, a bill (paper currency) canister identification system that enables gaming operators to electronically track, secure and identify all slot machine bill canisters on the casino floor and in the count room.

  •
  The SecureDrop® Hard Count Module, a coin (hard currency) bucket identification system that enables gaming operators to electronically track, secure and identify all slot machine coin buckets on the casino floor and in the count room.

  •
  The SecureDrop® TableCount™ Module, a bill (paper currency) drop box identification system that enables gaming operators to electronically tack, secure and identify all drop boxes on the casino floor and in the count room.

        After the introduction of a prototype of the SecureDrop® TableCount™ Module in September 2003, we estimate that this product will be ready for sale and installation by the end of 2003.

  Table Game Support Products

        Our table game support products are:

  •
  The Deck Checker™, a card security device that scans decks of playing cards to ensure an accurate count and verifies that all of the cards are present.

  •
  The Random Ejection Shuffler™, a shuffling device that is capable of shuffling between one and eight decks of cards.

  •
  The Continuous Random Ejection Shuffler, a shuffling device that continuously shuffles and recycles the same group of between one and eight decks of cards.

        We are developing new versions of the Random Ejection Shuffler™ and the Continuous Random Ejection Shuffler, which will include additional features, such as the switch in power from alternating current, or AC, to direct current, or DC, conversion to an external power supply, redesign of the cabinet, and the addition of an external lever to adjust the shuffler for card thickness. We anticipate conducting field trials of these new versions in Las Vegas casinos by the first quarter of 2004.

        Furthermore, we are also developing the PokerOne™ Shuffler, which is a shuffling device that is designed for use with single deck poker variation games. The completed prototype of the PokerOne™ Shuffler was introduced at the Global Gaming Expo in Las Vegas in September 2002. PokerOne™ will undergo testing by the first quarter of 2004 in Asia, with production anticipated to begin in the second half of 2004. Initially we will only offer the PokerOne™ Shuffler for sale outside North America.

        In connection with the development of the SecureDrop® System, our automated shufflers and Deck Checker™, we have secured four patents and have one patent application pending in the United States for the SecureDrop® System, have been issued eight patents in the United States, Australia and Canada and have six patent applications pending in the United States with respect to different aspects of our automated shufflers, and have seven patent applications pending in the United States, Australia, Canada, China, Europe, and South Africa for our Deck Checker™. With respect to our shufflers and our Deck Checker™, we have also filed a patent application under the Patent Cooperation Treaty, or PCT, which allow a filer to complete one application where the applicant designates certain countries in which patent protection is desired and which delays filing in these individual foreign countries for up to 30 months from the date of filing in the United States.

        We maintain our principal offices at 6830 Spencer Street, Las Vegas, Nevada 89119. Our telephone number and facsimile number are (702) 733-7195 and (702) 733-7197, respectively.

BUSINESS STRATEGY

        While we transitioned from a development stage to an operating company in 2000, we have continued to develop or acquire new products. The focus on the development and acquisition of new products is reflected in our operating results. Our strategy to increase revenue and margins is based on four key factors:

  •
  Development of two product lines with limited competition.    Our ability to offer the SecureDrop® System and the Deck Checker™ have given us two product lines that our informal industry and patent research led us to conclude have limited or virtually no competition. In contrast, our shuffler products face intense competition due primarily to the dominance in the installed shuffler market base in North America by Shuffle Master, Inc. In this regard, during 2001 and 2000, when a substantial portion of our revenue was generated by our shuffler products, our margins declined. By offering two products with limited competition, our management believes that we will have a significant competitive advantage as our products are installed and become accepted by the gaming industry.

  •
  Expansion into additional domestic gaming markets and into international gaming markets for our products.    The global economic downturn has forced non-gaming jurisdictions to look at new ways to raise revenue. Accordingly, from time to time different states and foreign countries may consider legalizing various forms of casino gaming as an additional revenue source. These include slot machines at racetracks, Native American Class-III casinos and Las Vegas-style casinos. The worldwide expansion of gaming should provide new markets for our products, and we have targeted sales opportunities in these new markets in addition to our traditional established gaming markets.

  •
  Increase in the market penetration of our products.    Since we have only recently introduced certain elements of our SecureDrop® System in 2002 and only introduced the Deck Checker™ in early 2003, the market penetration of these products is low. As a result of the positive feedback received from senior executives from Park Place Entertainment Corporation, the parent company of over 27 casinos internationally, on the installations of the SecureDrop® Soft Count Module in the first half of 2003, our management believes that our products are gaining acceptance in the industry, and we are seeking to increase the market penetration of our products.

  •
  Implementation of cost reduction initiatives to increase gross margins.    Through the implementation of cost reduction initiatives, our management believes that the gross margins on our products will improve over time. The cost reduction initiatives include the following:

  •
  Reducing the cost of our component parts through the use of production facilities in China.    By opening an office, manufacturing, service and warehouse facility in Xiaolan Town in Zhongshan City, China, we propose to shift our component sources to China and lower our costs. To date, we have shifted the production of over 80% of the components of the SecureDrop® System and our shufflers to China. As a result, our management estimates that the cost of such components will decrease from approximately 40% of revenue to approximately 20% of revenue. Although we propose to outsource many components of our products, we intend to maintain a five- to six-month inventory of components at our principal offices in Las Vegas, Nevada.

  •
  Closing two of our five regional service locations and centralizing all technical service functions to our facilities in Las Vegas, Nevada.    The use of five service locations with technicians and customer service representatives for the repair and service of our shufflers has not been cost effective. By closing the Atlantic City, New Jersey and Miami, Florida service locations and relying more on the use of spare machines, we centralized in Las Vegas all technical service functions. The remaining service locations will continue to provide non-technical support through customer service representatives.

  •
  Eliminating our Boise, Idaho research facility and consolidating the management of the research and development related to our table game and slot support products in Las Vegas.    Our management believes that consolidating all research and development to Las Vegas with support from our facility in China will speed development and be more efficient in the set up of the manufacturing of our new products. The Boise facility was closed on June 30, 2003.

  •
  Implementing a new computer system designed to improve productivity through the use of eleven modules, including a financial and manufacturing application.    Our new computer software will provide an integrated control process for purchasing, inventory control and manufacturing in our Las Vegas and China facilities. The implementation will be complete in the fourth quarter of 2003.

CASINO REVENUE CONTROL SYSTEM PRODUCTS

  SecureDrop® System

        We launched our initial versions of the elements of the SecureDrop® Hard Count Module in September 1999. The Hard Count Module was designed to provide casino operators with time and labor savings, enhanced security and accountability in the slot machine coin collection process. We subsequently adapted the SecureDrop® System and created the Soft Count Module to apply to the paper currency collection process as well. The coin collection process and the paper currency collection process are referred to as the hard drop and soft drop, respectively. As of October 31, 2003, we have installed 24,363 units of the Hard Count Module at 29 properties and 11,225 units of the Soft Count Module at 7 properties, and we are presently negotiating additional contracts to place our SecureDrop® line of products. We introduced a prototype of the TableCount™ Module at the Global Gaming Expo in September 2003 and anticipate that this product will be ready for sale and installation in the fourth quarter of 2003.

        The SecureDrop® System provides gaming operators with a reliable method of tracking the currency and coin containers from the time currency and coin are removed from the gaming machine or table game to the time they arrive in the casino's count room. The SecureDrop® identification and time stamp technology replaces the existing manual methods still used throughout the gaming industry. The SecureDrop® products are compatible with existing casino systems, including operators with or without online slot accounting systems. The technology utilizes specially designed bill canisters, drop buckets and drop boxes that house a memory chip that works in conjunction with a sensor base beneath the gaming machine that is mounted in the bill accepter or beneath the gaming table. The electronic chip system automatically links the canister to the relevant gaming machine or gaming table, or the drop box to the relevant table game, and transfers the data for electronic processing. Using a specially designed SecureDrop® mobile command center with a built in data-recording device, all of the relevant information is captured from the memory chip.

        The SecureDrop® System control software provides a complete tracking and control system for all slot and table game revenue containers on the gaming floor. The SecureDrop® System control software is responsible for running all of our SecureDrop® System modules. The SecureDrop® System control software is designed to create a secure environment and maintains all databases and time clocks throughout the system. Every function can be password protected, and each user can have a completely customized profile for system access.

        Based on customer feedback, our management believes that even some of the better operated casinos experience a shortfall in actual coins and bills arriving in the count rooms and that some operators have losses as high as several percentage points of slot and table game revenue. Based upon feedback from our casino customers, the SecureDrop® System can reduce shortfalls in coins and bills arriving in the casino's hard and soft count room, and personnel and collection times can be reduced.

        One potential limitation on our ability to successfully market the SecureDrop® Hard Count Module could be coinless gaming. Since 1987, several companies have attempted to develop coinless slot machines. California tribal casinos used "coinless" slots for eight years until the Native American tribes executed compacts governing the terms of gaming with the Governor of California beginning in May 2000, at which time the California tribal casinos immediately began replacing coinless slot machines with the traditional coin versions.

        In 2000, International Gaming Technology introduced the EZ-Pay™ system. The EZ-Pay™ system (or equivalent systems) attempts to reduce operating costs and machine downtime by providing gaming operators with machines that drop coins for smaller payouts and print tickets for larger, predetermined payouts. As a result of the issuance of tickets, players are not required to wait for attendants in order to be paid larger payouts and may use their tickets at other machines equipped with the EZ-Pay™ system and the number of slot operations with an online system that use the EZ-Pay™ system continues to grow. Customer response to the EZ-Pay™ system has been positive. For example, the Borgata, a joint venture between Boyd Gaming and MGM Mirage, opened in Atlantic City, New Jersey in July 2003 with a totally "coinless" slot floor, further evidencing that coinless technology has been accepted by major casino operators. Totally "coinless" slot floors would not need SecureDrop® Hard Count Module. However, to date, a majority of casinos that use EZ-Pay™ or equivalent systems are continuing the use of coins.

        We believe that the use of the EZ-Pay™ system (or equivalent systems) could actually result in larger coin drops and enhance the need for the SecureDrop® Hard Count Module where coins are still inserted into the machine because larger payouts would be made by ticket, rather than in coin, which would result in more coin being left in the machine and the drop. Nevertheless, assuming that the industry's move toward coinless gaming does result in a reduction of demand for the SecureDrop® Hard Count Module, totally coinless gaming could potentially increase the demand for our SecureDrop® Soft Count Module, which tracks paper, such as paper currency and tickets, rather than coins. Operators that use the EZ-Pay™ system (or an equivalent system) could elect to use our Soft Count Module because soft drops would still be required.

        We believe that in the domestic United States market, the greater emphasis of sales will be the SecureDrop® Soft Count Module due to the growth of coinless slot machines. In international markets, we intend to focus on our SecureDrop® Hard Count Module and the new TableCount™ Module in the initial time period until we gauge the demand for the Soft Count Module overseas. We believe that a market exists for the TableCount™ Module in both the domestic and international markets due to the improved revenue control our system provides.

  SecureDrop® Soft Count Module

        The SecureDrop® Soft Count Module provides a bill (paper currency) canister identification system that enables gaming operators to electronically track, secure and identify all bill canisters on the casino floor and in the count room. The SecureDrop® time stamp system deters canister switching, theft and loss by recording all phases of the soft drop process, accounting for the bill canister's removal from the gaming machine, the time the bill canister is in transport and the time of the bill canister's arrival in the casino's soft count room. Through the comprehensive SecureDrop® database system, all bill canisters can be identified, tracked and accounted for with a high degree of security.

        The SecureDrop® Soft Count Module works as follows:

  •
  First, a new or "cold" electronic bill canister is placed on a specially designed canister base in the gaming machine, and a green light is activated that indicates the beginning of the audit trail.

  •
  Second, the full or "hot" electronic bill canister is removed from the gaming machine and then secured in the SecureDrop® transport vault, where a green light indicates the canister has been accepted.

  •
  Third, the full canister is monitored by the SecureDrop® transport vault until the electronic bill canister arrives at the casino's soft count room, where the failure of the canister to arrive will generate a missing canister report.

  •
  Fourth, the full canister is placed on the SecureDrop® canister docking station, which downloads the information stored in the canister and clears the memory of the canister.

  •
  Fifth, the data is saved to the SecureDrop® software and can then be used to generate reports or can be transferred to an existing slot accounting program.

  •
  Sixth, a bar-coded ticket with a hard copy of the audit trail is printed for each "hot" electronic bill canister for accounting purposes.

  •
  Lastly, the new or "cold" electronic bill canister is then returned to any gaming machine to begin a new audit trail.

        With the SecureDrop® Soft Count Module, canister security is enhanced, canister movement is accounted for, soft count accuracy is improved, and a deterrence against theft is added to the soft count process by creating a complete history of each canister's movement from the gaming machine to the casino's soft count room. Because our Soft Count Module generates a missing canister report before the funds in the soft count room are audited, casinos should know much earlier if there is a missing canister, which allows the casino personnel to immediately implement its procedures to locate the missing canister. By locating the missing canisters more quickly, the casino should reduce its variances, which are the amount of paper currency in the machines in relation to the amount of funds that should be in the gaming machines according to the records of the casino's accounting system.

  SecureDrop® Hard Count Module

        The SecureDrop® Hard Count Module provides a bucket identification system that enables gaming operators to electronically track and identify all buckets and slot machines, secure the coins immediately and we believe, in essence, brings the hard count room to the casino's slot floor. The heart of the SecureDrop® Hard Count Module is the electronic bucket featuring the patented SecureDrop® identification technology. The smart bucket works with enhanced controls inside the slot machine to record the ID number and meter readings of the slot machine. Specially designed SecureDrop® multi-bin coin vaults are used to secure the coins on the casino's slot floor.

        The SecureDrop® time stamp system helps to deter theft and loss by recording all phases of the drop process. After the buckets are weighed, that data gathered and the coins secured, the cleared buckets can be returned to any slot machine. Any coin variance is immediately identified, and steps can be taken to correct the problem. When used with the SecureDrop® mobile command center, the SecureDrop® Hard Count Module allows operators to utilize a single-bucket drop system. Using the comprehensive SecureDrop® database system, all drop buckets can be identified, tracked and accounted for with a high degree of security.

        The SecureDrop® Hard Count Module works as follows:

  •
  First, an empty electronic bucket is placed on a specially designed base in the gaming machine and a green light is activated, indicating the beginning of the audit trail and the recording of the gaming machine's identity through a memory chip affixed to the electronic bucket.

  •
  Second, the electronic bucket is pulled from the gaming machine and placed on the SecureDrop® mobile command center scale, where a green light acknowledges that all data, including the gaming machine number, the amount of coins in the electronic bucket and any meter information, has been recorded and transferred to the tracking program.

  •
  Third, after gathering data, the electronic bucket's contents are deposited into the SecureDrop® multi-bin coin vault, safely securing coins in seconds instead of hours.

  •
  Fourth, upon removal from the scale, the electronic bucket is considered clean and can be placed in any other slot machine.

  •
  Fifth, before leaving the slot floor, the drop team can run a missing machine report to ensure the drop has been completed.

  •
  Sixth, the data saved to the SecureDrop® software can then be used to generate reports or can be transferred to an existing slot program for further analysis.

        With the SecureDrop® Hard Count Module, once the coins are gathered, the only remaining task to complete in the casino's hard count room is to wrap, bag and rack the coin. The SecureDrop® conveyor belt system helps automate and streamline this process. With the SecureDrop® Hard Count Module, security is enhanced, and hard count accuracy is improved.

  SecureDrop® TableCount™ Module

        The SecureDrop® TableCount™ Module provides a drop box identification system that enables gaming operators to electronically track, secure and identify all table game drop boxes on the casino floor and in the count room. The SecureDrop® time stamp system deters drop box switching, theft and loss by recording all phases of the table drop process. The SecureDrop® time stamp accounts for the drop box's removal from the gaming table, the time the drop box is in transport and the time the drop box arrives in the casino's soft count room. Through the comprehensive SecureDrop® database system, all drop boxes can be identified, tracked and accounted for with a high degree of security.

        The SecureDrop® TableCount™ Module works as follows:

  •
  First, a new or "cold" specially designed electronic drop box is placed at the gaming table, and a green light is activated that indicates the beginning of the audit trail.

  •
  Second, the full or "hot" electronic drop box is removed from the gaming table and then secured in the SecureDrop® transport vault (the same vault utilized in the Soft Count Module), where a green light indicates the drop box has been accepted.

  •
  Third, the full drop box is monitored by the SecureDrop® transport vault until the electronic drop box arrives at the casino's soft count room, where the failure of the drop box to arrive will generate a missing drop box report.

  •
  Fourth, the full drop box is placed on the SecureDrop® docking station, which downloads the information stored in the drop box and clears the memory of the drop box.

  •
  Fifth, the data is saved to the SecureDrop® software and can then be used to generate reports or can be transferred to an existing slot accounting program.

  •
  Sixth, a bar-coded ticket with a hard copy of the audit trail is printed for each "hot" electronic drop box for accounting purposes.

  •
  Lastly, the new or "cold" electronic drop box is then returned to any gaming table to begin a new audit trail.

        As explained above, the SecureDrop® TableCount™ Module enhances drop box security, accounts for drop box movement and improves the accuracy of the table count by creating a complete history of drop box movement from the gaming table to the casino's soft count room.

  Market for the SecureDrop® System

        The world gaming machine market is complex and segmented based on different machines in terms of technology, winnings, payout, range of bets and losses and regulatory environments. Our management believes that the current market for elements of the SecureDrop® System encompasses all casinos, gaming halls or other venues that feature 100 or more coin and/or paper money based gaming machines. We believe that there is a worldwide market for our SecureDrop® Hard and Soft Count Modules for the operators of any properties containing a significant number of slot machines and gaming devices. We believe that there are in excess of 600,000 gaming machines currently in use in the United States and that the total number of gaming machines in use throughout the rest of the world is significantly greater. We further estimate that the potential market for the SecureDrop® TableCount™ Module consists of the approximately 41,000 gaming tables worldwide. In addition, through the development of additional products and features for the SecureDrop® System, we believe that we will be able to expand the market for the SecureDrop® System to additional games. We further believe that with minor modifications the SecureDrop® System may be utilized in non-gaming applications, such as vending machines and arcades.

        We believe that in the domestic United States market, the greater emphasis of sales will be the SecureDrop® Soft Count Module. For example, because its management values the security provided by our technology, Park Place Entertainment Corporation installed our Soft Count Module even in certain of its gaming machines that accept bills but pay out coins. In international markets, we intend to focus on our SecureDrop® Hard Count Module in the initial time period until we gauge the demand for the Soft Count Module.

  Installations of the SecureDrop® System

        As of October 31, 2003, we have installed 24,363 units of the SecureDrop® Hard Count Module at a total of 30 different gaming properties, including the Pechanga Entertainment Center, Temecula, California; the Table Mountain Casino & Bingo, Friant, California; the Viejas Casino & Turf Club, Alpine, California; the Mystic Lake Casino, Prior Lake, Minnesota; Casino Magic in Bay St. Louis and Biloxi, Mississippi; and Oneida Bingo & Casino, Oneida, Wisconsin. As of October 31, 2003, we

installed 11,225 units of the SecureDrop® Soft Count Module, of which 3,200 units were installed at the Oneida Bingo & Casino in Oneida, Wisconsin during 2002 and 8,025 units were installed at six casino properties owned by Park Place Entertainment Corporation, Caesars Palace in Las Vegas, Nevada, the Flamingo in Las Vegas, Bally's Hotel and Casino in Las Vegas, O'Shea's in Las Vegas, Paris Hotel and Casino in Las Vegas, and Caesars Tahoe in Lake Tahoe, Nevada. The SecureDrop® TableCount™ Module is a new product, a prototype of which was introduced at the Global Gaming Expo in Las Vegas in September 2003. We anticipate that this product will be ready to be sold and installed by the end of 2003.

  Competition—SecureDrop® System

        We believe that the SecureDrop® System is the only method of computerized bucket management and one-step processing of coins and bills on the casino floor. We believe that the alternative to the SecureDrop® System is the removal of the bucket, transport to the count room and verification of money manually.

TABLE GAME SUPPORT PRODUCTS

  Shuffler Product Line

        We currently offer the Random Ejection Shuffler™, a batch shuffler, and the Continuous Random Ejection Shuffler, a continuous shuffler. We began shipping the Random Ejection Shuffler™ in the spring of 1999 and have spent considerable engineering time and resources to improve its speed and reliability. In the fourth quarter of 2000, we began to ship the Continuous Random Ejection Shuffler. While we believe that our products have begun to perform to or above design specifications that will satisfy industry demands, we are continuing to improve our shufflers. Accordingly, we have begun to redevelop our Random Ejection Shuffler™ and the Continuous Random Ejection Shuffler, which includes a switch in power from AC to DC, a conversion to an external power supply, a re-design of the cabinet, and the addition of an external lever to adjust the shuffler for card thickness. We expect to conduct field tests on new versions of the Random Ejection Shuffler™ and the Continuous Random Ejection Shuffler by the first quarter of 2004. We are also currently developing a third shuffler, the PokerOne™ Shuffler, to provide shuffles of pre-dealt hands of cards for specialty poker games.

        We believe that the motivating factors for casino operators to adopt automatic shufflers on gaming tables include the desire to increase dealer productivity, reduce exposure to fraud and cheating by dealers, players or both and reduce reliance on experienced dealers. The ability to turn more hands, or decisions, per hour and reduce the advantage knowledgeable players have with respect to poor manual shuffles will more likely generate higher "holds," the percentage of wagers that the casino earns, from automated shufflers than from manual shuffles.

  Random Ejection Shuffler™ and Continuous Random Ejection Shuffler

        When manufacturing shufflers, we begin with a machine that we develop into one of two products. The Random Ejection Shuffler™ is a batch shuffler that is capable of shuffling between one and eight decks of cards. With a slight and inexpensive modification, we may convert a batch shuffler into the Continuous Random Ejection Shuffler, which continuously recycles the same group of cards. Upon conversion, the shuffler may be used as either a batch shuffler or a continuous shuffler. Both shufflers can accommodate different games of blackjack or baccarat.

        The patented technology used in the Random Ejection Shuffler™ is designed to produce an independent card selection in that any card may be ejected from the card tray at any time and restacked in an unpredictable manner. As a result, clumps, slugs or memorized sequences are eliminated from shuffles. We believe that this technology negates advantages achieved by expert players. While most shuffling machines repeat the same mechanical action, each shuffle in the Random

Ejection Shuffler™ is random. In the batch mode, the Random Ejection Shuffler™ can shuffle six decks of cards in approximately three minutes and, due to the speed of the shuffler, neutralize card counting. Further, through the use of a second batch of cards, the Random Ejection Shuffler™ maintains productivity and reduces downtime due to manual card shuffling. Through the use of the Random Ejection Shuffler™, we believe that dealer productivity can be increased.

        With the Continuous Random Ejection Shuffler, all playing cards remain in a continuous shuffle, except for a small batch used during play. After play, this batch is returned to the shuffler, and a new batch is used for play. The Continuous Random Ejection Shuffler provides operator security by neutralizing card counters and locaters, while increasing player satisfaction derived from a hand-held game. The cards may also be loaded and dealt from a traditional card-dealing shoe.

        We currently offer the Random Ejection Shuffler™ and the Continuous Random Ejection Shuffler for sale and rent to properties within the United States and only for sale to properties in foreign countries. We offer the Random Ejection Shuffler™ and the Continuous Random Ejection Shuffler for rent only to properties located in the United States. We have begun to refurbish existing shufflers for sale or lease at reduced rates to take advantage of existing inventory-on-hand.

  PokerOne™ Shuffler

        To complement our current shufflers, we are developing the PokerOne™ Shuffler, a specialty game shuffler utilizing new and existing technology. Specialty game shufflers are only used in single deck poker variation games such as Caribbean Stud™, Let It Ride™, Pai Gow Poker and Three Card Poker. The PokerOne™ Shuffler is designed to re-stack the deck and deliver the required number of cards (3, 5 or 7 cards) into packets using a batch system method. We believe that the PokerOne™ Shuffler will significantly raise the standard for specialty game shufflers and will compete with the Ace® Shuffler, manufactured by Shuffle Master, Inc. Currently, the Ace® Shuffler is the only specialty game shuffler on the market that has the capability to shuffle a single deck of cards and put the cards into individual packets. The Ace® Shuffler is also able to verify the total quantity of cards shuffled and the quantity of cards in each packet.

        In order to compete with the Ace® Shuffler in terms of the capabilities offered, we have designed the PokerOne™ Shuffler to provide the following:

  •
  shuffle and prepare the cards into the individual packets required for the specialty poker game;

  •
  provide sufficient speed to maintain the pace of the game even if just a single player is playing;

  •
  verify the overall quantity of the cards shuffled and the number of cards in each packet; and

  •
  verify the actual cards dealt to each player.

        By incorporating digital imaging technology, the PokerOne™ Shuffler is designed to record the individual cards that are dealt to each player and, as a result, allow operators to verify winning hands that receive large payouts. Since many specialty poker games offer payouts in excess of $100,000, the value in verifying winning hands is substantial. As a result of the characteristics of the PokerOne™ Shuffler, we believe that we will be able to provide substantially improved speed and security for our customers in the specialty table game market.

        The prototype of the PokerOne™ Shuffler was completed and introduced at the Global Gaming Expo in Las Vegas in September 2002. Beta testing for the PokerOne™ Shuffler is expected to begin by the first quarter of 2004 in an Asian market. Due to the closing of the Boise, Idaho research center, future development and production of the PokerOne™ Shuffler will be done in our facility in China.

        Initially we will distribute the PokerOne™ Shuffler in Asia and Europe. Introduction to North America may take place if we are comfortable with the ability to mass produce the units in China.

  Shuffler Market

        We estimate that there are over 41,000 gaming tables worldwide. We believe that the market penetration of installations of automatic shufflers is low. We estimate that of the automatic shufflers installed, most of these installations are on specialty gaming tables. Several companies have introduced automatic shufflers for the general market, but for the most part, these efforts have been unsuccessful. Since there is low penetration by our competitors in the general gaming table market (blackjack and baccarat tables) to date, we believe that development of a shuffler that overcomes the shortcomings of the current shufflers in the market will lead to an increase in market penetration.

        There are several factors that have resulted in low acceptance of automatic shufflers for the general market, including security issues, reliability/productivity and player confidence. We believe that our technology and ergonomic design will allow our products to overcome these industry concerns:

  •
  Security.    The design of existing shufflers has proven vulnerable to cheating and card counting schemes. We believe that our combination of patented computer and mechanical technology safeguards against cheating schemes. The Random Ejection Shuffler™ produces a computer-generated, random and untrackable shuffle, and the Continuous Random Ejection Shuffler eliminates advantages achieved by knowledgeable players, as each card is available for the next round of play by producing "full" decks of continuously shuffled random cards. This has the added benefit of giving the casino a higher hold from the gaming table since the shuffler preserves the original odds of each game, which favor the casino.

  •
  Reliability/Productivity.    Given the paper handling demands placed on card shufflers, shufflers are prone to jamming and breakdown. We have designed our shufflers to be easily accessed by dealers so they can hand-deal cards until the unit can be put back in service and prevent a table from shutting down. In addition, the dealer, with little interruption, can easily put the unit back into play in most cases.

  •
  Player Confidence.    To reduce cheating schemes, many existing shufflers completely cover or shield from players the deck(s) being shuffled, thereby reducing player confidence in a fair game. The design of our shufflers allows players to see the cards being ejected and re-stacked through a frosted cover without compromising security, which we believe will gain better player acceptance.

  Shuffler Installations

        As of October 31, 2003, we had installed a net total of 700 units, representing the number of revenue generating shufflers installed at casinos through sale or rental agreements. Of the units installed as of October 31, 2003, 222 units were installed pursuant to rental agreements, and 478 units were sales. In terms of location, as of October 31, 2003, we have installed our shuffler in 95 different gaming properties, including the Greektown Casino in Detroit, Michigan; the Excalibur, the Luxor and the Venetian in Las Vegas, Nevada; the Viejas Casino in Alpine, California; the Silver Dollar in Tacoma, Washington; and the Crystal Palace in the Bahamas.

  Competition—Shufflers

        Competition in the shuffler market is intense. The shuffler market is divided into two separate segments, traditional table game and specialty table games. We estimate that Shuffle Master, Inc. is the market leader in both the traditional table game and specialty table game markets and that our other competitors have a small collective market share of the table game market. With respect to the traditional table game market segment, we compete with Shuffle Master, Inc., which markets the Shuffle Master King™, Ten Stix, Inc., a U.S. company that markets the Pro Shuffler Shuffling System, Casinos Austria Research and Development, an Austrian company that markets the Shuffle Star™ and the One2Six Shuffler, and John Huxley Casino Equipment, Ltd., a United Kingdom company that markets the Quick Draw Shuffling System. Shuffle Master, Inc. offers the ACE®, which is currently the only product in the specialty table game market.

        We believe our shufflers have a competitive advantage over other shufflers with respect to vulnerability to player cheating and card counting, reliability and player satisfaction. The advantage of our Random Ejection Shuffler™ is that it produces an independent card selection in that any card may be ejected from the card tray at any time and restacked in an unpredictable manner, which eliminates clumps, slugs or memorized sequences from shuffles. We believe that the technology used in the Random Ejection Shuffler™ negates advantages achieved by expert players. Because the Continuous Random Ejection Shuffler is continuously recycling the cards, this product provides casino operators heightened security by neutralizing card counters and locaters, while increasing player satisfaction derived from a hand-held game.

  The Deck Checker™

        The Deck Checker™ is a card security device that specifically scans playing cards to ensure an accurate count and verify that all of the cards in a deck of cards are present. This innovative product confirms the integrity of each card and will reject any non-conforming cards. The Deck Checker™ has multiple uses and can be used in the back of the house (casino support departments) to reduce labor costs by expediting the verification process of used cards, or it can be used in the front of the house (the casino floor) to ensure that all table games open with complete and accurate decks, reducing the amount of time it takes to open a table game, thereby increasing productivity. The Deck Checker™ allows the re-use of playing cards by providing a secure and reliable method of putting used cards back into play, reducing card usage and the associated costs. In addition, the Deck Checker™ can scan from one deck to up to eight decks at a time, can scan each deck in less than 15 seconds, is programmed for all standard playing cards, accommodates plastic, paper and plastic coated playing cards and is programmed with many standard card games.

        The Deck Checker™ has an integrated management system and an on-board storage/vault system. The integrated management system gives a report for every transaction to provide an audit trail. Further, the Deck Checker™ requires limited training time, as the machine prompts the user throughout the entire checking process. Since the Deck Checker™ does not require additional staff, the Deck Checker™ is designed to increase efficiency and shorten the start-of-the-day and the end-of-the-day procedures.

  Market and Distribution of the Deck Checker™

        Our management estimates that the potential market for the Deck Checker™ to be one machine for every ten table games, or approximately 4,000 machines installed at various casinos around the world. We currently believe that a large portion of the Deck Checker™ market segment is through rental arrangements, which would potentially provide a source of recurring revenue to us. In November 2002, we entered into a five-year agreement with TCS Aces, an Australian subsidiary of Technical Casino Services, Ltd., a United Kingdom company that distributes gaming equipment worldwide, under which the Deck Checker™ will be distributed internationally. As of October 31, 2003, we had 60 units of the Deck Checker™ installed at 17 casinos, 44 of which were purchased and 16 of which were rented.

  Development and Production of the Deck Checker™

        Pursuant to a letter agreement, Industrial Research Limited of New Zealand has agreed to assist us in the development, manufacture and assembly of the Deck Checker™. The complete manufacturing of the Deck Checker™ will now take place in our China facility.

  Competition—Deck Checker™

        We believe that the Deck Checker™ is the only product of its kind in the gaming industry at this time. We have been issued one patent each in the United States and South Africa and have five patent applications pending in the United States, Australia, Canada, China and Europe.

RESEARCH AND DEVELOPMENT

        Our research and development facilities were moved to our Las Vegas headquarters at the end of June 2003. We anticipate that the development and production of our products will be more efficient as a result of this consolidation of our research and development functions and the opening of our facility in China. Our current research and development emphasis is to improve our existing product lines, complete PokerOne and the SecureDrop® TableCount™ Module, and develop the next generation of the Random Ejection Shuffler™ and the Continuous Random Ejection Shuffler. We expect our research and development expenses to be relatively constant for the foreseeable future, although we continually evaluate the addition of innovative products to incorporate into our existing product lines.

REGULATION AND LICENSING

        The gaming industry is a highly regulated industry and is subject to numerous statutes, rules and regulations administered by the gaming commissions or similar regulatory authorities of each jurisdiction. Generally, companies that seek to introduce gaming products or concepts into such jurisdictions may be required to submit applications relating to their activities or products (including detailed background information concerning controlling persons within their organization) which are then reviewed for approval. Our products generally fall within the classification of "associated equipment." "Associated equipment" is equipment which is not classified as a "gaming device," but which has an integral relationship to the conduct of licensed gaming. Regulatory authorities in some jurisdictions have discretion to require manufacturers and distributors of associated equipment to meet licensing or suitability requirements prior to or concurrent with the use of their equipment. In other jurisdictions, associated equipment must be approved by the regulatory authorities in advance of its use at licensed locations. We have obtained, or are seeking to obtain, approval of our associated equipment in each jurisdiction in which we conduct business that requires such approval. As of October 31, 2003, we have been issued key product approvals and approval waivers from several governmental gaming regulators and Native American tribes, as described below.

        With respect to the SecureDrop® System, we have received approvals or approval waivers for one or more of the components, or no approvals are required, from nine U.S. state gaming jurisdictions, including Colorado, Illinois, Indiana, Iowa, Louisiana, Michigan, Mississippi, Nevada, and North Dakota, and Saskatchewan, Canada. In addition to the foregoing approvals or approval waivers, we have installed various components of the SecureDrop® System in Argentina, Peru, Russia and Sweden, where the regulatory requirements are minimal.

        With respect to our shufflers, we have received approvals for the Random Ejection Shuffler™ and the Continuous Random Ejection Shuffler from two state gaming jurisdictions. The state gaming jurisdictions that have approved the Random Ejection Shuffler™ and the Continuous Random Ejection Shuffler are Indiana and Nevada and no approvals are required from Michigan and Washington. In addition, Gaming Laboratories International, an independent product testing laboratory, has approved the Random Ejection Shuffler™ for use in South Dakota and the Random Ejection Shuffler™ and the Continuous Random Ejection Shuffler for use in Louisiana. We are currently coordinating the necessary field trials with the Louisiana regulatory authorities. The PokerOne™ Shuffler, which is still in development, will be subject to similar regulatory approvals to which the Random Ejection Shuffler™ and the Continuous Random Ejection Shuffler are subject.

        With respect to the Deck Checker™, approval waivers were obtained from Nevada and Indiana and no approvals are required from Connecticut and Michigan.

        In addition, as of October 31, 2003, we had obtained licenses, approvals or approval waivers from more than 25 Native American tribes with respect to the SecureDrop® System, the shufflers, or Deck Checker™.

        Nevada.    The manufacture and distribution of associated equipment for use in Nevada are subject to the Nevada Gaming Control Act and the regulations promulgated thereunder and various local ordinances and regulations. These activities are subject to the licensing and regulatory control of the Nevada Gaming Commission, the Nevada Gaming Control Board and various local, city and county regulatory agencies, which we collectively refer to as the Nevada Gaming Authorities.

        The laws, regulations and supervisory practices of the Nevada Gaming Authorities are based upon the following declarations of public policy:

  •
  Preventing any involvement, direct or indirect, of any unsavory or unsuitable persons in gaming or in the manufacture or distribution of gaming devices at any time or in any capacity;

  •
  Strictly regulating all persons, locations, practices and activities related to the operation of licensed gaming establishments and the manufacture or distribution of gaming devices and equipment;

  •
  Establishing and maintaining responsible accounting practices and procedures;

  •
  Maintaining effective controls over the financial practices of licensees (including requirements covering minimum procedures for internal fiscal controls and safeguarding assets and revenues, reliable record keeping and periodic reports to be filed with Nevada Gaming Authorities);

  •
  Preventing cheating and fraudulent practices; and

  •
  Providing and monitoring sources of state and local revenue based on taxation and licensing fees.

        Any changes in these laws, regulations and procedures, depending upon their nature, could have an adverse effect on our operations.

        We are not required to register as a publicly traded corporation with the Nevada Gaming Control Board because we do not fall within the definition of a manufacturer of a gaming device. However, we are currently required to provide a copy of all periodic reports and other filings we make with the Securities and Exchange Commission, or the SEC, to the Nevada Gaming Control Board. We do not believe that we will be required by the Nevada Gaming Authorities to register since we do not presently manufacture or sell "gaming devices" as defined by the Nevada Gaming Control Act. Further, even though applications for the approval of associated equipment are subject to a less comprehensive approval process, the Nevada Gaming Control Board may investigate any individual who has a material relationship to, or material involvement with, us in order to determine whether such individual is suitable or should be licensed as a business associate of ours. Our officers, directors and certain key employees may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause that they deem reasonable. A finding of suitability is comparable to licensing. Both require submission of detailed personal and financial information, which is followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all costs of the investigation.

        In the event that the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us, we would have to sever all relationships with that individual. In addition, the Nevada Gaming Commission may require us to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

        In the event that we are found to have violated the Nevada Gaming Control Act, the licenses and/or approvals we hold could be limited, conditioned, suspended or revoked. In addition, we and the persons involved could be required to pay substantial fines, at the discretion of the Nevada Gaming Control Board, for each separate violation of the Nevada Gaming Control Act. The limitation, conditioning or suspension of any license or approval held by us could (and revocation of any license or approval would) materially adversely affect our operations.

        Any beneficial holder of our voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and have the holder's suitability as a beneficial holder of our voting securities determined if the Nevada Gaming Control Board finds reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation. Any person who fails or refuses to apply for a finding of suitability or a license within thirty days after being ordered to do so by the Nevada Gaming Commission or the Chairman of the Nevada Gaming Control Board may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. In the event that an individual is found to be unsuitable, that individual would be required to transfer or otherwise dispose of all of our stock on such terms as may be required by the applicable Nevada Gaming Authority.

        Although we believe that we are not currently required to be licensed by the Nevada Gaming Authorities, other states in which we conduct operations have similar regulatory requirements and statutory schemes with respect to licensing of us and of our key individuals. The manufacture and distribution of gaming devices and of associated equipment is heavily regulated within the United States, and each jurisdiction in which we conduct business may subject us and our key individuals to licensing requirements similar to those imposed in Nevada. Our products require different levels of review in each jurisdiction in which we do business, depending on how our products are classified by the applicable gaming authorities in that jurisdiction, and any change in classification of our products by the applicable gaming authorities could cause us to apply for additional, or initial, licenses of us and of our key individuals in that jurisdiction. Any change in classification of our products by the applicable gaming authorities would have a material effect on our licensing requirements in that jurisdiction and could have a material effect on our ability to continue to do business in that jurisdiction. In addition, the limitation, conditioning or suspension of any license, approval, or waiver of approval held by us in any of these jurisdictions could (and revocation or denial of any license, approval or waiver of approval would) materially adversely effect our operations and may have a material effect in other jurisdictions in which we previously have obtained licensing, approval, or waivers of approval, as the case may be.

        Louisiana, Michigan, Washington, Indiana and Other Jurisdictions.    We currently distribute products in Louisiana, Michigan, Washington, Indiana and other domestic gaming jurisdictions and intend to distribute products in other states and jurisdictions. Although the regulatory schemes in these jurisdictions are not identical, their material attributes are substantially similar, as described below.

        The manufacture, sale, distribution and ownership of associated equipment in each jurisdiction are subject to various provincial, state, county and/or municipal laws, regulations and ordinances, which are administered by the relevant regulatory agency or agencies in that jurisdiction. These laws, regulations and ordinances primarily concern the responsibility, financial stability and character of gaming equipment manufacturers, distributors and operators, as well as persons financially interested or involved in gaming or liquor operations.

        We have received a Notice of Administrative Charges and Opportunity for an Adjudicative Proceeding from the State of Washington Gambling Commission. The administrative charges arise out of our failure to timely deliver certain detailed financial and other information about certain of our larger debtholders. As a result of our failure to timely and completely reply, the Notice of Administrative Charges asserts violations of Washington regulatory provisions that could carry penalties including the suspension or revocation of our Washington license. We have attempted to obtain the requested information from our debtholders but have thus far been unable to satisfy the agents of the State of Washington Gambling Commission. For more information, see "Business—Legal Proceedings."

        Mississippi.    In many jurisdictions, our key personnel may be subject to licensing requirements, qualification or suitability findings. In 1999, we began distributing our shufflers in Mississippi through a subsidiary of ours that was licensed at the time. Subsequently, our shufflers were distributed by a licensed company owned by one of our employees in accordance with then-applicable regulatory guidance permitting the utilization of the separate company. After discussions with the Mississippi gaming authorities, we concluded that the Mississippi gaming authorities preferred that we become licensed for the distribution of our shuffler products and that the employee-owned company surrender its license. We initially commenced the licensing application process, but have temporarily asked that our respective pending applications be withdrawn for two reasons. First, one of our key employees must re-submit corrected materials. Second, our present revenue stream in Mississippi is not sufficient to justify immediately incurring the significant costs of application, investigation and licensure. We intend to re-submit our applications for licensure once the key employee has assembled the corrected materials and once potential shuffler revenues in Mississippi rise to a level that justifies incurring the application, investigatory and licensing costs. We believe that all the foregoing actions will be satisfactorily concluded in due course. However, pending such licensure, we will not be able to distribute new shuffler products in Mississippi. We do not currently anticipate that we will be restricted from selling the SecureDrop® or Deck Checker™ product lines in Mississippi, although the Mississippi gaming authorities could take a different position. In addition, we are in the process of notifying other state gaming regulators of this information. Other jurisdictions may not have similar inquiries into these facts and circumstances and such proceedings may have a material adverse impact on our ability to retain and renew existing licenses or to obtain new licenses in other jurisdictions.

        New Jersey.    We are seeking licensure under the New Jersey Casino Control Act, or the New Jersey Act, to be qualified to manufacture and sell gaming-related products to casinos in New Jersey. As part of such licensure, parent companies, holding companies and certain officers and directors of the companies are required to be found qualified by the New Jersey Casino Control Commission, or the New Jersey Commission. The sale and distribution of gaming equipment to casinos in New Jersey is also subject to the New Jersey Act and the regulations promulgated thereunder by the New Jersey Commission. The New Jersey Commission has broad discretion in promulgating and interpreting regulations under the New Jersey Act. Amendments and supplements to the New Jersey Act, if any, may be of a material nature, and accordingly may adversely affect the ability of a company or its employees to obtain any required licenses, permits and approvals from the New Jersey Commission, or any renewals thereof. The current regulations govern licensing requirements, standards for qualification, persons required to be qualified, disqualification criteria, competition, investigation of supplementary information, duration of licenses, record keeping, causes for suspension, standards for renewals or revocation of licenses, standards for approval of gaming related products, equal employment opportunity requirements, fees and exemptions. An applicant for a gaming related casino service industry license is required to establish, by clear and convincing evidence, financial stability, integrity and responsibility; good character, honesty and integrity; and sufficient business ability and experience to conduct a successful operation. This burden rests not only with the applicant, but also its directors, officers, management and supervisory personnel, principal employees and stockholders as well as the adequacy of the financial resources of the applicant. New Jersey licenses are granted for a period of two or four years depending on the length of time a company has been licensed, and are renewable. The New Jersey Commission may impose such conditions upon licensing, as it deems appropriate. These include the ability of the New Jersey Commission to require the applicant or licensee to report the names of all of its stockholders as well as the ability to require any stockholders whom the New

Jersey Commission finds not qualified to dispose of the stock, not receive dividends, not exercise any rights conferred by the shares, nor receive any remuneration from the licensee for services rendered or otherwise. Failure of such stockholder to dispose of such stockholder's stock could result in the loss of the license. Licenses are also subject to suspension, revocation or refusal for sufficient cause, including the violations of any law. In addition, licensees are also subject to monetary penalties for violations of the New Jersey Act or the regulations of the New Jersey Commission.

        We have submitted an application for licensure in New Jersey. Upon a satisfactory initial background investigation, we may obtain transactional waiver approval from the New Jersey Commission to engage in specific transactions with New Jersey casinos pending the outcome of the complete investigation of our license application. The transactional approval process permits us to continue our business with New Jersey casinos uninterrupted upon the completion of the investigation.

        Native American Gaming Regulation.    Gaming on Native American lands is extensively regulated under federal law, tribal-state compacts and tribal law. The Indian Gaming Regulatory Act of 1988, or IGRA, provides the framework for federal and state control over all gaming on Native American lands. IGRA regulates the conduct of gaming on Native American lands and the terms and conditions of contracts with third parties for management of gaming operations. IGRA is administered by the Bureau of Indian Affairs and the National Indian Gaming Commission.

        IGRA classifies games that may be conducted on Native American lands into three categories:

  •
  Class I Gaming;

  •
  Class II Gaming; and

  •
  Class III Gaming.

        Class I Gaming includes social games solely for prizes of minimal value, or traditional forms of Native American gaming engaged in by individuals as part of, or in connection with, tribal ceremonies or celebrations. Class I Gaming on Native American lands is within the exclusive jurisdiction of the Native American tribes and is not subject to the provisions of IGRA.

        Class II Gaming includes bingo, pull-tabs, lotto, punchboards, tip jars, instant bingo, and other games similar to bingo, if those games are played at the same location where bingo is played. Class II Gaming is permitted on Native American lands if: (i) the state in which the Native American lands are located permits such gaming for any purpose by any person, organization or entity; (ii) the gaming is not otherwise specifically prohibited on Native American lands by federal law; (iii) the gaming is conducted in accordance with a tribal ordinance or resolution which has been approved by the National Indian Gaming Commission; (iv) a Native American tribe has sole proprietary interest in and responsibility for the conduct of gaming; (v) the primary management officials and key employees are tribally licensed; and (vi) other miscellaneous requirements are met.

        Class III Gaming includes all other commercial forms of gaming, such as table games, slots, video casino games and other commercial gaming, such as sports betting and pari-mutuel wagering. Class III Gaming is permitted on Native American lands if the conditions applicable to Class II Gaming are met and, in addition, the gaming is conducted in conformance with the terms of a written agreement.

        IGRA requires states to negotiate in good faith with Native American tribes that seek to enter into a tribal-state compact for the conduct of Class III gaming. Such tribal-state compact may include provisions for the allocation of criminal and civil jurisdiction between the state and the Native American tribe necessary for the enforcement of such laws and regulations, taxation by the Native American tribe of such activity in amounts comparable to those amounts assessed by the state for comparable activities, remedies for breach, standards for the operation of such activity and maintenance of the gaming facility, including licensing, and any other subjects that are directly related to the operation of gaming activities. The terms of tribal-state compacts vary from state to state. Tribal-

state compacts within one state tend to be substantially similar to each other. Tribal-state compacts usually specify the types of permitted games, entitle the state to inspect casinos, require background investigations and licensing of casino employees, and may require the tribe to pay a portion of the state's expenses for establishing and maintaining regulatory agencies.

        On March 7, 2000, California voters approved California's tribal gaming initiative known as Proposition 1A, and California's constitution was amended to allow the Governor to compact with tribes for the operation of casinos including the operation of traditional slot machines. Since then, the Governor, with legislative approval, has entered into compacts with significant number of California tribes. We have approvals for certain California Native American casinos and applications for additional licenses are pending.

        United States-Federal.    The Federal Gambling Devices Act of 1962 makes it unlawful for a person to manufacture, deliver or receive gaming machines, gaming machine type devices and components thereof across interstate lines unless that person has first registered with the Department of Justice of the United States. We register annually with the Department of Justice in accordance with the Federal Gambling Devices Act of 1962.

        Application of Future or Additional Regulatory Requirements.    In the future, we intend to seek the necessary licenses, approvals and findings of suitability for us, our products and our personnel in other jurisdictions throughout the United States and the world where significant sales are anticipated. However, there can be no assurance that such licenses, approvals or findings of suitability will be obtained, and if obtained that they will not be revoked, suspended or conditioned or that we will be able to obtain the necessary approvals in a timely manner, or at all, for our future products as they are developed. If a license, approval or finding of suitability is required by a regulatory authority and we fail to seek or do not receive the necessary license, approval or finding of suitability, we may be prohibited from selling our products for use in the respective jurisdiction or may be required to sell our products through other licensed entities at a reduced profit.

MARKETING

        As the gaming industry becomes increasingly more competitive, our strategy is to develop cost-effective niche products and services that increase the security, productivity and profitability for the global gaming industry. As part of our strategy, we offer to lease or sell our products to casinos and other lawful gaming establishments. In addition, we permit casinos and other purchasers to purchase shufflers through installment sales, whereby purchasers pay a fixed monthly payment for a certain number of months. We believe that our customers enjoy the flexibility of not having to pay the full cost of the product up front, as a large percentage of our customers who have purchased shufflers have chosen to pay for them in installments.

        We have a professional sales team of four full-time employees with extensive gaming industry experience. In addition, our chief executive officer and senior vice president—slot development both actively participate in sales efforts. We believe that the most effective sales tactic is to show the potential customer live demonstrations of our products. As such, when a member of our sales team approaches a potential new customer, the sales representative typically brings one of our mobile showrooms that contains our complete line of products. Our marketing department supports the sales effort through direct mail advertising and presentations at international trade shows.

CUSTOMER SERVICE

        In order to maintain and expand the market presence of our products, we are committed to providing a high level of customer service and support. We have recently centralized all of our service functions to Las Vegas, Nevada for the purposes of ensuring uniform repair of our products. As such, all major technical maintenance on our products is conducted by our technicians in Las Vegas. In this regard, we have provided our customers with additional back-up products for use until we can return the serviced products to them.

        With respect to routine maintenance, we employ three customer service representatives, three service center managers and one technician (in addition to the nine technicians located in Las Vegas) in various locations in the United States. Our service representatives regularly visit our customers to ensure our products are operating satisfactorily. In the event that a customer service representative discovers a problem with one of our products, our representative will alert the customer that the equipment needs to be shipped to Las Vegas for repair. Our service representatives also assist our customers in training dealers and other casino employees how to use our products.

        Our standard warranty period is 90 days for our products. If a problem arises during the warranty period, we will fix the product at no cost, however, it is the customer's responsibility to ship the product to us. Certain components that we use to manufacture our products are acquired from third parties, and may contain a longer warranty period. For example, the warranty period on all memory chips is ten years.

        In addition, as explained more fully below, we maintain a training center in Las Vegas to provide support and training to our distributors, who are responsible for servicing their own products.

CUSTOMERS

        Our customers are domestic and international casino and gaming operators. From time to time, however, we evaluate the application of our security products in non-gaming contexts. In fiscal year 2003, we anticipate that Park Place Entertainment Corporation, our largest customer, will account for more than 10% of our revenues. As of and during the year ended December 31, 2002, approximately 10.2% of trade receivables and 39% of total sales were the result of a one-time transaction with a single customer. As of and during the nine months ended September 30, 2003, approximately 24.7% of trade receivables and 21.29% of total sales were concentrated in the Nevada gaming industry among five customers under the common ownership of Park Place Entertainment Corporation. Our future operations could be affected by adverse changes in the financial condition of, or our relationships with, the commonly owned Nevada gaming customers, or economic, competitive and political conditions in our customers' respective local areas or the gaming industry, in general.

DISTRIBUTION

        We sell and lease our products directly to gaming operators and indirectly through distributors. In general, except as described below, we depend on distributors to sell our products internationally and on our sales team to sell our products domestically. Our distributors receive compensation because we sell them our products at a set price that is lower than our direct sale price, and the distributors in turn add a reasonable mark up to our products. In fiscal year 2002, our direct sales accounted for 55% of our revenue and distributor-based sales accounted for 45%. However, due to an extraordinary sale of SecureDrop® Systems in Wisconsin, we believe that the percentage of direct sales vis-a-vis distributor-based sales in 2002 is unusual. We anticipate that in the next few years the percentage of our direct sales, which are principally domestic sales, will account for 75% of our revenue while distributor-based sales, which are principally international sales, will account for 25% based on the projected demand for our products.

        We use distributors to gain exposure of our products in certain geographic areas where we believe distributors with a local presence would be more effective than our own sales force. Management believes that utilizing distributors to sell our products internationally has two main advantages:

  •
  Distributors have the authority to operate in the respective market and are able to address and resolve regulatory compliance issues that may arise in a timely manner; and

  •
  Distributors have the internal infrastructure and superior contacts necessary to effectively sell our products in certain markets.

Accordingly, we have entered into various international exclusive and semi-exclusive distributorship agreements with respect to our shufflers and the SecureDrop® System with companies in Uruguay, certain Canadian provinces, Australia and New Zealand. In addition, we have entered into an exclusive five-year agreement with TCS Aces for the worldwide distribution of the Deck Checker™, excluding North America and the Caribbean Islands. With respect to distribution of our SecureDrop® System in Asia, we have entered into an oral sub-distributorship agreement with the RGB Group. With respect to distribution of our shufflers in Asia, we have entered into three oral non-exclusive distributor agreements and in the future may explore having our sales team pursue selling shufflers directly in the Asian market.

        We have also entered into exclusive and non-exclusive relationships with certain domestic distributors with respect to the distribution of the SecureDrop® System in Arizona, Colorado, New Mexico and Texas, the distribution of the Random Ejection Shuffler™ in Wisconsin and Minnesota, and the distribution of the SecureDrop® System in Wisconsin and to all Native American casinos in Michigan.

        Because it is important to us that our distributors provide excellent customer service, we require our distributors to participate in an extensive training program to ensure that they possess the skills necessary to repair and maintain all of our products. In this regard, distributors perform the same tasks as our customer service representatives, and in most cases are also responsible for major repairs of our products placed overseas. As our business grows, we anticipate employing an international support specialist to act as a customer service representative for our overseas customers.

PRODUCT DEVELOPMENT, MANUFACTURING AND ASSEMBLY

        At our principal offices, we maintain a state-of-the-art facility for our product development, service and final assembly divisions. We have 12 full-time employees and one contract person working in research and development of our shufflers, and enhancements to our SecureDrop® product line. We have 35 full-time and four contract personnel in final assembly, installation and service. We hire contract personnel on a varied basis depending upon production and installation volume. In addition, we occasionally engage consultants under certain circumstances to purchase components for, manufacture or package our products. To facilitate development and assure quality control, we maintain three dedicated laboratory facilities. Within these labs, we continue to develop additional features to the SecureDrop® System, conduct real-time testing for our shufflers, and test the Deck Checker™ and prepare quality assurance analyses and internal product trials, although the service and refurbishment center for our shufflers is also located on the premises of our principal offices in Las Vegas.

        At the heart of our principal offices is the final assembly center with its state-of-the-art machine shop outfitted with robotic equipment, a receiving lab featuring optical comparators to conduct components inspections and a series of product assembly lines for the SecureDrop® System, the Deck Checker™ and the shuffler product line. After our components are shipped to us from China, New Zealand, Costa Rica, or Texas, final assembly is currently done at our principal offices, although we continue to move more component and assembly work to our facility in China.

SUPPLIERS

        A majority of the components for the SecureDrop® System and our shuffler line are manufactured in facilities in Xiaolan Town in Zhongshan City, China, which are trucked through China, shipped by boat to Long Beach, California, and then trucked to our manufacturing center in Las Vegas, Nevada. Despite these transportation costs, we believe that having the components used to make our products manufactured in China is much more cost effective than having the supplies manufactured in the

United States. To facilitate the delivery of the components to our principal office in Las Vegas, we have set up an office, assembly and warehouse facility and hired a staff in Xiaolan Town in China. Although we propose to outsource many components of our products, we intend to maintain a five- to six-month inventory of parts at our principal office in Las Vegas in the event there is interruption in the manufacture and receipt of components and finished products from China.

        In addition, certain electronic components used in the production of the boards in our SecureDrop® products are manufactured in Costa Rica. However, we intend to arrange to have this manufacturing transferred to China in the future.

        Memory chips, which are used in the bucket of the SecureDrop® System are the raw materials that are the most difficult to obtain and are the most sensitive to price fluctuations. Currently, Dallas Semiconductor, a company located in Dallas, Texas, supplies these raw materials to us. Because an interruption in the supply of memory chips could have a material adverse effect on our business, we maintain an adequate supply of chips at our Las Vegas facility to permit us to transition to another supplier.

        Components for the manufacture of the Deck Checker™ units are supplied by various vendors in Xiaolan Town in Zhongshan City, China.

INTELLECTUAL PROPERTY

        We have secured, and endeavor to secure, to the extent possible, exclusive rights in our products, primarily through federal and foreign intellectual property rights, such as patents, copyrights and trademarks. We have applied for various other patents with respect to other concepts and products, including potential non-gaming application of our technology. We believe that our intellectual property is critical to our future profitability and growth.

        With respect to the SecureDrop® System, the United States Patent and Trademark Office has issued four patents, Patent Nos. 5,875,879, 6,213,277, 6,328,149 and 6,336,544. These patents expire on dates between March 2017 and September 2019. In addition, there is one patent application on file with the United States Patent and Trademark Office relating to the SecureDrop® System. On June 26, 2001, we purchased from Technology Development Center, LLC, the worldwide right, title and interest to the patents, pending patent applications and all patent rights to the "Coin Operated Machine Having An Electronically Identified Coin Collection Box" and the "Coin Operated Machine Including a Coin Box Having a Memory Device." These intellectual property rights relate to the technology utilized in our SecureDrop® product line.

        With respect to our shufflers, the United States Patent and Trademark Office has issued five patents, Patent Nos. 5,584,483, 5,676,372, 6,019,368, 6,293,546, and 6,299,167. These patents expire on dates between April 2014 and September 2019. In addition, there is one patent application on file with the United States Patent and Trademark Office. Our shufflers have also been issued two patents in Australia and one patent in Canada. For additional information with respect to the ongoing litigation involving Shuffle Master, Inc., see "Business—Legal Proceedings."

        With respect to the Deck Checker™, we acquired the rights to the Deck Checker™ pursuant to a purchase and sale agreement dated December 23, 2002 in which we purchased all of the tangible and intangible assets related to the Deck Checker™. The purchase price was $1,009,800, where $504,900 is payable upon the successful production of five fully operational units of the Deck Checker™ and $500,000 is payable within six months after the first payment is due. The first payment in the amount of $504,900 was made on August 1, 2003 and the final $500,000 payment is due on February 1, 2004. In addition to the purchase of these assets, we purchased tooling, inventory and spare parts for $44,800. In exchange for the payments, the seller has agreed to transfer all of the tangible and intangible assets related to the Deck Checker™ and not to compete with us for 60 months.

        There can be no assurance that any of the claims contained in our pending United States or foreign patent or trademark applications will be issued, that any of these rights will not be infringed by others or that already issued patents or trademark registrations will not be invalidated or canceled. Third parties could infringe on our rights or successfully duplicate our products without infringing on our legal rights. Many elements incorporated in our proprietary products are in the public domain or otherwise not amenable to legal protection, and the steps taken by us will not, in and of themselves, preclude competition with our proprietary products.

EMPLOYEES

        As of October 31, 2003, we had 81 full-time employees in the United States and 27 full-time employees in China, and 4 contract personnel in the United States. None of our employees are represented by a labor union, and we consider our relationships with our employees to be satisfactory. All employees have signed confidentiality agreements, which prohibit them from disclosing any of our confidential information at any time during or after their employment with us.

PROPERTY

        We lease approximately 58,725 square feet for our headquarters at 6830 Spencer Street, Las Vegas, Nevada 89119, which houses our corporate offices, including sales, engineering, and manufacturing departments. The current lease requires payments of approximately $55,000 per month and expires in October 2006. We have an option for an additional term of five years. We are currently assessing whether our current headquarters are sufficient for our operations.

        The lease for the Tukwila, Washington service center is for approximately 1,500 square feet, requires monthly lease payments of $1,512 and ends in November 2003. The lease for the Gulfport, Mississippi service center is for approximately 1,500 square feet, requires monthly lease payments of $725 and ended in August 2003. We are continuing to lease the property in Mississippi on a month-to-month basis under the same terms. The lease for the Berkley, Michigan service center is for approximately 1,150 square feet, requires monthly lease payments of $961 and ends in March 2005.

        We have leased office and warehouse space in Xiaolan Town in Zhongshan City, Guangdong Province in China to meet our need for cost-saving manufacturing. The facility consists of approximately 5,500 square feet. The monthly lease payments are $590 per month, and the lease ends April 1, 2008. This facility was opened in April 2003. We have also leased a corporate house that is being renovated for the use of management that travel to the China facility. The lease payments will begin in November 2003 and are $350 per month.

LEGAL PROCEEDINGS

        On March 27, 2002, Shuffle Master, Inc., or Shuffle Master, filed a complaint (Case No. CV-S-02-0438-JCM-PAL) against VendingData in the United States District Court, District of Nevada. The amended complaint alleges, among other things, claims for patent infringement and requests treble damages, an injunction enjoining us from infringing on two of Shuffle Master's patents, an accounting of our gains and profits that resulted from our alleged infringement, and for interest, costs and attorneys' fees. The Shuffle Master patents that are at issue in the litigation concern registering use of a playing card shuffler apparatus and the displaying of the use on a display. We have filed our answer, counterclaims, and amended counterclaims against Shuffle Master. In our answer, we deny Shuffle Master's allegation of patent infringement and request that Shuffle Master's complaint be dismissed. We also seek, in our amended counterclaim, a declaration that we do not infringe Shuffle Master's patents and that Shuffle Master's patents and certain of its related claims are invalid. We further assert counterclaims against Shuffle Master for breach of contract and violation of the Uniform Trade Secrets Act. On May 20, 2002, the United States District Court, District of Nevada denied

Shuffle Master's motion for preliminary injunction against us. Discovery in this litigation is now closed. On May 28, 2003, we filed a motion for summary judgment requesting that the court dismiss the case against us. The hearing for our motion for summary judgment was taken off calendar pending a ruling by a magistrate judge with respect to a October 24, 2003 claim construction hearing to determine the scope and definition of the patent claims at issue. As of October 31, 2003, the magistrate judge had the matter under advisement.

        Inasmuch as Shuffle Master has asserted patent infringement claims and we have reasonable defenses, we cannot predict whether we will prevail in this litigation, nor whether damages, if awarded, would significantly impact our ability to continue to manufacture and sell particular products within the United States and its territories. Similarly, we cannot predict whether Shuffle Master will assert other patents it may currently or in the future own, nor can we predict the likely outcome of any such litigation or whether any such substantial litigation would have a material adverse effect on our business as presently conducted or as anticipated. See "Risk Factors."

        On July 22, 2003, Shuffle Master, Inc. filed a petition (Case No. 20003-11016) against VendingData Corporation and Casinovations, Inc., an inactive wholly-owned subsidiary of VendingData Corporation, in the Civil District Court for the Parish of Orleans, State of Louisiana. The petition alleges that VendingData and/or Casinovations violated the Louisiana Unfair Sales Law by offering to sell or lease the Random Ejection Shuffler™ at a price that is below the cost of producing and selling or leasing the Random Ejection Shuffler™. The petition further alleges that VendingData and/or Casinovations violated the Louisiana Unfair Trade Practices Act by intending to "dump" Random Ejection Shufflers™ into the market with the intent to "steal" customers from Shuffle Master. The third claim asserted by Shuffle Master is that the actions of VendingData and/or Casinovations constitute fraud, theft by conversion, misappropriation, intentional misrepresentation and/or general negligence. The petition requests the court to enter a preliminary and permanent injunction against VendingData and/or Casinovations from selling or leasing the Random Ejection Shuffler™ and other automatic playing card shufflers to Harrah's Jazz Casino located in New Orleans, reasonable attorneys' fees and costs, and all other relief in law or in equity that the circumstances merit. Based on advice of counsel, we believe that we have meritorious defenses against all these claims and we intend to vigorously defend against these allegations. In connection with this matter, we have received notice from the Louisiana Department of Justice that Shuffle Master has notified the Louisiana Department of Justice of its claims against us for the purposes of preserving its right to treble damages, if successful. The Louisiana Department of Justice has not investigated this matter and makes no determination as to the merits thereof.

        On September 8, 2003, we received a Notice of Administrative Charges and Opportunity for an Adjudicative Proceeding from the State of Washington Gambling Commission. The administrative charges arise out of our failure to timely deliver certain detailed financial and other information about certain of our larger debtholders. As a result of our failure to timely and completely reply, the Notice of Administrative Charges asserts violations of Washington regulatory provisions that could carry penalties including up to the suspension or revocation of our Washington license. We have attempted to obtain the requested information from our debtholders but have thus far been unable to satisfy the agents of the State of Washington Gambling Commission. While we intend to continue to cooperate and make efforts to comply with the information requests, we have engaged Washington legal counsel to respond to the alleged violations and advise us on procedural and substantive steps we must take.

        On August 5, 2003, Dan Purjes, one of our stockholders, filed a complaint (Case No. 114071/03) against us in the Supreme Court of the State of New York, County of New York. The complaint alleges that we owe $28,500 plus attorneys' fees and costs related to a promissory note that we executed in favor of Mr. Purjes. This case was settled by agreement executed November 11, 2003 under which Mr. Purjes will be permitted to credit $28,500 against an exercise of common stock warrants held by

Mr. Purjes for 60,000 shares, at an exercise price of $1.75 per share with the balance, $76,500, to be paid in cash.

        On July 29, 2002, Contract Manufacturing Service, Inc., filed a complaint (Case No. A454098) against VendingData in the District Court of Clark County, Nevada. The complaint alleges non-payment for products allegedly delivered, and requests compensatory damages in the amount of $29,896, interest, attorneys' fees and costs. The parties have entered into a stipulation as of February 2003, which requires us to make monthly payment installments, the fulfillment of which will lead to the dismissal of this litigation. We anticipate making the final payment in December 2003.

        On November 22, 1999, Moll Industries, Inc., or Moll, filed a complaint (Case No. 817296) against VendingData in the Superior Court of the State of California for the County of Orange, California. The second amended complaint alleged claims for breach of contract, quantum meruit, an accounting, and declaratory relief, and arises from a dispute between the parties regarding the manufacture of parts for the Random Ejection Shuffler™. We answered Moll's second amended complaint and filed a cross-complaint for breach of contract and breach of implied covenant of good faith and fair dealing. The parties entered into a stipulation as of December 2000, which required us to pay Moll $60,000. To date, we have paid $35,000 and once we have completed all payments to Moll, this litigation will be dismissed. In light of VendingData being informed that Moll has filed bankruptcy, payments pursuant to the stipulation have been suspended.

MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

        The following information is furnished with respect to each member of our board of directors, including our chief executive officer who is also a director. There are no family relationships between or among any of our directors.

  Directors

Name	Age	Director Since	Position
Steven J. Blad	52	1998	Chief Executive Officer, President and Director
James E. Crabbe	58	2000	Chairman of the Board of Directors
Ronald O. Keil	71	1998	Director
Bob L. Smith	65	1998	Vice-Chairman of the Board of Directors

        Steven J. Blad joined us in October 1996 and served as Vice President of Sales and Marketing until April 1997, when he became our president. Mr. Blad served in that position until May 1998, when he became our Chief Executive Officer, President and director. Mr. Blad received a bachelor's degree in 1973 from Carson Newman. Prior to joining us in 1996, Mr. Blad was both employed and acted as a consultant in and outside the gaming industry. Mr. Blad's gaming experience includes acting as a consultant for Spintek Gaming Technologies, Inc. from October 1994 through September 1996, serving as the Chief Executive Officer of Flagship Games International located in Port Everglades, Florida from July 1987 to July 1991 and serving as the General Manager of Seminole Tribe Bingo Hall on the Big Cypress Reservation in Big Cypress, Florida from April 1984 to May 1986. He obtained a Masters of Education degree in 1975 from Southern Baptist Graduate School. From 1975 to 1976, Mr. Blad pursued additional graduate studies at the University of Alabama.

        James E. Crabbe became a member and Vice-Chairman of our board in May 2000 and was elected Chairman of our board in August 2001. Mr. Crabbe is currently engaged in the active management of his personal investment portfolio. He spent 34 years in the money management business. In 1980, he co-founded the Crabbe-Huson Group, an investment management company, of which he served as president, portfolio manager and analyst until his retirement from the business in 2000. Mr. Crabbe earned his bachelor's degree from the University of Oregon in 1967. He serves on the board of directors of Viewpoint Corporation, a publicly traded software company.

        Ronald O. Keil has been a member of our board since April 1999. Since July 1990, Mr. Keil has owned and operated two supermarkets in San Diego, California. Since March 1995, Mr. Keil has served as Managing Partner of RJL Properties, Inc., which owned and operated five hotels and a mini-storage facility, all of which were sold between 1995 and 1997. In addition, from October 1993 to January 1998, Mr. Keil owned a 142-room Holiday Inn in Idaho Falls, Idaho. Mr. Keil is a founder and director of the Bank of Clark County, Washington. He earned a bachelor's degree in Business Administration from Lewis and Clark College and has completed graduate work towards a Master of Business Administration from the University of Oregon.

        Bob L. Smith joined our board in May 1998 and served as Chairman of our board from April 1999 until August 2001, when he became Vice-Chairman of our board. Mr. Smith also serves as Chairman of the Board and Chief Executive Officer of VIP's Industries, Inc., a company co-founded by Mr. Smith in 1968 that oversees restaurant, hotel and real estate development in five Western states. Mr. Smith serves on the Boards of Directors of Flying J., Inc., an integrated oil company, and Regency of Oregon (formerly Blue Cross and Blue Shield of Oregon), and previously served on the Boards of Directors of the Crabbe-Huson Funds, Inc., an investment management company, and Centennial Bank (now

Umpqua Bank). Mr. Smith received a bachelor's degree in Business Administration from the University of Oregon in 1962.

  Executive Officers

        Stacie L. Brown, age 33, joined us in July 1999, as our Corporate Counsel and serves as our Secretary. From 1995 to 1999, she was in private practice with Dickerson, Dickerson, Consul & Pocker in Las Vegas, Nevada, where she assisted in the representation of the Las Vegas Convention and Visitors Authority. Ms. Brown has been admitted to the State Bar of Nevada and the District of Columbia Bar and is admitted to practice before the U.S. District Court, District of Nevada, the U.S. Courts of Appeal for the Ninth and District of Columbia Circuits and the United States Supreme Court. Ms. Brown earned her Juris Doctor from the University of Michigan Law School in 1995 and received a bachelor's degree from Ball State University in 1992 majoring in French, Political Science and Telecommunications.

        John R. Spina, age 53, has been our Chief Financial Officer since February 2003 and our Treasurer since April 2003. Mr. Spina has held senior level positions for over 20 years with major gaming operators such as Harrah's Entertainment, Inc., Resorts International, Inc., Ameristar Casino, Inc. and Pinnacle Entertainment, Inc. These positions included Chief Operating Officer, Executive Vice President, Vice President of Information Technology and Senior Vice President of Finance. Mr. Spina held the position of Executive Vice President of Operations for Ameristar Casinos from 1995 to July 1998. From August 1998 to October 1999, Mr. Spina held the position of Vice President and General Manager of Hyatt's Grand Victoria Casino. From November 1999 to July 2001, Mr. Spina held the position of Vice President and General Manager of Pinnacle Entertainment's Belterra Casino and he held the position of Chief Operating Officer at Gamecraft Inc. from October 1, 2002 through January 2003. He has a strong understanding of slot operations and has strong contacts in the casino industry, having worked for a major public accounting firm before entering the gaming industry. Mr. Spina earned his bachelor of science and Master of Business Administration degrees from Drexel University. He is a certified public accountant in the State of New Jersey.

  Significant Employees

        Robert G. Pietrosanto, age 41, joined us in January 1999 and is currently our Table Games Sales—Division President. Previously, Mr. Pietrosanto served as a sales executive for Shuffle Master, Inc. from 1992 to 1999. In addition, Mr. Pietrosanto held key management positions at several casinos, including Binion's Horseshoe Casino and Hotel in Las Vegas, Nevada and the Sands Hotel and Casino in Las Vegas, Nevada. Mr. Pietrosanto studied business administration at Alfred University in Alfred, New York from 1980 to 1983.

        D. Dean Barnett, age 46, joined us in August 1998 and is currently SecureDrop®, Sales—Division President. Previously, Mr. Barnett held executive sales positions with two other gaming supply companies in 1997 and 1998 and served as the National Sales Manager for Shuffle Master, Inc. from 1992 to 1997. In addition, from 1984 to 1992, Mr. Barnett worked for Bally's Las Vegas, as part of a special management team focused on fraudulent player practices, such as card counting and shuffle tracking. Mr. Barnett studied business management at the University of Nevada, Las Vegas from 1978 to 1980.

        Kenneth R. Dickinson, age 48, has served as our Senior Vice President, Slot Development since 1998. Mr. Dickinson is primarily responsible for the development and implementation of our SecureDrop® System. From 1989 to 1998, Mr. Dickinson served as Engineering Manager at Bally Gaming, where he was responsible for the design and development of Bally's first touchscreen lottery game and the GameMaker, the first of its kind with a multi-game touch screen gaming device.

Mr. Dickinson received a bachelor's degree in electrical engineering from Michigan Technical University in 1977.

        William B. Roquemore, age 49, joined us in January 1999, and serves as Vice President, Manufacturing and Service. Before joining us, Mr. Roquemore worked for Softbank Corp. as Site Manager from 1997 to 1999, and served 20 years in the production and service areas of computer electronics manufacturing. Mr. Roquemore earned a degree in Applied Electronics from the United Electronics Institute in Dallas, Texas in 1978 and also studied manufacturing and quality control at Richland College in Dallas, Texas in 1980.

        Jessica N. Neville, age 27, joined us in September 2001, and serves as Vice President of Marketing and Public Relations. From October 2000 to September 2001, Mrs. Neville worked in the Marketing and Special Events department at the Four Queens Casino. Prior to relocating to Las Vegas, Mrs. Neville worked as an Associate Producer at North By Northwest productions in Boise, Idaho from June 1998 to July 2000. Mrs. Neville earned a bachelor's degree in Mass Communication and Journalism from Boise State University.

        Joseph D. Corradino, age 54, joined us in November 2000 as Director of Sales/Table Games. Mr. Corradino has over 26 years of casino experience and has held positions in international and domestic casino management. Prior to joining us, Mr. Corradino served as Vice President of Casino Operations for the Santa Fe Hotel and Casino from 1992 to 2000. Before his employment with the Santa Fe Hotel and Casino, he held numerous positions in the gaming industry, including Casino Manager at the Hacienda Hotel from 1989 to 1993, Shift Manager at the Sahara Hotel & Casino from 1985 to 1989, and Casino and Assistant Casino Manager at the Flamingo Beach Casino in the Netherlands Antilles from 1983 to 1984. Mr. Corradino earned a bachelor's degree in Transportation, Tourism and Travel from Niagara University in 1971.

  Compensation of Non-Employee Directors

        Our directors who are not our employees waived payment of $500 per meeting for each of the quarterly board meetings in 2002 and through September 2003. Our board members have also waived reimbursements for all expenses for meeting attendance or out-of-pocket costs connected directly with our board members serving as directors as of September 2003. In September 2003, our board adopted a new policy in which our board members are now required to pay their own expenses and out-of-pocket costs relating to meeting attendance in exchange for a one-time grant of 50,000 options exercisable after stockholder ratification of amendments to the Amended and Restated 1999 Directors' Stock Option Plan at $2.50 per share and an annual grant of 10,000 options exercisable at the then-current market price of our common stock. Pursuant to our Amended and Restated 1999 Directors' Stock Option Plan, the exercise price of $2.50 per share was determined by our board of directors to be the fair market value per share at the time of grant. Directors who are our employees do not receive compensation for their services as directors.

  Board of Directors Meetings

        Our board of directors meets quarterly, and in 2002, our board of directors held four meetings. All directors attended at least 75% of the aggregate meetings of the board of directors and the board committees on which they serve.

  Committees of the Board of Directors

        Our board has two standing committees, the executive committee, which performs the functions of a compensation committee, and the audit committee.

        The audit committee is comprised of Messrs. Keil and Smith. Our audit committee generally meets quarterly, and in 2002, our audit committee held one meeting. As of October 31, 2003, our audit committee has held four meetings in 2003. As stated in the audit committee charter, amended as of September 6, 2000, among other things, our audit committee has the responsibility of selecting the firm that will serve as our independent public accountants, approving and reviewing the scope and results of the audit and any nonaudit services provided by the independent public accountants and meeting with our financial staff to review internal control, procedures and policies.

        The executive committee is comprised of Messrs. Blad, Crabbe and Smith. Our executive committee generally meets quarterly, and in the twelve months ended December 31, 2002, our executive committee held three meetings. This committee has the responsibility of reviewing our financial records to determine overall compensation and benefits for executive officers and establishing and administering the policies that govern employee salaries and benefit plans. All options granted to our directors and officers are approved by a majority vote of our entire board.

  Compensation Committee Interlocks and Insider Participation

        No member of our executive committee serves as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving as a member of our board or executive committee. In addition, other than Mr. Blad, our Chief Executive Officer and President, none of the members of our executive committee serves or has served as an officer or employee of VendingData or any of our subsidiaries.

EXECUTIVE COMPENSATION

  Summary Compensation Table

        The following table sets forth the compensation awarded to, earned by or paid to, our Chief Executive Officer and our other executive officers earning in excess of $100,000 for services rendered in all capacities during fiscal years ended December 31, 2002, 2001, and 2000. We provide certain perquisites and other personal benefits to some or all of our executives. The unreimbursed incremental cost to us of providing perquisites and other personal benefits did not exceed, as to any of the executives for any year, the lesser of $50,000 or 10% of the total salary and bonus paid to such executive for such year.

Long-Term Compensation
Annual Compensation
Name and Principal Position				Securities Underlying Options/SARs (#)	All Other Compensation ($)
	Year	Salary ($)	Bonus ($)
Steven J. Blad, Chief Executive Officer, President and Director	2002 2001 2000	282,200 282,200 282,000	— — —	133,000 219,000 20,000	— — —
Stacie L. Brown, Corporate Counsel and Secretary	2002 2001 2000	114,918 101,547 87,615	— — —	7,400 14,200 1,000	— — —

  Option Grants In Last Fiscal Year

        The following table sets forth information regarding grants of stock options during the fiscal year ended December 31, 2002 made to the named executive officers. Material items governing option grants under our Amended and Restated 1999 Stock Option Plan are discussed below under "Stock

Option Plans." During the fiscal year ended December 31, 2002, we issued to employees options to purchase an aggregate of 110,650 shares of our common stock.

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date
Stacie L. Brown	7,400	6.7%	1.75	July 20, 2007

  Aggregated Option/SAR Exercises In Last Fiscal Year and FY-End Option/SAR Values

        The following table sets forth information regarding exercises of stock options and stock appreciation rights, or SARs, during the fiscal year ended December 31, 2002 made to the named executive officers.

			Number of Securities Underlying Unexercised Options/SARs as of December 31, 2002(#)
					Value of Unexercised In-the-Money Options as of December 31, 2002 ($)(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable	Unexecisable	Exercisable	Unexercisable
Steven J. Blad	—	—	412,600	633,000	133,500	66,500
Stacie L. Brown	—	—	26,200	32,400	7,300	3,700

(1)
Values for "in-the-money" options held as of December 31, 2002 represent the positive spread between the respective exercise/base prices of outstanding options and the estimated fair market value of $2.25 as of December 31, 2002.

  Employment Agreements

        In August 1999, we entered into an agreement with Steven J. Blad with an effective date of January 1, 2000 and a term of three years, replacing a prior agreement. Pursuant to the employment agreement, Mr. Blad shall receive a monthly base salary of $23,500 and 80,000 stock options with an exercise price of $12.50. With respect to the vesting of the options, 20,000 stock options vested as of the effective date of his employment agreement with the balance vesting over a three-year period thereafter as long as Mr. Blad remains employed as our President and Chief Executive Officer and satisfies certain performance goals to be established by our board. As with the prior employment agreement with Mr. Blad, the present employment agreement contains provisions with respect to confidentiality and non-competition. We recorded compensation expense of $10,000 in 2000 related to the options granted as a result of the excess in the fair value of the underlying common stock at the grant date, i.e., $13.00 per share, over the exercise price of $12.50 per share of the options granted.

        In November 2001, we entered into a first amendment to Mr. Blad's employment agreement, which extended the term of his employment agreement through December 31, 2004. The first amendment provides that 400,000 options, exercisable at a price of $1.75 per share, be granted upon the effective date of the first amendment, November 20, 2001. Of the 400,000 options, 134,000 options were vested as of the effective date of the first amendment, 133,000 options will vest on the first anniversary of the first amendment, and another 133,000 options will vest on the second anniversary of the first amendment. With Mr. Blad's consent, these options were made subject to the terms and conditions of the Amended and Restated 1999 Stock Option Plan.

        In June 2003, we entered into a second amendment to Mr. Blad's employment agreement, in which we extended the term of Mr. Blad's employment through December 31, 2009, granted to Mr. Blad stock options to purchase 500,000 shares of our common stock at $2.50 per share, and agreed that Mr. Blad's base salary shall continue at $282,000 per year.

        In July 2001, we entered into an employment agreement with Stacie L. Brown with an effective date of July 20, 2001 and a term of two years. Pursuant to the employment agreement, Ms. Brown received an annual base salary of not less than $115,000 and 29,000 stock options with an exercise price ranging from $1.75 to $13.00 per share. With respect to the vesting of the options, 14,200 stock options vested as of the effective date of her employment agreement with the balance vesting over a two-year period thereafter as long as Ms. Brown remained employed as our Corporate Counsel. The employment agreement provides that if her employment is terminated for cause (as defined in the employment agreement), death, or termination of our business, she will receive no severance of any kind. In the event that the employment agreement is terminated for any reason other than for cause, death, or termination of our business, she will receive a severance payment equal to seven months base salary. Her employment agreement also contains provisions with respect to confidentiality and non-competition.

        In June 2003, we entered into a first amendment to employment agreement of Ms. Brown, in which we extended the term of Ms. Brown's employment through July 19, 2006, granted to Ms. Brown stock options to purchase 25,000 shares of our common stock at $2.50 per share, accelerated the vesting date of certain existing options, and agreed that Ms. Brown's base salary will be $125,000 per year.

        In February 2003, we entered into an employment agreement with John R. Spina with an effective date of February 24, 2003 and a term of two years. Pursuant to the employment agreement, Mr. Spina will receive an annual base salary of $175,000 and 50,000 stock options with an exercise price of $3.00 per share. With respect to the vesting of the options, 16,000 stock options vested as of the effective date of his employment agreement with the balance vesting over a two-year period thereafter as long as Mr. Spina remains employed as our Chief Financial Officer. The employment agreement provides that if his employment is terminated for cause (as defined in the employment agreement), death, or termination of our business, he will receive no severance of any kind. In the event that the employment agreement is terminated for any reason other than for cause, death, or termination of our business, he will receive a severance payment equal to seven months base salary. His employment agreement also contains provisions with respect to confidentiality and non-competition.

        In July 2003, we entered into an amendment to the employment agreement of John R. Spina, Chief Financial Officer. Pursuant to this amendment, we awarded Mr. Spina an option to purchase 25,000 shares of our common stock, at an exercise price of $2.50 per share and accelerated the vesting date of certain existing options.

        In June and July 2003, we entered into amended employment agreements with certain significant and other employees under which the terms of their employment agreements were extended three years. In addition, we increased the number of stock options granted to these employees and accelerated the date of vesting of certain existing stock options. The certain significant and other employees included D. Dean Barnett, SecureDrop® Sales—Division President; Tyson K. Adams, Software Engineering Manager; Lynn C. Hessing, Director of Engineering; Robert G. Pietrosanto, Table Games Sales—Division President; William B. Roquemore, Vice President, Manufacturing and Service; and Kenneth R. Dickinson, Senior Vice President, Slot Development.

  Stock Option Plans

        We have two stock options plans, the Amended and Restated 1999 Stock Option Plan and the Amended and Restated 1999 Directors' Stock Option Plan, which were originally authorized to issue options to purchase an aggregate of 100,000 shares and 20,000 shares, respectively. Our board approved an increase in the number of shares authorized for issuance under the Amended and Restated 1999 Stock Option Plan to 2,000,000 shares, which our stockholders approved on May 29, 2003. In July 2003, our board, subject to stockholder approval, approved an increase in the number of shares authorized for issuance under our 1999 Directors' Stock Option Plan to 300,000. Pursuant to our stock options plans, as of October 31, 2003, there were options outstanding to purchase 2,128,980 shares of our common stock with a weighted average exercise price per share of $3.38 and options remaining to purchase 171,020 shares of our common stock.

        As of October 31, 2003, we have issued 1,953,780 options to purchase our common stock pursuant to our Amended and Restated 1999 Stock Option Plan, 155,200 options pursuant to our Amended and Restated 1999 Directors' Stock Option Plan and 20,000 options to purchase our common stock outside of our Amended and Restated 1999 Stock Option Plan. We cannot make any grants under our stock option plans of options to purchase common stock at an exercise price of less than 100% of the fair market value of our common stock on the date of grant. Options granted outside of our Amended and Restated 1999 Stock Option Plan have not been submitted to our stockholders for approval and were issued on terms as determined and approved by our board. With the optionee's consent, certain options (other than the 20,000 options discussed above) were made subject to the terms and conditions of the Amended and Restated 1999 Stock Option Plan.

  Amended and Restated 1999 Stock Option Plan

        Under our Amended and Restated 1999 Stock Option Plan, our executive committee has the authority to determine the persons to whom awards will be granted, the nature of the awards, the number of shares to be covered by each grant, the terms of the grant and with respect to options, whether the options granted are intended to be incentive stock options, the duration and rate of exercise of each option, the option price per share, the manner of exercise and the time, manner and form of payment upon exercise of an option.

        Stock options may be exercised in whole or in part at any time during the option period by giving written notice to us specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the exercise price, either by cash or by certified or cashier's check, or such other instrument as the Committee (as defined in the Amended and Restated 1999 Stock Option Plan) may accept and by payment of all amounts that we are required to withhold by law for tax obligations.

        Upon termination of an optionee's employment for cause, such employee's stock options will terminate. Upon termination of an option holder's employment for any reason other than death or permanent disability, such employee's stock options will terminate 90 days from the date on which such relationship terminates. Except as the Committee may expressly determine otherwise at any time with respect to any particular non-qualified option granted, if an optionee shall die or cease to have a relationship by reason of permanent disability, any option granted to him shall terminate one year after the date of his death or termination of relationship due to permanent disability unless by its terms it shall expire before such date, and shall only be exercisable to the extent that it would have been exercisable on the date of his death or his termination of relationship due to permanent disability. In the case of death, the option may be exercised by the person or persons to whom the optionee's rights under the option shall pass by will or by the laws of descent and distribution.

        In the event of a Change of Control (as defined in the Amended and Restated 1999 Stock Option Plan), all outstanding options not then exercisable and vested shall become fully vested and exercisable as of the change-of-control date.

        Our board of directors may at any time suspend, amend, revise or terminate our Amended and Restated 1999 Stock Option Plan, except that stockholder approval is required by a majority of the shares present and voting at either an annual or special meeting called for such purpose to:

  •
  materially increase the benefits accruing to participants under our Amended and Restated 1999 Stock Option Plan;

  •
  increase the number of shares of common stock that may be issued under our plan; or

  •
  materially modify the requirements as to eligibility for participation in our plan.

        The Committee, subject to board ratification, may amend the terms of any stock option that has already been granted, but no such amendment shall impair the rights of a holder without that holder's consent.

        In June and July 2003, our board voted to grant additional options to purchase shares of our common stock to nine executive officers and significant and other employees in connection with amending their already existing employment agreements. The purpose of the amendments generally was to extend the respective terms of such employment agreements and to accelerate the vesting dates of options previously granted. The board granted options to purchase 500,000 shares of our common stock at an exercise price of $2.50 per share to Mr. Blad, 25,000 shares at an exercise price of $2.50 per share to Mr. Spina, and an aggregate of 295,000 shares at an exercise price of $2.50 per share as follows: Mr. Adams (15,000 shares), Mr. Barnett (45,000 shares), Ms. Brown (25,000 shares), Mr. Dickinson (90,000 shares), Mr. Hessing (15,000 shares), Mr. Pietrosanto (60,000 shares), and Mr. Roquemore (45,000 shares).

  Amended and Restated 1999 Directors' Stock Option Plan

        In July 2003, our board voted to amend and subsequently ratified in September 2003 the 1999 Directors' Stock Option Plan to increase the initial option grant to our board members to 10,000 shares and to increase the annual option grant to 10,000 shares. Our board of directors also approved one-time grants of stock options to purchase 50,000 shares of our common stock at an exercise price of $2.50 per share to each of our three non-employee directors in consideration for past services in lieu of other director compensation. Pursuant to our Amended and Restated 1999 Directors' Stock Option Plan, the exercise price of $2.50 per share was determined by our board of directors to be the fair market value per share at the time of grant. The amendment and restatement of our 1999 Directors' Stock Option Plan is subject to stockholder approval at our next annual meeting.

        Under our Amended and Restated 1999 Directors' Stock Option Plan, stock options may be exercised in whole or in part at any time during the option period by giving written notice to us specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the exercise price, either by cash or its equivalent in property acceptable to the company, and in the discretion of the Committee (as defined in the Amended and Restated 1999 Directors' Stock Option Plan) assignment and delivery of shares of our common stock may be used as payment. If an optionee exercises a non-qualified stock option, the optionee may:

  •
  direct us to withhold from the shares of our common stock to be issued to the optionee the number of shares necessary to satisfy our obligation to withhold federal taxes, based on the shares' fair market value on the date of exercise;

  •
  deliver to us sufficient shares of our common stock to satisfy our withholding obligations; or

  •
  deliver sufficient cash to us to satisfy our federal tax withholding obligations.

        If an optionee ceases, other than by reason of death or retirement after attaining the age of 72 years, to be elected to serve on our board, all options granted and exercisable on the date of termination of directorship shall expire on the earlier of:

  •
  the tenth anniversary after the date of grant;

  •
  90 days after the day the optionee's term ends; or

  •
  as otherwise extended by our board in its sole discretion.

        If an optionee dies, the option may be exercised, to the extent of the number of shares that the optionee could have exercised on the date of his death, if any, by the optionee's estate, personal representative or beneficiary who acquires the option by will or by the laws of descent. The exercise may be made at any time before the earlier of the tenth anniversary after the date of grant or the third anniversary of the optionee's death.

        In the event of a Change of Control (as defined in the Amended and Restated 1999 Directors' Stock Option Plan), all outstanding options not then exercisable and vested shall become fully vested and exercisable as of the change-of-control date.

        Our board of directors may at any time suspend, amend, revise or terminate our Amended and Restated 1999 Directors' Stock Option Plan, except that stockholder approval is required by a majority of the shares of our outstanding common stock to:

  •
  increase the total number of shares that may be sold, issued or transferred under the Amended and Restated 1999 Directors' Stock Option Plan;

  •
  modify the provisions regarding eligibility;

  •
  reduce the purchase price at which shares may be offered pursuant to options; and

  •
  extend the expiration date of the Amended and Restated 1999 Directors' Stock Option Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Transaction Review

        We have adopted a policy that any transactions with directors, officers or entities of which they are also officers or directors or in which they have a financial interest, will only be on terms consistent with industry standards and approved by a majority of the disinterested directors of our board. Our bylaws provide that no such transactions by us shall be either void or voidable solely because of such relationship or interest of directors or officers or solely because such directors are present at the meeting of our board or a committee thereof which approves such transactions, or solely because their votes are counted for such purpose if:

  •
  The fact of such common directorship or financial interest is disclosed or known by our board or committee and noted in the minutes, and our board or committee authorizes, approves or ratifies the contract or transaction in good faith by a vote for that purpose without counting the vote or votes of such interested directors; or

  •
  The fact of such common directorship or financial interest is disclosed to or known by the stockholders entitled to vote, and they approve or ratify the contract or transaction in good faith by a majority vote or written consent of stockholders holding a majority of the shares of common stock entitled to vote (the votes of the interested directors or officers shall be counted in any such vote of stockholders); or

  •
  The contract or transaction is fair and reasonable to us at the time it is authorized or approved.

        In addition, interested directors may be counted in determining the presence of a quorum at a meeting of our board or a committee thereof that approves such transactions. If there are no disinterested directors, we shall obtain a majority vote of the stockholders approving the transaction.

  2001 Rights Offering

        On June 14, 2001, our board of directors declared a distribution of rights to purchase shares of common stock to stockholders of record as of June 15, 2001, or the record date, and holders of vested options and warrants and convertible notes that possess anti-dilution rights as of the record date at a price per unit of $1.75. Through this rights offering, we offered an aggregate of 5,373,954 shares of common stock upon the exercise of these rights by rightsholders pursuant to a Registration Statement on Form S-3 (File No. 333-64012), as declared effective by the SEC on July 13, 2001. James E. Crabbe, a director and our controlling stockholder, agreed to act as a standby purchaser in the event less than all of the rights were exercised by rightsholders.

        As of September 24, 2001, rightsholders had purchased a total of 1,713,317 shares of common stock. Rightsholders applied a total of approximately $1,892,000 in amounts payable under short-term notes or bridge loans toward the purchase price of the rights shares, and we received a total of approximately $1,107,000 in cash proceeds from the exercise of the rights. With respect to the unexercised rights, Mr. Crabbe purchased 3,660,637 shares, representing all of the remaining shares, in exchange for the application of $850,000 in short-term notes and $2,504,000 in bridge loans toward the purchase of these shares and the payment of approximately $3,052,000 in cash.

  2002 Private Placement of Convertible Notes

        On February 21, 2002, our board authorized a private placement of $4,799,995 of convertible notes. The convertible notes accrue interest at 9.5% per annum, mature one year from the date of issuance (where the holder has the discretion to extend maturity date for up to four one-year periods) and are convertible into shares of our common stock one year after issuance at a rate of $1.75 per share. In addition, for each convertible note of $49,999.95, we issued a warrant to purchase 2,500 shares of our common stock with an exercise price of $1.75. Through this private placement, a total of $4,799,995 principal amount of convertible notes were issued for $675,000 in cash with the remaining $4,124,995 representing a rollover of principal and interest. We also issued warrants to purchase 240,000 shares of our common stock. The convertible notes are convertible into 2,742,860 shares of our common stock. We used the proceeds from this private placement for general corporate purposes and working capital. We discontinued this private placement of convertible debentures as of January 14, 2003.

        With the approval of the board, certain members of the board, or entities controlled by these board members, participated in our private placement of convertible notes. The following table summarizes the purchases of convertible notes by members of the board or related entities.

Name	Amount	Warrants	Maturity	Convertibility
The James E. Crabbe Revocable Trust	$3,949,996	197,500	December 31, 2007	December 31, 2003
VIP's Industries, Inc.	50,000	2,500	December 31, 2004	December 31, 2003
I.C.D., Inc.	100,000	5,000	December 31, 2004	December 31, 2003
Ronald O. Keil	100,000	5,000	April 19, 2004 and January 13, 2005	April 19, 2003 and January 13, 2004

Total	$4,199,996	210,000

        The $3,949,996 convertible note and warrants to purchase 197,500 shares of our common stock purchased by the James E. Crabbe Revocable Trust, a trust for which James E. Crabbe, our Chairman, serves as trustee, were in exchange for the cancellation of prior indebtedness in the amount of $3,949,996.

        A $50,000 convertible note and warrants to purchase 2,500 shares of our common stock purchased by Ronald O. Keil were in exchange for the cancellation of a prior promissory note dated November 7, 2002, in the original principal amount of $50,000.

        The $50,000 convertible note and warrant to purchase 2,500 shares of our common stock purchased by VIP's Industries, Inc., an entity controlled by our Vice-Chairman, Bob Smith, were in exchange for the cancellation of prior indebtedness in the amount of $50,000.

        A portion of the $100,000 convertible note and warrant to purchase 5,000 shares of our common stock purchased by I.C.D., Inc., an entity controlled by our Vice-Chairman, Bob Smith, was in exchange for the cancellation of prior indebtedness in the original principal amount of $75,000. The remaining $25,000 was paid in cash.

        On November 19, 2003, James E. Crabbe, our chairman of the board, Ronald O. Keil, a director, Bob L. Smith, a director, and another stockholder notified us that they each have irrevocably elected to convert convertible notes and debentures in the aggregate principal amount and accrued and unpaid interest of $5,800,000 beneficially owned by them into shares of our common stock if the minimum number of shares is sold in this offering. These four holders of our outstanding convertible debt have agreed to direct us to cause their respective notes and debentures to be converted within 10 days of the sale of the minimum number of shares in this offering. Upon the conversion of the outstanding debt held by these four holders, our convertible debt will decrease by approximately $5,800,000, and our common stock outstanding will increase by 3,257,439 shares.

  Travel and Other Advances

        Prior to the effective date of the Sarbanes-Oxley Act on July 30, 2002, we routinely advanced funds to management personnel for travel and other corporate expenses related to our business. In addition, Mr. Blad, our President and Chief Executive Officer, from time to time used his personal funds and personal credit cards to advance costs on behalf of our employees and business needs. As a result of our recent internal review, we have determined that after netting advances to Mr. Blad against amounts advanced by Mr. Blad personally on our behalf, a receivable from Mr. Blad remains due to us arising out of pre-July 30, 2002 advances in the amount of $31,116. Mr. Blad believes that certain credits due to him were not fully reflected. Our audit committee has directed an internal audit and accounting of these matters so that an amount receivable can be confirmed, and Mr. Blad will be required to repay such receivable in a period of not less than twelve months. We also determined that a net amount of approximately $5,039 was advanced to Mr. Blad after July 30, 2002 that was not limited to business purposes. Upon confirmation of the amount, Mr. Blad repaid $5,039 to VendingData.

  Phileo Foundation

        In 2002, the Phileo Foundation, a charitable foundation of which Mr. Crabbe, the chairman of our board, and his two sons, Michael Crabbe and James Crabbe, Jr., are the trustees, made a series of short-term loans in the aggregate principal amount of $400,000 at a 9.5% interest rate to us. In December 2002, Mr. Crabbe informed our board that the Phileo Foundation had desired for the loans to be converted into shares of our common stock at $1.75 per share pursuant to our 2002 convertible debt program. Because an insufficient number of shares reserved for conversion remained at the time the Phileo Foundation made its intent known to us, the loans in the amount of $400,000 were not converted into shares of our common stock at that time. In July 2003, the board members, other than Mr. Crabbe who recused himself, voted to permit the Phileo Foundation to exchange the notes for a new note with a maturity of 18 months from July 2003 and with the right at any time to convert the note in the amount of $400,000 into shares of our common stock at $2.25 per share, which is the most recent price at which we have granted the future conversion of debt or exercise of warrants to other investors. The Phileo Foundation has not yet exchanged the original notes for the new note.

  Securities and Exchange Commission Position on Certain Indemnification

        Our articles of incorporation obligate us to indemnify our directors and officers to the fullest extent permitted under Nevada law. Chapter 78 of the Nevada Revised Statutes, or NRS, provides for indemnification by a corporation of costs incurred by directors, employees, and agents in connection with an action, suit, or proceeding brought by reason of their position as a director, employee, or agent. The person being indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, or the Securities Act, may be permitted to our directors, officers or persons controlling us pursuant to the provisions contained in our amended and restated articles of incorporation, our amended and restated bylaws, Nevada law or otherwise, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. If a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit, or proceeding, is asserted by such director, officer or controlling person, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of this issue.

  Indemnification Agreements

        In June and July 2003, we entered into indemnification agreements with members of our board of directors and certain of our executive officers and significant and other employees in which we agreed to hold harmless and indemnify such directors, officers and employees to the fullest extent authorized under Nevada law, and to pay any and all related expenses reasonably incurred by the indemnitee. The four members of our board, and the following executive officers, significant and other employees each entered into an indemnification agreement: John R. Spina, Chief Financial Officer, and Stacie L. Brown, Corporate Counsel and Secretary; D. Dean Barnett, SecureDrop® Sales—Division President; Kenneth R. Dickinson, Senior Vice President, Slot Development; Tyson K. Adams, Software Engineering Manager; Lynn C. Hessing, Director of Engineering; Robert G. Pietrosanto, Table Games Sales—Division President; William B. Roquemore, Vice President, Manufacturing and Service; Joseph D. Corradino, Director of Sales/Table Games; and Jessica N. Neville, Vice President of Marketing and Public Relations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of our common stock, as of October 31, 2003 and as of the completion of the sale of the shares of common stock in this offering, by:

  •
  All persons who beneficially owned more than 5% of our outstanding common stock;

  •
  All of our directors and executive officers, individually; and

  •
  All of our directors and executive officers, as a group.

        The beneficial ownership of each person was calculated based on 7,700,814 shares of our common stock outstanding as of October 31, 2003, according to the record ownership listings as of that date and the verifications we solicited and received from each director and executive officer, and, following the completion of this offering, 10,700,814 shares outstanding if the minimum offering is sold and 12,700,814 shares outstanding if the maximum offering is sold. "Beneficial ownership" means more than ownership in the usual sense. For example, a person has beneficial ownership of a share not only if he owns it in the usual sense, but also if he has the power to vote, sell or otherwise dispose of the share. Beneficial ownership also includes the number of shares that a person has the right to acquire within 60 days of October 31, 2003 pursuant to the exercise of options or warrants or the conversion of notes, debentures or other indebtedness, but excludes stock appreciation rights. Two or more persons might count as beneficial owners of the same share. The address of the persons listed below is c/o VendingData Corporation, 6830 Spencer Street, Las Vegas, Nevada 89119.

			Percent Owned After the Offering(2)
Name of Beneficial Owner	Shares Beneficially Owned Prior to Offering(1)	Percent Owned Prior to the Offering
			Minimum	Maximum
James E. Crabbe(3)(4)	7,464,148	72.7%	56.3%	48.9%
Steven J. Blad(5)	691,264	8.3%	6.1%	5.2%
Bob L. Smith(3)(6)	489,620	6.3%	4.5%	3.8%
Ronald O. Keil(3)(7)	187,602	2.4%	1.7%	1.5%
Stacie L. Brown(8)	33,000	*	*	*
John R. Spina(9)	16,000	*	*	*
Richard S. Jaslow(10)	688,365	8.5%	6.2%	5.2%
All directors and executive officers as a group (6 persons)(3)(11)	8,859,634	79.5%	62.7%	54.9%

*
Denotes less than 1%.

(1)
Unless otherwise noted, the persons identified in this table have sole voting and sole investment power with regard to the shares beneficially owned by them.

(2)
We have assumed that none of the named beneficial owners will purchase shares in the offering.

(3)
Includes the shares that Mr. Crabbe, Mr. Keil and Mr. Smith beneficially own in connection with the irrevocable election to convert debt in the aggregate principal amount and accrued and unpaid interest of approximately $4,640,000 into 2,651,037 shares of our common stock assuming the minimum number of shares is sold in this offering.

(4)
Includes 4,574,066 shares held directly by Mr. Crabbe, 600 shares issuable upon the exercise of stock options, 2,560,032 shares issuable to the James E. Crabbe Revocable Trust upon the conversion of debt and accrued interest and 329,450 shares for which Mr. Crabbe holds voting power pursuant to durable powers of attorney dated November 12, 1999, and October 9, 2000. Excludes a note convertible into 177,777 shares of common stock that is authorized for issuance upon the surrender of two promissory notes in the aggregate amount of $400,000 held by a charitable foundation for which our Chairman of the Board is one of three trustees.

(5)
Includes 35,020 shares held directly by Mr. Blad, 244 shares held by Mr. Blad's spouse, and 656,000 shares issuable upon the exercise of stock options.

(6)
Includes 164,012 shares held directly by Mr. Smith, 199,018 shares held by VIP's Industries, Inc., 62,572 shares issuable to I.C.D., Inc. upon the conversion of debt and accrued interest, 45,389 shares issuable to VIP's Industries, Inc. upon the conversion of debt and accrued interest, 6,629 shares issuable to Mr. Smith upon the conversion of debt and 12,000 shares issuable upon the exercise of stock options.

(7)
Includes 113,558 shares held directly by Mr. Keil, 5,666 shares held by Mr. Keil's spouse, 1,000 shares issuable upon the exercise of stock options, 2,500 shares issuable upon the exercise of warrants and 64,878 shares issuable upon the conversion of debt and accrued interest.

(8)
Includes 33,000 shares issuable upon the exercise of stock options.

(9)
Includes 16,000 shares issuable upon the exercise of stock options.

(10)
Includes 20,000 shares held by Mr. Jaslow, 238,713 shares held by a family limited partnership, 399,647 shares issuable upon the conversion of debt and accrued interest and 30,000 shares issuable upon the exercise of warrants.

(11)
Includes 5,421,034 shares issued directly, 696,600 shares issuable upon the exercise of stock options, 2,500 shares issuable upon the exercise of warrants and 2,739,500 shares issuable upon the conversion of debt and accrued interest. As 11,000 options held by Mr. Blad and 11,000 options held by Mr. Smith were granted by a third party for which Mr. Crabbe holds the voting power, the underlying shares of which are included in the number of shares issued directly, as reflected in this footnote, and are not included in the number of options, as reflected in this footnote.

PLAN OF DISTRIBUTION

        Pursuant to this prospectus, we are offering a minimum of 3,000,000 shares ("minimum offering") and a maximum of 5,000,000 shares ("maximum offering") of our common stock at an anticipated offering price of $5.00 per share. Our officers, directors, employees and affiliates may participate in this offering and their participation shall be counted towards gross proceeds raised, including those that satisfy the contingency of the minimum offering. However, any purchases made by any persons affiliated with us for the explicit purpose of meeting the minimum offering contingency must be made for investment purposes only and not with a view toward redistribution.

        We intend to engage the services of Philadelphia Brokerage Corporation, a registered broker/dealer, to act as our exclusive agent in conjunction with the offering on a "best efforts" basis. Neither Philadelphia Brokerage Corporation nor any other member of the National Association of Securities Dealers, Inc. ("NASD"), its associated persons, parent, or affiliates have a conflict of interest with us, as defined in NASD Rule 2720. The placement agent agreement between us and Philadelphia Brokerage Corporation was prepared in compliance with applicable rules and regulations, including NASD Corporate Financing Rule (Rule 2710). We will agree in the placement agent agreement to indemnify Philadelphia Brokerage Corporation and its controlling persons against certain liabilities in connection with the offering, including liabilities under the Securities Act of 1933, and to contribute to payments that Philadelphia Brokerage Corporation may be required to make in respect thereof.

        The public offering price for our common stock is not based on market or book value. Until September 10, 2003, our outstanding common stock had not been quoted on a quotation medium, and, therefore, there had been no public market for our common stock. On September 10, 2003, the quotation of our common stock on the OTC Bulletin Board began. As a result, the public offering price of our common stock will be determined by us in consultation with Philadelphia Brokerage Corporation, our placement agent. The public offering price may not be indicative of the market price at which our common stock may trade after this public offering. Investors may not be able to resell their shares at or above the public offering price due to a number of factors, including those described elsewhere in this prospectus under the heading "Risk Factors—Risks Related to our Common Stock." In addition, an active market for our common stock may not develop or be sustained after this offering.

        The compensation to Philadelphia Brokerage Corporation for acting as our placement agent will consist of 7% of the offering proceeds in fees and commissions for shares sold in the offering, unless the minimum offering is not attained, in which case we will reimburse Philadelphia Brokerage Corporation for its reasonable out-of-pocket expenses in connection with this offering, including legal fees, in an amount not to exceed $25,000. There is no obligation on the part of Philadelphia Brokerage Corporation to purchase or sell the minimum number of shares offered. We have previously engaged Philadelphia Brokerage Corporation to provide placement agent services to us in connection with our private offering of 10% senior notes, pursuant to which we paid Philadelphia Brokerage Corporation $300,000 in cash and issued to them warrants to purchase 375,000 shares of our common stock at an exercise price of $2.25 per share, and in connection with our bridge financings in the aggregate principal amounts of $3,000,000 in June 2003 and $1,000,000 in July 2003, pursuant to which we issued to Philadelphia Brokerage Corporation aggregate warrants to purchase a total of 100,000 shares of our common stock at an exercise price of $2.25 per share. We also engaged Philadelphia Brokerage Corporation to act as our financial advisor for a period of one year beginning March 1, 2003, issued to them 75,000 shares of our common stock in consideration for those services and paid certain overseas lodging expenses totaling less than $100. In addition to the cash compensation to be paid to Philadelphia Brokerage Corporation in connection with this offering, we will enter into a registration rights agreement with Philadelphia Brokerage Corporation under which Philadelphia Brokerage Corporation can, subject to the terms of the agreement, require us to register for sale the shares of common stock previously issued to them, or issuable to them upon exercise of their outstanding warrants.

        The 75,000 shares of common stock and the warrants to purchase 475,000 shares of common stock that Philadelphia Brokerage Corporation has obtained from us in the period 12 months prior to the filing of the registration statement, of which this prospectus is a part, will not be sold during the offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities, for a period of one year after the date of effectiveness or commencement of sales in this offering.

        In connection with the offering, Philadelphia Brokerage Corporation may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated under the Securities Act of 1933. Specifically, Philadelphia Brokerage Corporation may bid for and purchase our common stock in the open market to stabilize the price of our common stock, or, subject to certain limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made. Philadelphia Brokerage Corporation may also make short sales of our shares and may purchase our shares on the open market to cover positions created by short sales. These transactions may cause the price of our common stock to be higher than it would otherwise be in the absence of these transactions. Philadelphia Brokerage Corporation is not required to engage in any of these activities, and may end these activities at any time.

        Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them, and potentially cause our stock price to decline. Additional information on penny stocks can be found in this prospectus in the Risk Factors section under the caption "Our common stock is deemed to be "penny stock," which may make it more difficult for investors to resell their shares due to suitability requirements."

        For purposes of this offering, we and Philadelphia Brokerage Corporation have agreed to establish an escrow account with Wells Fargo Bank Minnesota, National Association, as escrow agent. Wells Fargo Bank Minnesota is a bank as defined by Section 3(a)(6) of the Securities Exchange Act of 1934.

        The proceeds from the sale of the shares in this offering will be delivered to an escrow account established with the escrow agent. Philadelphia Brokerage Corporation will collect investors' funds and, in compliance with SEC Rule 15c2-4, directly transmit these funds to the escrow account by noon of the next business day after receipt or, in the alternative, investors will be instructed to remit funds directly to the escrow account. All subscription funds will be held in the escrow account (as cash or liquid investments promptly convertible into cash as permitted under SEC Rule 15c2-4) pending achievement of the minimum offering, and no funds shall be released to us until such a time as the minimum number of shares are sold. Once the minimum offering is achieved, broker fees and commissions, in addition to expenses of the offering, may be deducted directly from the proceeds of the offering. If the minimum offering is not achieved within 90 days of the date of this prospectus (unless extended as described below), all subscription funds will be returned on the next business day or as soon as possible after the offering is terminated to investors without interest or deduction of fees. We will deliver directly to the purchasers (or as they otherwise instruct) stock certificates representing the shares purchased as soon as practicable, but in no event more than ten (10) days following the initial close or any subsequent close of the offering.

        We will not accept subscriptions prior to the time that the registration statement, including this prospectus, is declared effective by the SEC.

        The offering shall terminate on the earlier of (i) the date when the sale of all 5,000,000 shares is completed or (ii) 90 days from the date of this prospectus, unless extended by agreement of Philadelphia Brokerage Corporation and us. Notwithstanding the conditions (i) and (ii) above, we, in our sole discretion, may terminate the offering prior to 90 days from the date of this prospectus upon a determination to that effect by our board of directors.

        In order to comply with the applicable securities laws of certain states, the shares may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and with which we have complied. We intend to register or qualify the shares in the states of California, Maryland, Massachusetts, New Jersey, New York, Oregon, and Pennsylvania and in every other jurisdiction where so required. As of the date of this prospectus, we have not determined specifically in what other states we will offer or sell the shares and whether those states will require registration or qualification.

        We and certain of our directors and officers have agreed for a period of 180 days from the effective date of the registration statement covering this offering, without the prior written consent of Philadelphia Brokerage Corporation, not to:

  •
  sell or otherwise dispose of or transfer any shares of our common stock, or any securities convertible into or exchangeable or exercisable for our common stock;

  •
  file any registration statement under the Securities Act of 1933 with respect to the disposition of our common stock or securities convertible into or exchangeable for our common stock; or

  •
  enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of our common stock or any securities convertible into or exchangeable for common stock.

        Investors can purchase shares in this offering by completing a subscription agreement, which is available upon request from Philadelphia Brokerage Corporation, and sending it together with payment in full to Philadelphia Brokerage Corporation, 992 Old Eagle School Road, Suite 915, Wayne, Pennsylvania 19087, phone (610) 975-9990, Attn: Bernadette Pucillo. All payments must be made in United States currency either by bank draft, cashiers' check or wire transfer of immediately available funds, payable to Wells Fargo Bank Minnesota, N.A. (escrow agent) fbo VendingData Corporation. There is no minimum subscription requirement for investors. An investor's failure to pay the full subscription amount will entitle us to disregard an investor's subscription. An investor's subscription is not binding and will not become effective unless and until we accept it. We will have 10 business days after receipt either to accept or to reject the subscription. Any subscription rejected within this 10-day period will be returned to the subscriber within five business days of the rejection date. Furthermore, once a subscription is accepted, it will be executed without reconfirmation to or from the investors. Once we accept a subscription, the investor cannot withdraw it. We will notify accepted investors as promptly as practicable but in no event later than 10 days after the initial close of the offering or any subsequent closing.

DESCRIPTION OF OUR CAPITAL STOCK

        Our authorized capital stock consists of 25,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value. Our common stock and preferred stock may be issued from time to time without action by the stockholders and may be issued for such consideration as may be fixed from time to time by our board. As of October 31, 2003, we had outstanding 7,700,814 shares of common stock, held by approximately 356 stockholders of record. We have not issued any shares of our preferred stock.

        On December 23, 2002, we filed a Certificate of Change in Number of Authorized Shares of VendingData Corporation with the Nevada Secretary of State in which we consummated a reverse stock split of common stock. The Certificate of Change in Number of Authorized Shares provided for an effective date of January 3, 2003, for the reverse stock split. The 1-for-5 reverse stock split affected the outstanding and authorized shares of our common stock. As a result of the reverse stock split, our authorized capital stock was decreased from 80,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of blank check-preferred stock, par value $0.001, to 16,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of blank-check preferred stock, $0.001 par value, respectively. Since the reverse stock split decreased the outstanding and authorized shares of our common stock on an equal basis, we were not required to obtain stockholder approval of the reverse stock split. Accordingly, effective January 3, 2003, our stockholders own one share of common stock for every five shares of common stock owned prior to January 3, 2003.

        Since there were no agreements with anti-dilution provisions that prevented the application of the 1-for-5 reverse stock split, the reverse stock split was applied to all outstanding shares of our common stock and to all shares of our common stock underlying convertible instruments, where, in the case of the latter, the exercise or conversion price was increased by a factor of five. In addition, as part of the reverse stock split, we distributed to our stockholders written instructions describing the procedure for the exchange of the pre-reverse stock split stock certificates for new stock certificates reflecting the 1-for-5 reverse stock split.

        On May 29, 2003, our stockholders approved an amendment to our articles of incorporation, increasing our authorized shares of common stock from 16,000,000 to 25,000,000 shares. On June 12, 2003, we filed a Certificate of Amendment and Restatement of Articles of Incorporation of VendingData Corporation with the Nevada Secretary of State in which our authorized number of shares of common stock were increased to 25,000,000.

  Market Information

        Until September 10, 2003, there was no public market for our common stock. On March 11, 2003, a Form 15c2-11 was filed with the National Association of Securities Dealers, Inc. by Brockington Securities, Inc., a proposed market maker for our common stock. After clearing the comments from the National Association of Securities Dealers, Inc., our common stock became eligible for quotation on the OTC Bulletin Board on September 10, 2003. The closing bid for our common stock on the OTC Bulletin Board was $4.75 on November 20, 2003, which reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent an actual transaction.

        The amount of common stock that could be sold pursuant to Rule 144(k) under the Securities Act of 1933 as of October 31, 2003 is 2,095,200 shares.

        We have entered into lockup agreements with certain stockholders and directors. Through these lockup agreements, the relevant stockholders have agreed not to sell or transfer 366,881 shares of common stock until such time as the Commissioner of the Department of Corporations of the State of California consents to the sale or transfer of such shares.

        We and certain of our directors and officers have also agreed for a period of 180 days from the effective date of the registration statement covering this offering, without the prior written consent of

Philadelphia Brokerage Corporation, not to sell or transfer any shares of our common stock, or any securities convertible into or exchangeable or exercisable for our common stock, not to file any registration statement under the Securities Act of 1933 with respect to the disposition of our common stock or securities convertible into or exchangeable for our common stock, and not to enter into any swap or any other agreement that transfers the economic consequence of ownership of our common stock or any securities convertible into or exchangeable for common stock.

  Common Stock

        As of October 31, 2003, there were 7,700,814 shares of our common stock outstanding and approximately 356 stockholders of record. The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. We do not allow cumulative voting of any kind, and are not required to do so under Nevada law. Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our common stock will be entitled to receive dividends, if any, as may be declared from time to time by our board out of legally available funds. Upon liquidation, dissolution, or winding up of our operations, the holders of our common stock will be entitled to a pro rata share of our assets that are legally available for distribution after payment of all debts and other liabilities and subject to the prior rights of any preferred stock then outstanding. The holders of our common stock have no preemptive, subscription, redemption, or conversion rights.

  Preferred Stock

        We are authorized to issue 10,000,000 shares of undesignated preferred stock. We have not issued any shares of our undesignated preferred stock and have no present plans to issue shares of our undesignated preferred stock. Without further action by our stockholders, our board is empowered to issue one or more series of undesignated preferred stock with such rights, preferences, restrictions and privileges as may be fixed by the board. The issuance of the undesignated preferred stock could adversely affect the rights, including voting rights, of the holders of our common stock and could impede an attempted takeover of VendingData Corporation.

  Options

        As of October 31, 2003, there were options outstanding to purchase 2,128,980 shares of our common stock at exercise prices ranging from $1.75 to $15.00 per share with a weighted average exercise price per share of $3.38. We have issued options to purchase our common stock pursuant to our Amended and Restated 1999 Stock Option Plan and our Amended and Restated 1999 Directors' Stock Option Plan and have issued options to purchase our common stock outside of our Amended and Restated 1999 Stock Option Plan. We cannot make any grants under our stock option plans of options to purchase common stock at an exercise price of less than 100% of the fair market value of our common stock on the date of grant. The options granted outside of our stock option plans have not been submitted to our stockholders for approval and were issued on terms as determined and approved by our board. In September 2003, additional options to purchase 150,000 shares of our common stock were granted to our three non-employee directors at $2.50 per share.

        In June and July 2003, our board voted to grant additional options to purchase shares of our common stock to nine executive officers and significant employees in connection with amending their already existing employment agreements. The purpose of the amendments generally was to extend the respective terms of such employment agreements and to accelerate the vesting dates of options previously granted. The board granted options to purchase 500,000 shares of our common stock at an exercise price of $2.50 per share to Mr. Blad, 25,000 shares at an exercise price of $2.50 per share to Mr. Spina, and an aggregate of 295,000 shares at an exercise price of $2.50 per share as follows: Mr. Adams (15,000 shares), Mr. Barnett (45,000 shares), Ms. Brown (25,000 shares), Mr. Dickinson (90,000 shares), Mr. Hessing (15,000 shares), Mr. Pietrosanto (60,000 shares), and Mr. Roquemore (45,000 shares).

  Warrants

        As of October 31, 2003, we had issued and outstanding warrants to purchase an aggregate of 2,205,000 shares of our common stock at exercise prices ranging from $1.75 to $50.00 per share with a weighted average exercise price per share of $3.22. The warrants currently outstanding are as follows:

  •
  warrants to purchase 10,000 shares that have an exercise price of $13.00 per share and were issued as part of our private placement of convertible debentures in 2000;

  •
  warrants to purchase 50,000 shares that have an exercise price of $12.50 per share, are exercisable until March 2006 and were issued in February 2001 to third parties in conjunction with a loan;

  •
  warrants to purchase 45,000 shares that were issued in March 2001 in conjunction with our purchase of certain technology, have an exercise price of $50.00 per share and are exercisable until March 2006;

  •
  warrants to purchase 10,000 shares that were issued in May 2002 with respect to the extension of a loan, are exercisable until May 2007 and have an exercise price of $1.75 per share;

  •
  warrants to purchase 240,000 shares that were issued in April 2002 through January 2003 in conjunction with our 2002 private placement of convertible debentures, have an exercise price of $1.75 per share and are exercisable until one year after the repayment or conversion of the relevant convertible debenture;

  •
  warrants to purchase 150,000 shares that were issued pursuant to a consulting agreement in December 2002, have an exercise price of $2.50 per share and are exercisable until December 2005;

  •
  warrants to purchase 900,000 shares that were issued in December 2002 through May 2003 in conjunction with our private placement of 10% senior notes, have an exercise price of $2.25 per share and are exercisable beginning in December 2004 and until December 2007;

  •
  warrants to purchase 375,000 shares that were issued in June 2003 in conjunction with the placement of our 10% senior notes, have an exercise price of $2.25 per share and are exercisable beginning in December 2004 and until December 2007;

  •
  warrants to purchase 50,000 shares that were issued in June 2003 in connection with a bridge financing loan, have an exercise price of $2.25 per share and are exercisable until June 2008;

  •
  warrants to purchase 25,000 shares that were issued in June 2003 in conjunction with the placement of the bridge financing, have an exercise price of $2.25 per share and are exercisable until June 2008;

  •
  warrants to purchase 225,000 shares that were issued in July 2003 in connection with a bridge financing loan, have an exercise price of $2.25 per share and are exercisable until July 2008;

  •
  warrants to purchase 50,000 shares that were issued in September 2003 in connection with a bridge financing loan, have an exercise price of $2.25 per share and are exercisable until July 2008;

  •
  warrants to purchase 75,000 shares that were issued in September 2003 in connection with a bridge financing loan, have an exercise price of $2.25 per share and are exercisable until September 2008;

  •
  warrants to purchase 50,000 shares that are issuable as of November 20, 2003 in connection with a 30-day extension of a bridge financing loan, have an exercise price of $2.25 per share and will be exercisable until November 2008; and

  •
  warrants to purchase 150,000 shares that are issuable as of November 22, 2003 in connection with a 30-day extension of a bridge financing loan, have an exercise price of $2.25 per share and will be exercisable until November 2008.

        We have issued demand registration rights with respect to the following: the shares underlying the 9.5% convertible notes due 2004, the shares underlying the 9.5% convertible notes due 2002 and the warrants issued in connection with the notes due 2002, and the shares underlying the 9.5% convertible notes due 2003 and the warrants issued in connection with the notes due 2003. We have issued piggy-back registration rights with respect to the following: warrants issued in connection with a loan in 2001, warrants issued in conjunction with the extension of a loan in 2002, warrants issued in conjunction with the purchase of certain technology in 2001, warrants issued pursuant to a consulting agreement in 2002, warrants issued in conjunction with our private placement of 10% senior notes due December 15, 2005, warrants issued in conjunction with the placement of our 10% senior notes in 2003, warrants issued in June and July 2003 in connection with bridge loan financings, and warrants issued in conjunction with the placement of the bridge loan financings. We have received waivers from the holders of 1,055,733 shares underlying the future conversion of the notes or exercise of warrants, or 41.8% of the piggy-back registration rights, and the holders of 3,108,487 shares underlying the future conversion of the notes or exercise of warrants, or 99.8% of the demand registration rights. Even though we have not received waivers from all of the holders of demand and piggy-back registration rights, we intend to file a registration statement to register all shares underlying the future conversion of the notes or exercise of warrants within 90 days of the completion of this offering in order to remedy any outstanding obligations that we may owe to these holders of registration rights.

  Convertible Debentures

        From February 1999 through November 2000, we issued two series of unsecured convertible debentures, one series for an aggregate principal amount of $1,500,000 and another series for an aggregate principal amount of $1,800,000. The remaining convertible debentures, 1,603,121 outstanding as of October 31, 2003, are convertible at a rate of $13.00 per share into 123,317 shares of our common stock. A majority of the outstanding convertible debentures are held by James E. Crabbe, our Chairman and controlling stockholder. As noted above, these convertible debentures were issued with non-detachable warrants, of which warrants to purchase 60,000 shares of common stock at an exercise price of $13.00 per share remain. We used the proceeds from this private placement for general corporate purposes and working capital. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D thereunder.

        From February 2002 through January 2003, we conducted a private placement of 9.5% convertible notes in which we issued notes in the aggregate principal amount of $4,799,995 and warrants to purchase an aggregate of 240,000 shares of our common stock. The warrants were issued at a rate of 2,500 shares per $50,000 invested. The convertible notes mature one year from the date of issuance (where the holder has the discretion to extend maturity date for up to four one-year periods) and are convertible into shares of our common stock one year after issuance at a rate of $1.75 per share. The convertible notes are convertible into 2,742,863 shares of our common stock. As consideration for the convertible notes, we received $675,000 in cash proceeds and rolled over $4,124,995 in outstanding indebtedness. We used the cash proceeds for general corporate purposes and working capital. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and did not use a broker-dealer.

        On November 19, 2003, we received irrevocable elections from holders of convertible notes and debentures, including holders controlled by James E. Crabbe, our chairman of the board, Ronald O. Keil, a director, and Bob L. Smith, a director, to convert convertible notes and debentures in the aggregate principal amount of approximately $5,200,000 and accrued and unpaid interest of approximately $600,000 into shares of our common stock if the minimum number of shares is sold in this offering. These holders of our outstanding convertible debt have agreed to direct us to cause their respective notes and debentures to be converted within 10 days of the sale of the minimum number of shares in this offering. Upon the conversion of this outstanding debt, our common stock outstanding will increase by 3,257,439 shares.

        From December 2002 to May 2003, we conducted a private placement of 10% senior notes in the aggregate principal amount of $7,500,000 and warrants to purchase 900,000 shares of common stock. The warrants were issued at a rate of 6,000 shares per $50,000 invested. The 10% senior notes require the payment of accrued interest semi-annually in arrears with the principal due on December 15, 2005 and, at any time after December 15, 2004, and until June 15, 2005, may have up to 15% of its then outstanding principal converted into shares of our common stock at a rate of $2.25 per share for a total of 500,000 shares. We used the proceeds from this private placement to acquire property rights related to the Deck Checker™ and for general corporate purposes and working capital. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, Rule 506 of Regulation D thereunder and Regulation S and engaged Philadelphia Brokerage Corporation as the broker-dealer.

        In June 2003, we secured a 90-day convertible loan from Triage Capital Management LP in the principal amount of $1,000,000 at a 10% interest rate, the principal and all accrued interest of which were due on September 16, 2003. We also issued warrants to Triage Capital Management LP to purchase 50,000 shares of our common stock at a price of $2.25 per share and agreed to issue additional five-year warrants to purchase 25,000 shares of our common stock at $2.25 per share for each 30-day period that the note remains outstanding past September 16, 2003. The term of the note was extended until November 20, 2003 in exchange for our issuance of additional five-year warrants to Triage Capital Management LP to purchase 50,000 shares of our common stock at a price of $2.25 per share. Under the new terms, Triage Capital Management LP may convert up to 15% of its then outstanding principal amount into shares of our common stock at a rate of $2.25 per share and will be issued additional five-year warrants to purchase 50,000 shares of our common stock at a price of $2.25 per share for each 30-day period that the note remains outstanding past November 20, 2003. Since the loan remained outstanding at November 20, 2003, we will issue a five-year warrant to purchase 50,000 shares of our common stock at $2.25 per share, and the note will be extended to December 20, 2003.

        In July 2003, we borrowed $3,000,000 from Mellon HBV SPV, LLC, an affiliate of Mellon Bank, at a 10% interest rate, the principal and all accrued interest of which are due on November 22, 2003. At any time until the due date, the holder may convert up to 15% of its then outstanding principal amount into shares of our common stock at a rate of $2.25 per share. In connection with this transaction, we also issued warrants to purchase 225,000 shares of our common stock at $2.25 per share and agreed to issue additional warrants to purchase 50,000 shares of our common stock with an exercise price of $2.25 per share for each $1,000,000 in principal that remains outstanding after November 22, 2003. Since the loan will remain outstanding at November 22, 2003, we will issue a five-year warrant to purchase 150,000 shares of our common stock at $2.25 per share, and the note will be extended to December 22, 2003.

        On October 21, 2003, we issued a promissory note to Triage Offshore Fund, Ltd. in the principal amount of $1,000,000. The promissory note matures on January 2, 2004 and requires the payment of an interest fee in the amount of $50,000 on the maturity date. Triage Offshore Fund, Ltd. may elect to waive payment of the interest fee in exchange for shares of our common stock at a rate of $2.25 per share. For each 30-day period that the promissory note remains outstanding after January 2, 2004, Triage Offshore Fund, Ltd. is entitled to a warrant to purchase 25,000 shares of common stock with an exercise price of $2.25 per share.

        On November 5, 2003, we issued a promissory note to LC Capital Master Fund, Ltd. in the principal amount of $1,000,000. The promissory note matures on January 12, 2004 and requires the payment of an interest fee in the amount of $50,000 on the maturity date. LC Capital Master Fund, Ltd. may elect to waive payment of the interest fee in exchange for shares of our common stock at a rate of $2.25 per share. For each 30-day period that the promissory note remains outstanding after January 12, 2004, LC Capital Master Fund, Ltd. is entitled to a warrant to purchase 25,000 shares of common stock with an exercise price of $2.25 per share.

        We have agreed to issue a promissory note convertible into 177,778 shares of common stock, where the convertible note will be issued upon the surrender of two promissory notes in the aggregate amount of $400,000 note held by a charitable foundation for which our Chairman of the Board is one of three trustees.

  Stock Appreciation Rights

        In December 1999, we granted to each employee who was employed by us at that time a stock appreciation right to receive an amount of cash based upon the appreciation in value of 100 shares of our common stock with an exercise price of $13.00, which became exercisable in December 2000. The stock appreciation rights terminate upon the earlier of 180 days after the employee's death, three years after the employee's retirement, or the termination of the employee's employment with us. As of October 31, 2003, no stock appreciation rights had been exercised.

  Dividend Policy

        We have never declared or paid cash dividends on our common stock. We presently intend to retain earnings to finance the operation and expansion of our business and do not anticipate declaring cash dividends in the foreseeable future.

  Anti-Takeover Effects of Our Articles of Incorporation and Bylaws

        In addition, some provisions of our articles of incorporation and bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.

  Combination with Interested Stockholders

        NRS Sections 78.411-78.444 prevent an "interested stockholder" and an applicable Nevada corporation from entering into a "combination," unless certain conditions are met. A "combination" means any merger or consolidation with an "interested stockholder," or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an "interested stockholder":

  •
  having an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation;

  •
  having an aggregate market value equal to 5% or more of the aggregate market value of all of the outstanding shares of the corporation; or

  •
  representing 10% or more of the earning power or net income of the corporation.

        An "interested stockholder" means the beneficial owner of 10% or more of the voting shares of a corporation, or an affiliate or associate thereof. A corporation may not engage in a "combination" within three years after the interested stockholder acquired his shares unless the combination or the purchase of shares made by the interested stockholder was approved by the board of directors before the interested stockholder acquired such shares. If this approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of:

  •
  the highest price per share paid by the interested stockholder within the five years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher;

  •
  the market value per share of common stock on the date of the announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher; or

  •
  for the holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

        Nevada's "Combinations with Interested Stockholders" statute applies to Nevada corporations that have 200 or more stockholders of record that have not opted out of the statute in their articles of incorporation. As our articles of incorporation do not opt out of this statute and since we have 356 stockholders of record as of October 31, 2003, Nevada's "Combinations with Interested Stockholders" statute is applicable to us at this time.

  Acquisition of Controlling Interest

        NRS Sections 78.378-78.3793 prohibit an acquirer, under certain circumstances, from voting shares of a target corporation's stock after crossing certain threshold ownership percentages, unless the acquirer obtains the approval of the target corporation's disinterested stockholders. Section 78.3785 specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days become "Control Shares" (as defined in such statute) and such Control Shares are deprived of the right to vote until disinterested stockholders restore the right. NRS Section 78.3793 provides that in the event Control Shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the Control Shares are entitled to demand payment for the fair value of their shares. The board of directors is required to notify stockholders as soon as practicable after such an event has occurred that they have the right to receive the fair value of their shares.

        Although our articles of incorporation do not opt-out of Nevada's "Acquisition of Controlling Interest" statute, this statute applies only to Nevada corporations that have 200 or more stockholders of record, at least 100 of which have addresses in Nevada. As of October 31, 2003, we had 356 stockholders of record, 46 of which have addresses in Nevada, but should the number of Nevada stockholders of record increase, the statute could become applicable to us.

  Board of Directors

        Nevada law permits a corporation to have a staggered or classified board of directors. The classification system of directors tends to discourage a third party from initiating a proxy solicitation or otherwise attempting to obtain control of a company and may maintain the incumbency of a board of directors, as this structure generally increases the difficulty of, or may delay, replacing a majority of directors. Neither our articles of incorporation nor our bylaws provide for the classification of our board of directors.

  Meetings of Stockholders

        Our bylaws provide that special meetings of our stockholders may be called only by a resolution of our board of directors or by our Chairman, President, Secretary or stockholders holding not less than 50% of our outstanding voting power. Accordingly, without approval of stockholders holding not less than 50% of our outstanding voting power, stockholders may take no action other than at an annual meeting.

  Amendment of Our Articles of Incorporation and Bylaws

        Our articles of incorporation may only be amended by the affirmative vote of at least a majority of our outstanding voting power. Our bylaws may only be amended at a meeting of the stockholders by the affirmative vote of at least 2/3rds of the combined voting power of all the then outstanding shares of capital stock entitled to vote.

  Issuance of Preferred Stock

        Our board of directors is authorized, without stockholder approval, to issue preferred stock in series and to fix and state the voting rights and powers, designation, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Preferred stock may rank prior to our common stock with respect to dividends rights, liquidation preferences, or both, and may have full or limited voting rights. Accordingly, issuance of shares of preferred stock could adversely affect the voting power of holders of our common stock and could have the effect of deterring or delaying an attempt to obtain control of us.

LEGAL MATTERS

        The validity of the shares of common stock offered in this prospectus will be passed upon by Kummer Kaempfer Bonner & Renshaw, Seventh Floor, 3800 Howard Hughes Parkway, Las Vegas, Nevada, 89109.

EXPERTS

        The audited financial statements included in this prospectus have been audited by James E. Scheifley, Certified Public Accountant, Dillon, Colorado, independent auditor, as indicated in his report with respect thereto, and are included herein in reliance upon the authority of Mr. Scheifley as an expert in accounting and auditing in giving said reports.

AVAILABLE INFORMATION

        We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's website at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

        Our internet address is www.vendingdata.com. Information contained on our website or linked to our website is not a part of this prospectus. You may also obtain information about us, without charge to you, on written or oral request, by contacting us at 6830 Spencer Street, Las Vegas, Nevada 89119, Attention: Jessica Neville, Vice President of Marketing and Public Relations, or by telephone at (702) 733-7195.

FINANCIAL STATEMENTS

INDEPENDENT AUDITOR'S REPORT

Board of Directors and Stockholders
VendingData Corporation

        I have audited the balance sheet of VendingData Corporation as of December 31, 2002, and the related statements of income, changes in stockholders' equity, and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

        I conducted my audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

        In my opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of VendingData Corporation as of December 31, 2002, and the results of its operations and cash flows for each of the two years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ JAMES E. SCHEIFLEY James E. Scheifley Certified Public Accountant
Dillon, Colorado March 14, 2003

VENDINGDATA CORPORATION

Balance Sheets

September 30, 2003 and December 31, 2002

	September 30, 2003	December 31, 2002
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$314,009	$1,778,297
Current portion of accounts receivable, trade, net of allowance for uncollectibles of $25,530 and $25,530	3,138,172	106,791
Due from affiliate	45,029	30,593
Other receivables	175,373	39,305
Inventories	3,747,627	1,850,051
Prepaid expenses	172,879	236,579

	7,593,089	4,041,616
Equipment rented to customers, net of accumulated depreciation of $1,229,870 and $1,406,574	754,530	1,353,925
Property and equipment, net of accumulated depreciation of $1,720,240 and $1,422,313	930,608	593,253
Intangible assets, net of accumulated amortization of $249,130 and $191,520	1,317,713	352,603
Due from affiliate	118,800	118,800
Accounts receivable, trade, net of current portion, less unamortized discount	1,439,244	—
Deferred expenses	615,644	100,000
Deposits	1,073,313	868,520
Other assets	496,481	638,029

	$14,339,422	$8,066,746

LIABILITIES AND STOCKHOLDERS' EQUITY DEFICIENCY
Current liabilities:
Current portion of leases payable	$2,215,939	$2,286,243
Accounts payable	2,079,829	1,084,637
Accrued expenses	254,334	385,570
Accrued wages	195,176	249,147
Accrued interest	1,059,420	461,308
Short-term debt	920,743	904,743
Current portion of convertible debt	4,953,076	—
Customer deposits	672,333	386,819

	12,350,850	5,758,467
Convertible debt, net of current portion	12,949,996	8,853,072
Leases payable, net of current portion	2,447,776	3,497,859

	27,748,622	18,109,398

Stockholders' equity deficiency:
Preferred stock, $.001 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.001 par value, 25,000,000 shares authorized, 7,700,814 and 7,625,814 shares issued and outstanding	7,701	7,626
Additional paid-in capital	27,294,325	26,719,980
Deficit	(40,711,226)	(36,770,258)

Total stockholders' equity deficiency	(13,409,200)	(10,042,652)

Total liabilities and stockholders' equity deficiency	$14,339,422	$8,066,746

See accompanying notes to financial statements.

VENDINGDATA CORPORATION

Statements of Operations

Nine Months Ended September 30, 2003 and 2002

Years Ended December 31, 2002 and 2001

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001
	(Unaudited)	(Unaudited)
Sales	$5,967,715	$1,780,764	$2,063,709	$938,394
Rental	847,561	1,073,478	1,399,968	1,289,861
Other	9,531	26,068	16,622	22,522

	6,824,807	2,880,310	3,480,299	2,250,777

Operating expenses:
Cost of sales	3,629,520	2,384,200	2,541,130	2,956,425
Selling, general and administrative	4,303,496	2,314,672	4,455,241	3,768,560
Research and development	709,770	1,077,838	810,327	1,364,264

	8,642,786	5,776,710	7,806,698	8,089,249

Loss from operations	(1,817,979)	(2,896,400)	(4,326,399)	(5,838,472)

Interest expense, unrelated parties	1,709,430	1,006,314	1,477,765	1,223,125
Interest expense, related parties	413,559	299,608	388,622	504,493

Total interest expense	2,122,989	1,305,922	1,866,387	1,727,618

Net loss	$(3,940,968)	$(4,202,322)	$(6,192,786)	$(7,566,090)

Basic loss per share	$(0.51)	$(0.55)	$(0.81)	$(1.72)

Weighted average shares outstanding	7,675,957	7,625,814	7,625,814	4,400,057

See accompanying notes to financial statements.

VENDINGDATA CORPORATION

Statements of Stockholders' Equity Deficiency

Years Ended December 31, 2002 and 2001

Nine Months Ended September 30, 2003 (Unaudited)

Activity	Shares	Dollars	Additional Paid-in Capital	Deficit	Total
Balances, January 1, 2001	2,170,960	$2,171	$17,247,440	$(23,011,382)	$(5,761,771)
Stock issued for cash in private sale at $1.75	2,381,195	2,381	4,164,711	—	4,167,092
Stock issued in conversion of debt at $1.75	2,992,759	2,993	5,234,335	—	5,237,328
Stock issued for assets purchased	45,000	45	78,705	—	78,750
Exercise of common stock options	40,000	40	1,960	—	2,000
Stock reacquired and cancelled	(4,100)	(4)	(7,171)	—	(7,175)
Net loss for the year	—	—	—	(7,566,090)	(7,566,090)

Balances, December 31, 2001	7,625,814	7,626	26,719,980	(30,577,472)	(3,849,866)
Net loss for the year	—	—	—	(6,192,786)	(6,192,786)

Balances, December 31, 2002	7,625,814	7,626	26,719,980	(36,770,258)	(10,042,652)
Stock issued for services rendered	75,000	75	168,675	—	168,750
Employee stock options	—	—	171,170	—	171,170
Warrants issued for services	—	—	234,500	—	234,500
Net loss for the period	—	—	—	(3,940,968)	(3,940,968)

Balances, September 30, 2003	7,700,814	$7,701	$27,294,325	$(40,711,226)	$(13,409,200)

See accompanying notes to financial statements.

VENDINGDATA CORPORATION

Statements of Cash Flows

Nine Months Ended September 30, 2003 and 2002

Years Ended December 31, 2002 and 2001

	September 30,		December 31,
	2003	2002	2002	2001
	(Unaudited)	(Unaudited)
Net cash used in operating activities	$(8,897,624)	$(3,146,150)	$(5,206,489)	$(5,712,867)
Cash flows from investing activities:
Acquisition of intangible assets	(1,022,720)	—	(3,045)	(209,620)
Acquisition of plant and equipment	(635,990)	(213,694)	(562,168)	(72,867)
Acquisition of equipment produced for rental	(9,500)	(509,301)	—	—
Disposition of equipment produced for rental	785,600	—	—	—
Disposition of plant and equipment	705	—	—	—
Deposits	(204,794)	(134,263)	—	—

Net cash used in investing activities	(1,086,699)	(857,258)	(565,213)	(282,487)

Cash flows from financing activities:
Proceeds from sale of stock	75	—	—	4,169,092
Warrants	234,500	—	—	—
Options	171,170	—	—	—
Additional paid-in capital	168,675	—	—	—
Proceeds from leases payable	989,820	2,241,926	2,988,385	1,335,306
Repayment of leases payable	(2,110,205)	(1,986,421)	(2,823,331)	(1,824,118)
Proceeds from short-term debt	400,000	3,285,000	—	—
Proceeds from short-term convertible debt	4,000,000	—	—	—
Repayment of short-term debt	(384,000)	(595,950)	—	—
Proceeds from stockholder loans	—	—	2,264,871	4,029,402
Repayment from stockholder loans	—	—	(650,000)	(563,400)
Proceeds from convertible debentures	5,050,000	499,999	4,903,076	—
Repayment of notes payable	—	—	—	(716,000)

Net cash provided by financing activities	8,520,035	3,444,554	6,683,001	6,430,282

Decrease in cash	(1,464,288)	(558,853)	911,299	434,928
Cash balance at beginning of period	1,778,297	866,998	866,998	432,070

Cash balance at end of period	$314,009	$308,145	$1,778,297	$866,998

See accompanying notes to financial statements.

VENDINGDATA CORPORATION

NOTES TO FINANCIAL STATEMENTS

(Information about the Nine Months Ended September 30, 2003 and 2002 is Unaudited).

Note 1. Description of Business and Significant Accounting Policies

        VendingData Corporation (the "Company") is in the business of developing and distributing products related to the gaming industry. The Company's principal products are electronic card shuffling devices, an electronically identified coin collection bucket and collection cart for use with coin operated gaming and vending devices and a "softcount" collection system for control over soft currency from gaming and vending devices. The Company operates principally in the United States of America, however a portion of its revenues are derived from sales to customers in foreign countries.

        The accompanying unaudited financial statements for the periods ended September 30, 2003 and 2002 have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring adjustments and accruals) considered necessary for a fair presentation have been included. The results of operations for the periods ended September 30, 2003 and 2002, are not necessarily indicative of the results to be expected for the full year.

        On December 17, 2002, the Company's Board of Directors approved a one share for five share reverse stock split. All shares and per share information included in the accompanying financial statements and notes have been retroactively restated to reflect the reverse stock split.

  Cash Equivalents

        All highly liquid debt instruments with an original maturity of three months or less are considered cash equivalents.

  Estimates

        The preparation of the Company's financial statements requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes which estimates may require revision in future financial statements.

  Inventory

        Inventory is stated at the lower of cost or market using the first in, first out method. Finished goods include raw materials, direct labor and overhead. Raw materials include purchase and delivery costs. Inventory consisted of the following at September 30, 2003 and December 31, 2002:

	September 30, 2003	December 31, 2002
	(Unaudited)
Raw material	$1,465,700	$1,021,032
Work in progress	440,353	731,419
Finished goods	1,841,574	97,600

	$3,747,627	$1,850,051

  Deposits

        The amounts of deposits (assets) were $1,073,313 and $868,520 as of September 30, 2003 and December 31, 2002 respectively. The table below sets forth the details of the deposits as of September 30, 2003:

Item	Amount
Rent	$52,039
Leases	631,399
Vendors	299,747
Other	90,128

$1,073,313

  Property and equipment

        Property and equipment (Note 3) is carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets of 3-5 years.

  Patent and trademark costs

        Patent and trademark costs (Note 4) are amortized using the straight-line method over an appropriate period pursuant to Statement of Financials Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets.

  Fair value of financial instruments

        The Company's financial instruments consist of cash and cash equivalents, accounts and loans receivable, and accounts payable and accruals. The carrying amounts of these financial instruments approximate fair value because of their short-term maturities or yield interest that approximates market rates.

  Revenue recognition

        The Company recognizes revenue from the sale of its products upon installation and functional testing at customer locations because that is when the customer's obligation becomes fixed and certain pursuant to our standard contracts for the sale of units of the SecureDrop® System, shufflers and Deck Checkers™. Sales are recognized immediately when shufflers that are rented are converted to purchases depending on the creditworthiness and payment history of the casino company since payment terms are from 20 to 35 months. The useful life of the Company's shufflers and Deck Checkers™ is five years with proper maintenance; the life can be extended with the replacement of component parts. If the customer does not possess the required creditworthiness or an established payment history with the Company, the Company would then book the revenue as an installment sale and recognize it over time as payments are received. Revenue from shuffler rentals is recorded at the first of each month in accordance with rental contract terms. All rental contracts are cancelable upon 30-day written notice by the customer. Maintenance expense for rental units is recorded in the period it is incurred. Although sales are not generally made with a right to return, upon occasion, usually associated with the performance warranty, sales returns and allowances are recorded after returned goods are received and inspected. The Company provides currently for estimated warranty repair costs associated with sales contracts. Although there are no extended warranties offered for its products, the Company does provide for maintenance contracts that are billed and recognized on a monthly basis.

  Advertising

        Advertising expenses are charged to selling, general and administrative expenses when incurred and were $76,686 and $43,742 for the years ended December 31, 2002 and 2001, and $49,805 and $149,645 for the nine months ended September 30, 2003 and 2002, respectively.

  Stock-based Compensation

        The Company currently has two stock option plans (Note 4). Prior to 2003, those plans were accounted for under the recognition and measurement provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25) and related interpretations. No stock-based employee compensation expense for stock options was reflected in net income for years prior to 2003, as all stock options granted under those plans had an exercise price equal to the fair market value of the underlying common stock on the date of grant. During the second quarter of 2003, management adopted the fair value recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, under the prospective transition method of SFAS No. 148 Accounting for Stock-Based Compensation-Transition and Disclosure, effective as of January 1, 2003.

        A summary of the pro forma adjustments that reflect the impact of the adoption of SFAS No. 123 is as follows:

	Nine Months Ended September 30,
	2003	2002
Net loss, as reported	$(3,940,969)	$(4,202,322)
Add—Stock-based employee compensation expense included in reported net income, net of related tax effects	98,370	—
Deduct—Stock-based employee compensation expense determined under the fair value method	(171,170)	(45,910)

Net loss, pro forma	$(4,013,769)	$(4,248,232)

Basic and diluted net loss per share
As reported	$(0.51)	$(0.55)
Pro forma	$(0.52)	$(0.56)

	Twelve Months Ended December 31,
	2002	2001
Net loss, as reported	$(6,192,786)	$(7,566,090)
Add—Stock-based employee compensation expense included in reported net income, net of related tax effects	—	—
Deduct—Stock-based employee compensation expense determined under the fair value method	(48,152)	(436,660)
Net loss, pro forma	$(6,240,938)	$(8,002,750)
Basic and diluted net loss per share
As reported	$(0.81)	$(1.72)
Pro forma	$(0.82)	$(1.82)

  Loss per share (basic and diluted)

        Basic loss per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of shares of common stock outstanding during the year. Diluted loss per share is computed by dividing net income (loss) available to common stockholders by the weighted-average number of shares of common stock outstanding during the year plus potential dilutive instruments such as stock options, warrants and convertible debt. The effect of stock options on diluted loss per share is determined through the application of the treasury stock method, whereby proceeds received by the Company based on assumed exercises are hypothetically used to repurchase the Company's common stock at the average market price during the period.

        The basic loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding for the period. Loss per share is unchanged on a diluted basis since the assumed exercise of common stock equivalents would have an anti-dilutive effect due to the existence of operating losses.

  Warranties

        In November 2002, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. Among other things, FIN 45 supplements the requirements of Statement of Financial Accounting Standards ("SFAS") No. 5, Accounting for Contingencies, relating disclosure with respect to product warranties. As part of the normal sale of its products, the Company has provided its customers with product warranties. The Company's product warranty accrual reflects management's best estimate of probable liability under our product warranties. Management determines the warranty accrual on each sale based on known product failure rates of key components, historical experience, service staff costs and other variables that affect the liability. The following summarizes the accrual of product warranties that is recorded as accrued expenses in the accompanying balance sheet at September 30, 2003.

	Three Months Ended September 30, 2003	Nine Months Ended September 30, 2003	Twelve Months Ended December 31, 2003
Opening Balance	$61,501	$10,151	$14,357
Accruals for Warranties	40,654	92,004	15,738
Payments in Period	0	0	(19,944)

Balance at end of Period	$102,155	$102,155	$10,151

Note 2. Segments

        The segments identified for geographic region-based enterprise-wide data are as follows:

	Three Months Ended September 30, 2003		Nine Months Ended September 30, 2003	Twelve Months Ended December 31, 2002		Twelve Months Ended December 31, 2001
	Revenue	Long-lived assets	Revenue	Revenue	Long-lived assets	Revenue	Long-lived assets
North America	$2,019,892	$2,890,728	$6,140,087	$3,479,400	$2,760,500	$2,122,085	$2,407,400
Asia	$236,250	$112,123	$236,250	—	—	$38,702	—
Europe	$225,000	—	$300,000	—	—	—	—
South America	$148,470	—	$148,470	—		$81,190	—
Australia	—	—	—	$899		$8,800	—

        The Company's revenues distributed by product are as follows:

Three Months Ended September 30, 2003			Nine Months Ended September 30, 2003
Shufflers	Deck Checkers™	SecureDrop®	Shufflers	Deck Checkers™	SecureDrop®
$819,184	$1,011,243	$789,786	$3,420,413	$1,240,390	$2,124,519
Twelve Months Ended December 31, 2002			Twelve Months Ended December 31, 2001
Shufflers	Deck Checkers™	SecureDrop®	Shufflers	Deck Checkers™	SecureDrop®
$1,519,801	—	$1,704,769	$1,390,851	—	$838,576

Note 3. Property and Equipment

        Property and equipment consist of the following at June 30, 2003, and December 31, 2002:

	September 30, 2003	December 31, 2002
	(Unaudited)
Furniture and fixtures	$321,192	$240,655
Equipment and vehicles	1,306,892	983,790
Tooling	681,504	541,897
Leasehold improvements	341,260	249,224

	$2,650,848	$2,015,566
Less accumulated depreciation and amortization	1,720,240	1,422,313

	$930,608	$593,253

        A substantial portion of the Company's furniture and equipment are held under capital leases described in Note 5—Convertible Debt with Warrants and Leases Payable.

Note 4. Intangible Assets

        FAS 142 requires that tangible assets with definite lives be amortized over their estimated useful lives and reviewed for impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The Company has acquired patent rights for various products since 2001 and acquired the patent rights for the Deck Checker™ for $1,004,900 in the third quarter of 2003. The Company has estimated an economic useful life of ten years for the Deck Checker™ patents. The Company currently amortizes its intangible assets on a straight-line basis over the estimated useful lives of 10 years. Amortization taken to date as of September 30, 2003 was $249,130. The following table sets forth the estimated aggregate amortization expenses for the next five years:

Year	Amortization Expense
2004	$156,045
2005	$156,045
2006	$156,045
2007	$140,508
2008	$138,050

Note 5. Convertible Debt with Warrants and Leases Payable

        As of September 30, 2003, and December 31, 2002, our long-term obligations consist of convertible debt with warrants and capital lease obligations as follows:

	September 30, 2003	December 31, 2002
	(Unaudited)
9.5% unsecured notes payable, convertible into shares of common one year after issuance at $13.00 per share, with non-detachable warrants at $13.00 each, all of which have expired except for 10,000 warrants	$1,600,000	$1,600,000
9.5% unsecured notes payable, convertible into shares at $13.00 per share	3,077	3,077
9.5% unsecured notes payable, convertible into shares of shares one year after issuance at $1.75 per share, with non-detachable warrants to purchase 2,500 shares of common at $1.75 for each $50,000 note	4,799,995	4,749,995
10% unsecured notes payable, maturing in 2005, convertible into a maximum of 333,334 shares of common stock beginning December 2004 until June 2005, at $2.25 per share, with detachable(1) warrants to purchase 6,000 shares of common stock at $2.25, for each $50,000 note	7,500,000	2,500,000
10% unsecured notes payable due November 22, 2003 with 15% of its then outstanding principal convertible into shares of the company's common stock at $2.25 per share, with detachable warrants to purchase 225,000 shares of the company's stock at $2.25 and with additional five-year warrants to purchase 50,000 shares of the company's common stock at $2.25 per share for each $1,000,000 in principal that remains after November 22, 2003	3,000,000	—
10% unsecured note payable due November 20, 2003 with 15% of its then outstanding principle into shares of the company's common stock at $2.25 per share and with additional five-year warrants to purchase 50,000 shares of the company's common stock at $2.25 per share for each 30-day period that the note remains outstanding past November 20, 2003	1,000,000	—

	17,903,072	8,853,072
Capitalized lease obligations for leased furniture, tooling and equipment(1)	4,663,715	5,157,576

	22,566,787	14,010,648
Less current portion	7,169,015	1,977,380

Long-term portion	$15,397,772	$12,033,268

Footnotes located on following page.

        Scheduled maturities of these obligations as of September 30, 2003, and December 31, 2002, are summarized as follows:

September 30, 2003 (Unaudited)	Leases Payable	Convertible Notes Payable	Total
Due during the year ending December 31:
2003	$797,813	$4,103,077	$4,900,890
2004	2,684,267	1,149,999	3,834,266
2005	1,820,758	8,700,000	10,520,758
2006	187,376	—	187,376
2007	—	3,949,996	3,949,996

Minimum future lease payments	5,490,214	—	23,393,286
Less interest component	(826,499)	—	(826,499)

	4,663,715	17,903,072	22,566,787
Less current portion	(2,215,939)	(4,953,076)	(7,169,015)

Long-term portion	$2,447,776	$12,949,996	$15,397,772

December 31, 2002	Leases Payable	Convertible Notes Payable	Total
Due during the year ending December 31:
2003	$3,342,209	$800,736	$4,142,945
2004	2,495,733	1,718,642	4,214,375
2005	1,531,340	4,726,107	6,257,447
2006	—	2,512,330	2,512,330

Minimum future lease payments	7,369,282	—	17,127,097
Less interest component	(1,585,180)	—	(1,585,180)

	5,784,102	9,757,815	15,541,917
Less current portion	(2,286,243)	(904,743)	(3,190,986)

Long-term portion	$3,497,859	$8,853,072	$12,350,931

(1)
The Company has entered into certain sale-leaseback transactions primarily for assets rented to, or intended to be rented to, customers, under operating leases. Since the leases contained effective mandatory buyback provisions resulting in the Company retaining rights to use these assets in its business for their remaining useful lives, no gain or loss was recognized on the sale-leaseback transactions pursuant to paragraph 17 of the Statement of Financial Accounting Standards ("SFAS") No. 28 Accounting for Sales with Leasebacks. The amortization of the assets recorded as capital leases is included with depreciation. The effective annual interest rates implicit in the capital leases range from 25% to 28%. The terms of the leases range from 36 months to 39 months. The Company's future obligations under these capital lease transactions, including buyback requirements, are $797,812 in the three months ending December 31, 2003, and $2,684,267, $1,820,758 and $187,377 in the years 2004, 2005 and 2006, respectively.

        For additional information on the Company's current indebtedness, see Note 12—Subsequent Events.

Note 6. Stockholders' Equity

        Rights Offering.    On June 14, 2001, the Company's Board of Directors declared a distribution of rights to purchase the Company's common stock to stockholders of record as of June 15, 2001, or the record date, and holders of vested options, warrants and convertible notes that possess anti-dilution rights as of the record date. The Company offered an aggregate of 5,373,954 shares of its common stock upon the exercise of these rights by rightsholders. As of October 5, 2001, all 5,373,954 shares offered in the rights offering had been purchased. Rightsholders purchased 1,713,317 shares of common stock. Rightsholders applied $1,883,325 in amounts payable under short-term notes or bridge loans toward the purchase of the rights shares, and the Company received a total of $1,114,977 in cash proceeds from the exercise of these rights. The Company's standby purchaser, its controlling stockholder and Chairman of the Board of Directors, purchased 3,660,637 shares of common stock. He paid $3,052,115 in cash and applied $850,000 in short-term notes and $2,504,000 in bridge loans for the purchase of these shares. During the year ended December 31, 2001, $696,923 was converted into 398,242 shares of the Company's common stock.

        Stock Options.    The Company has an aggregate of 574,650 options to purchase common stock at $1.75 per share, 150,000 options to purchase common stock at $7.50 per share, 80,600 options to purchase common stock at $12.50 per share, 121,320 options to purchase common stock at $13.00 and 200 options to purchase common stock at $15.00 per share outstanding at December 31, 2002.

        The following is a summary of transactions involving stock options:

		Shares	Range of Exercise Prices	Average Price
Balance	12/31/00	253,320	$5.00-$15.00	$10.00
Granted		652,150	$1.75-$13.00	$4.20
Cancelled		70,800	$5.00-$15.00	$5.75
Balance	12/31/01	834,670	$5.00-$15.00	$5.40
Granted		117,550	$1.75-$13.00	$3.80
Cancelled		25,450	$7.50-$13.00	$9.68
Balance	12/31/02	926,770	$1.75-$15.00	$5.09

        Stock based compensation costs would have increased pretax losses by $48,152 ($0.01 per share) and $436,660 ($0.05 per share) in 2002 and 2001, respectively, if the fair value method of valuing the options granted during those years had been recognized as compensation expense.

        The weighted average fair value at the date of grant for options granted during 2002 and 2001 as described above was $0.41 per option in 2002 and $0.65 per option in 2001. The fair value of the options at the date of grant was estimated using the Black-Scholes model with assumptions as follows:

	2002	2001
Market value	$1.75	$1.75 and $7.50
Expected life in years	3 to 10	3 to 10
Interest rate	7%	7%
Volatility	10%	10%
Dividend yield	0.00%	0.00%

        The impact of the adoption of the fair value method of accounting for stock-based compensation was an increase to stock-based compensation expense included in selling, general and administrative expenses of approximately $98,370 for the nine-month period ended September 30, 2003. As a result of adopting SFAS No. 123 under the prospective transition method of SFAS No. 148, prior periods have not been restated to reflect the impact of the fair value method.

        Warrants.    The Company has outstanding an aggregate of 60,000 warrants to purchase common stock at $13.00 per share, 50,000 warrants to purchase common stock at $12.50 per share, 247,500 warrants to purchase common stock at $1.75 per share, 150,000 warrants to purchase common stock at $0.05 per share and 45,000 warrants to purchase common stock at $50.00 per share outstanding at December 31, 2002. As of September 30, 2003, there were options and warrants outstanding to purchase a total of 237,790 shares of common stock with a weighted average exercise price of $3.38 per share. In addition, as of September 30, 2003, there was indebtedness convertible into 3,632,839 shares of common stock with a weighted average price of $2.24 per share.

Note 7. Income Taxes

        At December 31, 2002, the Company had net operating loss carryforwards for federal income tax purposes of approximately $35,998,000 that may be offset against future taxable income. These operating loss carryforwards expire in the years 2015 through 2022. No tax benefit has been reported in the financial statements because the potential tax benefits of the net operating loss carryforwards are effectively offset by a valuation allowance of the same amount as a result of significant uncertainties as to their realizability in the future.

        The reconciliation of the effective tax rate to the statutory rates is as follows:

	September 30,				December 31,
	2003		2002		2002		2001
	Amount	%	Amount	%	Amount	%	Amount	%
Income tax benefit at statutory rate of 34%	$1,339,929	34%	$1,428,789	34%	$2,100,000	34%		34%
Change in valuation allowance	(1,339,929)	34%	(1,428,789)	34%	(2,100,000)	34%		34%
Net deferred tax assets	—	0%	—	0%	—	0%	—	0%

	$—		$—		$—		$—

        Deferred tax assets (liabilities) are comprised of the following at December 31, 2002:

	September 30,		December 31,
	2003	2002	2002	2001
Operating loss carry forwards	$13,578,929	$11,567,789	$12,239,000	$10,139,000
Less valuation allowance	(13,578,929)	(11,567,789)	(12,239,000)	(10,139,000)
Net deferred tax assets	—	—	—	—

	$—	$—	$—	$—

Note 8. Related Party Transactions

        The Company has an employment agreement with its chief executive officer, effective January 1, 2000, that provides for annual compensation of $284,000 through December 31, 2004, at which time the compensation is to be renegotiated. The agreement also provided for the granting of 20,000 options ($12.50 per share) through 2002 based upon the Company meeting its goals provided by the Board of Directors. Options were granted in January 2001 for 20,000 shares pursuant to the contract at an exercise price of $7.50 per share. During November 2001, additional options were granted aggregating 400,000 shares at an exercise price of $1.75 per share. No compensation expense was recorded in connection with the options under APB Opinion No. 25 as the fair value of the underlying stock was not in excess of the price of contemporaneous sales of common stock for cash at $1.75 per share.

        In connection with private placements and other transactions in 2002, 2001 and 1999, the Company issued 9.5% unsecured notes payable to certain directors, officers and controlling stockholders, all of which, as described in Note 5, were convertible into and issued together with warrants to purchase shares the Company's common stock, in exchange for cash as follows:

	Nine Months Ended September 30,		Years Ended December 31,
	2003	2002	2002	2001
Balance outstanding, beginning of period	$5,942,489	$2,187,789	$2,187,789	$3,600,000
Notes issued for cash	100,000	3,175,000	6,584,994	3,004,000
Elimination of related party status through resignation of board member	—	—	—	(150,000)
Repayments	(260,000)	—	(100,000)	—
Conversion	—	—	(2,730,294)	(4,266,211)

Balances outstanding, end of period	5,782,489	5,362,789	5,942,489	$2,187,789

Convertible notes with attached warrants	$5,349,996	$2,200,000	$5,299,996	$2,150,000
Other notes payable	432,493	3,162,789	642,493	37,789

	$5,782,489	$5,362,789	$5,942,489	$2,187,789

Related party interest expense for the period	$413,559	$299,608	$388,662	$504,493

        On June 14, 2001, our board of directors declared a distribution of rights to purchase shares of common stock to stockholders of record as of June 15, 2001, or the record date, and holders of vested options and warrants and convertible notes that possess anti-dilution rights as of the record date at a price per unit of $1.75. James E. Crabbe, Chairman of our Board and our controlling stockholder, agreed to act as a standby purchaser in the event less than all of the rights were exercised by rightsholders. With respect to the unexercised rights, Mr. Crabbe purchased 3,660,637 shares, representing all of the remaining shares, in exchange for the application of $850,000 in short-term notes and $2,504,000 in bridge loans toward the purchase of these shares and the payment of approximately $3,052,000 in cash. A total of 3,896,186 shares were purchased by insiders of the total of 5,373,954 that were offered.

        As of September 30, 2003, an officer and director of the Company has an outstanding balance due to the Company in an amount equal to $28,976 that is attributable to disbursements that were made on his behalf for personal expenses over the past five years. In August, 2003, the officer and director paid $5,040, which represented the net balance due from transactions arising after July 30, 2002, the effective date of the Sarbanes-Oxley Act of 2002.

Note 9. Commitments and Contingencies

        During the year ended December 31, 2001, the Company made a one-time payment of $175,000 to the licensor for the purchase of the technology rights and the patents associated with the SecureDrop® Hard Count project. In connection with the acquisition, the licensor returned 4,100 shares of the Company's common stock that it had previously been issued. The fair value of the stock received was $1.75 per share based upon the cash sale price of the stock.

        Building Lease.    The Company is obligated under a building lease agreement until December 31, 2006, with one (1) option to extend for a five-year period. The lease agreement provides for scheduled increases based, in part on the annual Consumer Price Index. The Company also leases office space in other locations including China and certain office equipment under operating leases. Rent expense was $639,392 and $601,326 for the years ended December 31, 2002 and 2001, respectively.

        The Company also leases certain office equipment under non-cancelable operating leases having monthly rentals of an aggregate of $4,770.

        Future minimum rentals, including escalation provisions as of September 30, 2003, under the leases are as follows:

2003	$144,588
2004	$594,033
2005	$610,185
2006	$626,821

        Legal Matters.    On March 27, 2002, Shuffle Master, Inc. filed a complaint (Case No. CV-S-02-0438-JCM-PAL) against the Company in the United States District Court, District of Nevada. The complaint alleges, among other things, claims for patent infringement and requests treble damages, an injunction enjoining the Company from infringing Shuffle Master, Inc.'s patents, an accounting of gains and profits that resulted from the alleged infringement, and for interest, costs and attorneys' fees. The Company has filed counterclaims seeking declaratory relief for invalidity of the patents and non-infringement. The Company cannot predict the likely outcome of this litigation or whether this litigation would have a material adverse effect on our business as presently conducted or as anticipated.

Note 10. Trade Receivables From Major Customers

        As of and during the year ended December 31, 2002, approximately 10.2% of trade receivables and 39% of total sales were the result of a one-time transaction with a single customer. As of and during the nine months ended September 30, 2003, approximately 24.7% of trade receivables and 21.29% of total sales were concentrated in the Nevada gaming industry among five customers under common ownership. The Company's future operations could be affected by adverse changes in the financial condition of, or the Company's relationships with, the commonly owned Nevada gaming customers, or economic, competitive and political conditions in our customers' respective local areas or the gaming industry, in general.

        Included in accounts receivable, trade, at September 30, 2003, was $4,577,416 (with the non-current portion, $1,439,294), net of unamortized discounts of $90,266. These receivables, which are payable over periods ranging from 20 months to 35 months, and related revenues arose from the sale of shufflers and Deck Checkers™ to major customers during the nine-month period ended September 30, 2003, and were discounted in the Company's financial statements based on the fair value of the products sold resulting in imputed interest rates ranging from 1.08% to 9.55%.

        The Company manages its concentrations of credit risk by evaluating the creditworthiness of customers before credit is extended and monitoring it thereafter. The maximum losses that the Company would incur if a customer failed to pay amounts owed would be limited to the recorded receivables after any allowances provided.

Note 11. Going Concern

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred a net loss of $3,940,968 for the nine months ended September 30, 2003. Additionally, the Company had a working capital deficiency of approximately $4,757,761 at September 30, 2003. Accordingly, the Company's ability to continue as a going concern may be dependent upon the success of management's plans to address and overcome these conditions. Management's plans with respect to these matters include reducing operating costs through the manufacturing of component parts in China and restructuring service functions to reduce labor and rental expense. Management is evaluating sources of additional capital, including debt or equity financings. In September 2003, the Company filed a registration statement with the United States Securities and Exchange Commission for a proposed public offering of up to 5,000,000 shares of its common stock. The registration statement has not yet been declared effective. Management believes that the increased sales in the first nine months of 2003 indicate growing customer acceptance of the Company's product line and will result in improved revenue. The Company may not be successful in raising additional capital or in achieving profitable operations. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Note 12. Subsequent Event

        On October 9, 2003 and October 21, 2003, the Company received bridge financing in the aggregate principal amount of $1,000,000. On October 21, 2003, the Company issued a promissory note in the principal amount of $1,000,000. The promissory note matures on January 2, 2004 and requires the payment of an interest fee in the amount of $50,000 on the maturity date. The holder of the promissory note may elect to waive payment of the interest fee in exchange for shares of the Company's common stock at a rate of $2.25 per share. For each 30-day period that the promissory note remains outstanding after January 2, 2004, the holder of the promissory note is entitled to a warrant to purchase 25,000 shares of common stock with an exercise price of $2.25 per share. The proceeds from the bridge financing have been used for working capital purposes.

        On November 5, 2003, the Company received bridge financing in the aggregate principal amount of $1,000,000. The promissory note matures on January 12, 2004 and requires the payment of an interest fee in the amount of $50,000 on the maturity date. The holder of the promissory note may elect to waive payment of the interest fee in exchange for shares of the Company's common stock at a rate of $2.25 per share. For each 30-day period that the promissory note remains outstanding after January 12, 2004, the holder of the promissory note is entitled to a warrant to purchase 25,000 shares of common stock with an exercise price of $2.25 per share. The proceeds from the bridge financing have been used for working capital purposes.

        The Company has agreed to issue a promissory note convertible into 177,777 shares of common stock, where the convertible note will be issued upon the surrender of a $400,000 note held by a charitable foundation for which the Company's Chairman of the Board is one of three trustees.

        On November 19, 2003, James E. Crabbe, the Company's Chairman of the Board, Ronald O. Keil, a director, Bob L. Smith, a director, and another stockholder notified the Company that they each have irrevocably elected to convert convertible notes and debentures in the aggregate principal amount and accrued and unpaid interest of approximately $5,800,000 beneficially owned by them into shares of the Company's common stock if the minimum number of shares is sold in this offering. These four holders of the Company's outstanding convertible debt have agreed to direct the Company to cause their respective notes and debentures to be converted within 10 days of the sale of the minimum number of shares in this offering. Upon the conversion of the outstanding debt held by these four holders, the Company's convertible debt will decrease by approximately $5,800,000, and the Company's common stock outstanding will increase by 3,257,439 shares.

Note 13. Additional Financial Information

	September 30,		December 31,
	2003	2002	2002	2001
	(Unaudited)	(Unaudited)
Net loss	$(3,940,968)	$(4,202,322)	$(6,192,786)	$(7,566,090)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	178,834	700,993	972,525	807,544
Amortization of deferred interest	141,547	302,131	402,492	353,531
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(3,031,381)	(178,339)	22,814	731,279
(Increase) decrease in other receivables	(136,068)	(22,952)	—	—
(Increase) decrease in due from affiliate	(14,436)	—	—	—
(Increase) decrease in inventory	(1,897,567)	48,391	(335,978)	24,932
(Increase) decrease in prepaid expenses	63,700	244,498	35,354	(216,791)
(Increase) decrease in due from affiliate-non-current	—	—	—	—
(Increase) decrease in due other receivables—long-term	(1,439,244)	—	—	—
(Increase) decrease in other assets	—	(503,500)	(65,138)	(34,862)
(Increase) decrease in deposits	—	—	(162,540)	(114,714)
(Increase) decrease in deferred expenses	(515,644)	485,893	—	—
Increase (decrease) in accounts payable	995,192	301,433	518,210	(386,085)
Increase (decrease) in accrued expenses	(131,236)	89,968	94,312	87,069
Increase (decrease) in accrued wages	(53,971)	—	—	—
Increase (decrease) in accrued interest	598,112	—	—	—
Increase (decrease) in customer deposits	285,515	(412,344)	(495,754)	601,320

Total	(4,956,647)	1,056,172	986,297	1,853,223

Net cash (used in) operating activities	$(8,897,615)	$(3,146,150)	$(5,206,489)	$(5,712,867)

Supplemental cash flow information:
Cash paid for interest	$787,604	$617,191	$1,341,044	$1,345,782
Non-cash financing activities:
Loans converted into common stock				$5,237,328
Asset acquisition for stock				$78,750

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

Summary	1
Risk Factors	5
Use of Proceeds	17
Determination of Offering Price	19
Dilution	20
Capitalization	22
Management's Discussion and Analysis of Financial Condition and Results of Operations	23
Business	33
Management	56
Security Ownership of Certain Beneficial Owners and Management	68
Plan of Distribution	69
Description of Our Capital Stock	73
Legal Matters	81
Experts	81
Available Information	81
Financial Statements	F-1

Dealer Prospectus Delivery Obligation

        Through and including                        , 2003, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Up to 5,000,000 Shares of Common Stock

PHILADELPHIA
BROKERAGE
CORPORATION

            , 2003

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

        Pursuant to the provisions of Section 78.7502 of the NRS, every Nevada corporation has authority to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause or belief his conduct was unlawful.

        Pursuant to the provisions of Section 78.7502, every Nevada corporation also has the authority to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses including amounts paid in settlement and attorneys' fees actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification shall be made, however, for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

        To the extent any person referred to in the two immediately preceding paragraphs is successful on the merits or otherwise in defense of any action, suit or proceeding, the NRS provides that such person must be indemnified by the corporation against expenses including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

        Section 78.751 of the NRS requires the corporation to obtain a determination that any discretionary indemnification is proper under the circumstances. Such a determination must be made by the corporation's stockholders; its board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; or under certain circumstances, by independent legal counsel. Our bylaws provide that we shall indemnify our directors, officers, employees and agents to the fullest extent provided by the NRS.

        In addition, Section 78.138.7 of the NRS provides that directors and officers are not personally liable to the corporation or its stockholders for any damages resulting from their breach of fiduciary duties unless it is proven that the act or omission constituted a breach of fiduciary duty and the breach involved intentional misconduct, fraud or a knowing violation of law.

        In June and July 2003, we executed indemnification agreements with our board members, executive officers and significant employees confirming that we would hold harmless and indemnify our officers, directors and key employees to the fullest extent authorized or permitted under the NRS.

Item 25. Other Expenses of Issuance and Distribution.

        The expenses incurred, and estimated to be incurred, in connection with this offering are as follows:

SEC Registration Fee	$2,023
Blue Sky Fees	11,560
Accounting Fees	10,000
Consulting Fees and Expenses	50,000
Legal Fees and Expenses	235,000
Transfer Agent Fees	5,000
Printing Fees and Expenses	50,000
Escrow Fees	5,000
Miscellaneous	31,417

Total	$400,000

Item 26. Recent Sales of Unregistered Securities.

        Since November 2000, we granted or issued and sold the following unregistered securities:

  1.
  From May 2000 through November 2000, we conducted a private placement of 9.5% convertible notes in which we issued notes in the aggregate principal amount of $1,800,000 and warrants to purchase an aggregate of 90,000 shares of common stock. The warrants were issued at a rate of 2,500 shares per $50,000 invested. As consideration for the convertible notes, we received $1,600,000 in cash proceeds and rolled over $200,000 in outstanding indebtedness. We used the cash proceeds for general corporate purposes and working capital. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and did not use a broker-dealer.

  2.
  In February 2001, we issued warrants to purchase 50,000 shares of common stock with an exercise price of $12.50 per share to third parties in conjunction with a loan. We did not receive any cash proceeds in connection with the issuance of the warrants. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and did not use a broker-dealer.

  3.
  In March 2001, we issued warrants to purchase 45,000 shares of common stock with an exercise price of $50.00 per share to a third party in conjunction with our purchase of assets. We did not receive any cash proceeds in connection with the issuance of the warrants. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and did not use a broker-dealer.

  4.
  From February 2002 through January 2003, we conducted a private placement of 9.5% convertible notes in which we issued notes in the aggregate principal amount of $4,799,995 and warrants to purchase an aggregate of 240,000 shares of our common stock. The warrants were issued at a rate of 2,500 shares per $50,000 invested, and the notes are convertible at a rate of $1.75 per share. As consideration for the convertible notes, we received $675,000 in cash proceeds and rolled over $4,074,995 in outstanding indebtedness. We used the cash proceeds for general corporate purposes and working capital. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and did not use a broker-dealer.

  5.
  In May 2002, we issued warrants to purchase 10,000 shares of common stock with an exercise price of $1.75 per share to third parties in conjunction with the extension of a loan. We did not receive any cash proceeds in connection with the issuance of the warrants. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and did not use a broker-dealer.

  6.
  From December 2002 through May 2003, we conducted a private placement of 10% senior notes in the aggregate principal amount of $7,500,000 and warrants to purchase 900,000 shares of common stock, representing 6,000 shares per $50,000 of 10% senior notes sold. The 10% senior notes require the payment of accrued interest semi-annually in arrears with the principal due on December 15, 2005 and, at any time after December 15, 2004 and until June 15, 2005, may have up to 15% of its then outstanding principal converted into shares of our common stock at a rate of $2.25 per share. We used the proceeds from this private placement to acquire the property rights related to the Deck Checker™ and for general corporate purposes and working capital. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, Rule 506 of Regulation D thereunder and Regulation S and engaged Philadelphia Brokerage Corporation as the broker-dealer.

  7.
  In December 2002, we issued warrants to purchase 150,000 shares of common stock with an exercise price of $0.50 per share to a third party consultant. The parties have subsequently changed the exercise price to $2.50 per share. We did not receive any cash proceeds in connection with the issuance of the warrants. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and did not use a broker-dealer.

  8.
  In June 2003, we issued 75,000 shares of common stock to a third party consultant for financial advisory services. We did not receive any cash proceeds in connection with the issuance of the shares. In connection with other services by this consultant, we also issued warrants to purchase 475,000 shares of our common stock at a price of $2.25 per share. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and did not use a broker-dealer.

  9.
  In June 2003, we obtained a 90-day convertible bridge loan in the principal amount of $1,000,000 at a 10% interest rate, the principal and all accrued interest of which were due on September 16, 2003. In connection with this transaction, we also issued warrants to the lender to purchase 50,000 shares of our common stock at a price of $2.25 per share and agreed to issue additional five-year warrants to purchase 25,000 shares of our common stock at $2.25 per share for each 30-day period that the note remains outstanding past September 16, 2003. The term of the note was extended until November 20, 2003 in exchange for our issuance of additional five-year warrants to the lender to purchase 50,000 shares of our common stock at a price of $2.25 per share. The lender may convert up to 15% of its then outstanding principal amount into shares of our common stock at a rate of $2.25 per share. We agreed to issue additional five-year warrants to purchase 50,000 shares of our common stock at $2.25 per share for each 30-day period that the note remains outstanding past November 20, 2003. Since the loan remained outstanding at November 20, 2003, we will issue a five-year warrant to purchase 50,000 shares of our common stock at $2.25 per share, and the note will be extended to December 20, 2003. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D thereunder and engaged Philadelphia Brokerage Corporation as the broker-dealer.

  10.
  In July 2003, we obtained a $3,000,000 bridge loan at a 10% interest rate, the principal and all accrued interest of which are due on November 22, 2003. At any time until the due date, the holder may convert up to 15% of its then outstanding principal amount into shares of our common stock at a rate of $2.25 per share. In connection with this transaction, we also issued warrants to purchase 225,000 shares of our common stock at $2.25 per share and agreed to issue additional warrants to purchase 50,000 shares of our common stock with an exercise price of $2.25 per share for each $1,000,000 in principal that remains outstanding for each

    30-day period after November 22, 2003. Since the loan will remain outstanding at November 22, 2003, we will issue a five-year warrant to purchase 150,000 shares of our common stock at $2.25 per share, and the note will be extended to December 22, 2003. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D thereunder and engaged Philadelphia Brokerage Corporation as the broker-dealer.

  11.
  In 2002, the Phileo Foundation, a charitable foundation of which Mr. Crabbe, the chairman of our board, and his two sons, Michael Crabbe and James Crabbe, Jr., are the trustees, made a series of short-term loans in the aggregate principal amount of $400,000 at a 9.5% interest rate to us. In December 2002, Mr. Crabbe informed our board that the Phileo Foundation had desired for the loans to be converted into shares of our common stock at $1.75 per share pursuant to our 2002 convertible debt program. Because an insufficient number of shares reserved for conversion remained at the time the Phileo Foundation made its intent known to us, the loans in the amount of $400,000 were not converted into shares of our common stock at that time. In July 2003, the board members, other than Mr. Crabbe who recused himself, voted to permit the Phileo Foundation to exchange the notes for a new note with a maturity of 18 months from July 2003 and with the right at any time to convert the note in the amount of $400,000 into shares of our common stock at $2.25 per share, which is the most recent price at which we have granted the future conversion of debt or exercise of warrants to other investors. The Phileo Foundation has not yet exchanged the original notes for the new note. Because this transaction involved an exchange of securities to an existing security holder without remuneration for soliciting the exchange, with a single holder, and who was an accredited investor, we believe the securities were exempt under Section 3(a)(9) and that the transaction was exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D.

  12.
  On October 9, 2003 and October 21, 2003, we received bridge financing from Triage Offshore Fund, Ltd. in the aggregate principal amount of $1,000,000. On October 21, 2003, we issued a promissory note in the principal amount of $1,000,000. The promissory note matures on January 2, 2004 and requires the payment of an interest fee in the amount of $50,000 on the maturity date. Triage Offshore Fund, Ltd. may elect to waive payment of the interest fee in exchange for shares of our common stock at a rate of $2.25 per share. For each 30-day period that the promissory note remains outstanding after January 2, 2004, Triage Offshore Fund, Ltd. is entitled to a warrant to purchase 25,000 shares of common stock with an exercise price of $2.25 per share. The proceeds from the bridge financing have been used for working capital purposes. Because this loan was negotiated with a single lender, we relied on the exemption from registration of securities provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D.

  13.
  As of October 31, 2003, we have issued options pursuant to our Amended and Restated 1999 Stock Option Plan and our Amended and Restated 1999 Directors' Stock Option Plan to purchase an aggregate of 1,862,790 shares of our common stock and additional options to purchase an aggregate of 20,000 shares of our common stock to our employees and consultants outside the Amended and Restated 1999 Stock Option Plan. In September 2003, we issued options to purchase an aggregate of 150,000 shares under our Amended and Restated 1999 Director's Stock Option Plan. The issuances of options and warrants to our employees and consultants were exempt under Section 4(2) of the Securities Act of 1933 as transactions pursuant to a compensatory benefit plan or written compensation contract. Of the Section 4(2) issuances, the securities were issued to existing stockholders, officers, directors, consultants or former consultants who were either accredited or sophisticated non-accredited investors, either alone or with a purchaser representative. Each of the sophisticated non-accredited investors had access to our corporate, business and financial information.

  14.
  On November 5, 2003, we received additional bridge financing from LC Capital Master Fund, Ltd. in the aggregate principal amount of $1,000,000. The promissory note matures on January 12, 2004 and requires the payment of an interest fee in the amount of $50,000 on the maturity date. LC Capital Master Fund, Ltd. may elect to waive payment of the interest fee in exchange for shares of our common stock at a rate of $2.25 per share. For each 30-day period that the promissory note remains outstanding after January 12, 2004, LC Capital Master Fund, Ltd. is entitled to a warrant to purchase 25,000 shares of common stock with an exercise price of $2.25 per share. The proceeds from the bridge financing have been used for working capital purposes. Because this loan was negotiated with a single lender, we relied on the exemption from registration of securities provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D.

Item 27. Exhibits.

        See exhibits listed on the Exhibit Index following the signature page of this Registration Statement on Form SB-2/A, which is incorporated herein by reference.

Item 28. Undertakings.

        The undersigned registrant hereby undertakes to:

  1.
  File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

  a.
  Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  b.
  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  c.
  Include any additional or changed material information on the plan of distribution.

  2.
  For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

  3.
  File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2/A and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Las Vegas, State of Nevada, on November 21, 2003.

VENDINGDATA CORPORATION
By:	/s/ STEVEN J. BLAD Steven J. Blad, Chief Executive Officer and President

        In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

* Steven J. Blad	Chief Executive Officer, President and Director (Principal Executive Officer)	November 20, 2003
* John R. Spina	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	November 20, 2003
* James E. Crabbe	Chairman of the Board	November 20, 2003
* Ronald O. Keil	Director	November 20, 2003
* Bob L. Smith	Director	November 20, 2003
*By:	/s/ STACIE BROWN Attorney in Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Page
1.1	Form of Placement Agent Agreement by and between the registrant and Philadelphia Brokerage Corporation.	†
2.1	Agreement and Plan of Merger dated as of March 6, 1999, by and between the registrant and Casinovations Nevada Incorporated.	(2)
3.1	Amended and Restated Articles of Incorporation dated June 12, 2003.	(13)
3.2	Amended and Restated Bylaws of the registrant dated November 13, 2002.	(11)
3.3	Certificate of Change in Number of Authorized Shares filed on December 23, 2002 and effective January 3, 2003.	(11)
4.1	Specimen certificate for Common Stock.	†
5.1	Opinion of Kummer Kaempfer Bonner & Renshaw.	†
10.1	Shareholder Agreement dated December 14, 1998, by and between the registrant and Richard Huson, Bob Smith and Ron Keil.	(2)
10.2	Form of 9.5% Convertible Note Due 2004.	(3)
10.3	Employment Agreement of Steven J. Blad dated August 10, 1999.	(4)
10.4	Lease Agreement dated August 19, 1999, by and between the registrant and Spencer Airport Center, LLC for 6830 Spencer Street.	(5)
10.5	Durable Power of Attorney granting voting rights of the registrant's Common Stock.	(5)
10.6	Form of Warrant, attached as an exhibit to the Stand-By Credit Agreement by and between the registrant and Josephthal & Co. Inc. dated as of February 6, 2001.	(6)
10.7	Agreement of Purchase and Sale by and between the registrant and Malcolm C. Davenport V dated March 15, 2001.	(7)
10.8	Standby Purchase Agreement by and between the registrant and James E. Crabbe entered into June 15, 2001.	(8)
10.9	Form of Employment Agreement.	(9)
10.10	First Amendment to Employment Agreement by and between the registrant and Steven J. Blad entered into on November 20, 2001.	(10)
10.11	Agreement of Purchase and Sale by and among the registrant, Georgina Louise Sangster, William Purton, Dolphin Advanced Technologies Pty Ltd. and Dolphin Products Pty Ltd. dated December 23, 2002.	(12)
10.12	Form of 10% Note due December 15, 2005.	(12)
10.13	Form of Warrant to Purchase 6,000 Shares of Common Stock, issued in conjunction with the registrant's 10% Note due December 15, 2005.	(12)
10.14	Form of Indemnification Agreement.	(14)
10.15	Amended and Restated 1999 Stock Option Plan.	(14)
10.16	Form of First Amendment to Employment Agreement.	(14)
10.17	Second Amendment to Employment Agreement of Steven J. Blad.	(14)
10.18	Philadelphia Brokerage Corporation Warrant to Purchase 25,000 Shares of Common Stock.	(14)
10.19	Financial Advisor Agreement dated March 1, 2003.	†

10.20	Triage Capital Management LP 10% Note due November 20, 2003.	†
10.21	Triage Capital Management LP Warrant to Purchase 50,000 Shares of Common Stock.	(14)
10.22	Mellon HBV SBV, LLC 10% Note due November 22, 2003.	(14)
10.23	Mellon HBV SBV, LLC Warrant to Purchase Shares of Common Stock.	(14)
10.24	Manufacture and Supply Agreement by and between the registrant and Industrial Research Limited.	††*
10.25	Amended and Restated 1999 Directors' Stock Option Plan.	(15)
10.26	Form of Registration Rights Agreement by and between the registrant and Philadelphia Brokerage Corporation.	†
10.27	Form of Escrow Agreement by and between the registrant and Wells Fargo Bank Minnesota, National Association.	†
10.28	Form of Lock-up.	†
10.29	Acquisition Agreement dated June 26, 2001, by and between the registrant and Technology Development Center, LLC.	(1)
10.30	Form of Subscription Agreement.	††
10.31	Consulting Agreement dated December 31, 2002, by and between the registrant and John J. Gerard.	†
10.32	First Amendment to Consulting Agreement dated March 31, 2003 by and between the registrant and John J. Gerard.	†
10.33	Employment Agreement of Stacie L. Brown.	†
10.34	First Amendment to Employment Agreement of Stacie L. Brown.	†
10.35	Employment Agreement of John R. Spina.	†
10.36	First Amendment to Employment Agreement of John R. Spina.	†
10.37	Philadelphia Brokerage Corporation Warrant to Purchase 75,000 Shares of Common Stock.	†
10.38	Distribution Agreement by and between the registrant and TCS Aces Pty Limited.	††*
10.39	Amended Form of Escrow Agreement by and between the registrant and Wells Fargo Bank Minnesota, National Association	†
10.40	Triage Offshore Fund, Ltd. 10% Note due January 2, 2004	†
10.41	LC Capital Master Fund, Ltd. 10% Note due January 12, 2004	†
21.1	List of subsidiaries of the registrant.	†
23.1	Consent of James E. Scheifley, Certified Public Accountant.	††
23.2	Consent of Kummer Kaempfer Bonner & Renshaw (included in Exhibit 5.1).	†
24.1	Power of Attorney (included in Part II on signature page to this registration statement).	—
24.2	Power of Attorney of Bob L. Smith	†

††
Filed herewith

†
Previously filed

*
Confidential Treatment for a portion of this document has been requested pursuant to Rule 406 under the Securities Act. The omitted portions have been filed separately with the Commission.

(1)
Incorporated by reference from the registrant's Form 8-K, filed on June 29, 2001.

(2)
Incorporated by reference from the registrant's Form 10-KSB, filed on March 26, 1999

(3)
Incorporated by reference from the registrant's Form 10-QSB, filed on May 17, 1999

(4)
Incorporated by reference from the registrant's Form 10-QSB, filed on August 13, 1999

(5)
Incorporated by reference from the registrant's Form 10-QSB, filed on November 15, 1999

(6)
Incorporated by reference from the registrant's Form 10-KSB, filed on March 30, 2001

(7)
Incorporated by reference from the registrant's Form 10-QSB, filed on May 14, 2001

(8)
Incorporated by reference from the registrant's Form S-3, filed on June 28, 2001

(9)
Incorporated by reference from the registrant's Form 10-QSB, filed on August 14, 2001

(10)
Incorporated by reference from the registrant's Form 10-KSB, filed on April 1, 2002

(11)
Incorporated by reference from the registrant's Form 8-K, filed on January 8, 2003

(12)
Incorporated by reference from the registrant's Form 10-KSB, filed on March 31, 2003

(13)
Incorporated by reference from the registrant's Form 8-K, filed on June 18, 2003

(14)
Incorporated by reference from the registrant's Form 10-QSB/A, filed August 19, 2003

(15)
Incorporated by reference from the registrant's Form S-8, filed September 10, 2003

QuickLinks

SUMMARY HISTORICAL FINANCIAL DATA (in thousands, except per share data)
RISK FACTORS
DETERMINATION OF OFFERING PRICE
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PLAN OF DISTRIBUTION
DESCRIPTION OF OUR CAPITAL STOCK
LEGAL MATTERS
EXPERTS
AVAILABLE INFORMATION
FINANCIAL STATEMENTS
INDEPENDENT AUDITOR'S REPORT
VENDINGDATA CORPORATION Balance Sheets September 30, 2003 and December 31, 2002
VENDINGDATA CORPORATION Statements of Operations Nine Months Ended September 30, 2003 and 2002 Years Ended December 31, 2002 and 2001
VENDINGDATA CORPORATION Statements of Stockholders' Equity Deficiency Years Ended December 31, 2002 and 2001 Nine Months Ended September 30, 2003 (Unaudited)
VENDINGDATA CORPORATION Statements of Cash Flows Nine Months Ended September 30, 2003 and 2002 Years Ended December 31, 2002 and 2001
VENDINGDATA CORPORATION NOTES TO FINANCIAL STATEMENTS (Information about the Nine Months Ended September 30, 2003 and 2002 is Unaudited).
PART II—INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX